EXHIBIT 10.1

$130,000,000 POST-PETITION LOAN AND SECURITY AGREEMENT

by and among

SILICON GRAPHICS, INC.

and

EACH OF ITS SUBSIDIARIES THAT ARE SIGNATORIES HERETO

as Borrowers,

THE LENDERS THAT ARE SIGNATORIES HERETO

as the Lenders,

and

MORGAN STANLEY SENIOR FUNDING, INC.

as Lead Arranger, Bookrunner, and Administrative Agent

and

WELLS FARGO FOOTHILL, INC.,

as Collateral Agent, Revolving Agent, and Syndication Agent,

Dated as of June 28, 2006

i

3	CONDITIONS; TERM OF AGREEMENT.		32

	3.1	Conditions Precedent to the Initial Extension of Credit.	32

	3.2	Conditions Precedent to all Extensions of Credit.	33

	3.3	Term.	34

	3.4	Effect of Termination.	34

	3.5	Early Termination by the Borrowers.	35

4	REPRESENTATIONS AND WARRANTIES.		36

	4.1	No Encumbrances.	36

	4.2	[Intentionally Omitted].	36

	4.3	[Intentionally Omitted].	36

	4.4	Equipment.	36

	4.5	Location of Inventory and Equipment.	36

	4.6	Inventory Records.	36

	4.7	State of Incorporation; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims.	36

	4.8	Due Organization and Qualification; Subsidiaries.	37

	4.9	Due Authorization; No Conflict.	38

	4.10	Litigation.	38

	4.11	No Material Adverse Change.	39

	4.12	[Intentionally Omitted].	39

	4.13	Employee Benefits.	39

	4.14	Environmental Condition.	39

	4.15	Intellectual Property.	39

	4.16	Leases.	41

	4.17	Deposit Accounts and Securities Accounts.	41

	4.18	Complete Disclosure.	41

	4.19	Pre-Petition Indebtedness.	41

	4.20	Classified Material.	41

	4.21	Inactive Subsidiaries.	42

	4.22	Reorganization Matters.	42

	4.23	Obligations Immediately Prior to the Closing Date.	42

	4.24	Budget.	43

	4.25	Other Representations and Warranties.	43

5	AFFIRMATIVE COVENANTS.		43

	5.1	Accounting System.	43

	5.2	Collateral Reporting.	43

	5.3	Budget.	44

	5.4	Financial Statements, Reports, Certificates.	44

	5.5	Documents Filed with the Bankruptcy Court or Delivered to the U.S. Trustee or Committee.	44

	5.6	Inspection.	45

	5.7	Maintenance of Properties.	45

	5.8	Taxes.	45

	5.9	Insurance.	45

	5.10	Location of Threshold Inventory and Threshold Equipment.	46

	5.11	Compliance with Laws.	46

	5.12	Leases.	46

	5.13	Existence.	47

	5.14	Environmental.	47

	5.15	Disclosure Updates.	47

	5.16	Control Agreements.	47

	5.17	Assignment of Proceeds.	47

	5.18	Employee Benefits.	48

	5.19	Formation of Subsidiaries.	48

	5.20	Parallel Debt for the Purpose of the Dutch Pledge.	49

	5.21	Certain Reports and Information.	49

6	NEGATIVE COVENANTS.		50

	6.1	Indebtedness.	50

	6.2	Liens.	51

	6.3	Restrictions on Fundamental Changes.	51

	6.4	Disposal of Assets.	51

	6.5	Change Name.	51

	6.6	Nature of Business.	51

	6.7	Prepayments and Amendments.	52

	6.8	Change of Control.	52

	6.9	Consignments.	52

	6.10	Distributions.	52

	6.11	Accounting Methods.	52

	6.12	Investments.	52

	6.13	Transactions with Affiliates.	52

	6.14	Use of Proceeds.	53

	6.15	Inventory and Equipment with Bailees.	53

	6.16	Financial Covenants.	53

	6.17	Liquidity.	53

	6.18	No Transactions Prohibited Under ERISA; Unfunded Liability.	54

	6.19	Inactive Subsidiaries.	54

	6.20	Returns; Set-Off.	55

	6.21	Impairment Agreements.	55

7	COLLATERAL.		55

	7.1	Grant of Security Interest.	55

	7.2	Preservation of Collateral and Perfection of Liens Thereon.	59

	7.3	Automatic Stay.	59

	7.4	Super-Priority Claims.	60

	7.5	Right of Set-Off.	60

	7.6	[INTENTIONALLY OMITTED]	60

	7.7	No Discharge; Survival of Claims.	60

	7.8	Compliance with Final Financing Order.	61

8	EVENTS OF DEFAULT.		61

	8.1	Payment Default.	61

	8.2	Performance Default.	61

	8.3	Judgments against the Borrowers.	62

	8.4	Default on Other Post-Petition Indebtedness.	62

	8.5	Breach of Representations and Warranties.	62

	8.6	Enforceability of Liens.	62

	8.7	Enforceability of Loan Documents.	62

	8.8	Dissolution or Liquidation.	62

	8.9	Final Financing Order.	63

	8.10	Reorganization Plan and Disclosure Statement.	63

	8.11	Certain Orders.	63

	8.12	Non-Compliance with the Final Financing Order.	63

	8.13	Conversion to Chapter 7.	63

	8.14	Filing of Unapproved Plan.	64

	8.15	Filing of Unapproved Order.	64

	8.16	Relief from the Automatic Stay.	64

	8.17	Senior Claim.	64

	8.18	Unenforceability of the Final Financing Order or this Agreement.	64

	8.19	Opposition to the Interim DIP Lenders’ Motion.	64

	8.20	Motion against the Lenders.	65

	8.21	Prohibited Payment.	65

	8.22	Material Adverse Change.	65

9	THE LENDER GROUP’S RIGHTS AND REMEDIES.		65

	9.1	Rights and Remedies.	65

	9.2	Remedies Cumulative.	66

	9.3	Entry Upon Premises and Access to Information.	66

	9.4	Sale or Other Disposition of Collateral by the Collateral Agent.	67

	9.5	Automatic Stay.	67

	9.6	Waiver of Notice.	68

10	TAXES AND EXPENSES.		68

11	WAIVERS; INDEMNIFICATION; RELEASE.		69

	11.1	Demand; Protest; etc.	69

	11.2	The Lender Group’s Liability for Collateral.	69

	11.3	Indemnification.	69

12	NOTICES.		70

13	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.		72

14	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.		73

	14.1	Assignments and Participations.	73

	14.2	Successors.	77

v

15	AMENDMENTS; WAIVERS.		78

	15.1	Amendments and Waivers.	78

	15.2	Replacement of the Holdout Lender and Buy-Out Right.	79

	15.3	No Waivers; Cumulative Remedies.	80

16	THE AGENTS; THE LENDER GROUP.		80

	16.1	Appointment and Authorization of the Agents.	80

	16.2	Delegation of Duties.	81

	16.3	Liability of the Agents.	81

	16.4	Reliance by the Agents.	82

	16.5	Notice of Default or Event of Default.	82

	16.6	Credit Decision.	83

	16.7	Costs and Expenses; Indemnification.	83

	16.8	The Agents in Individual Capacity.	84

	16.9	Successor Agents.	84

	16.10	The Lender in Individual Capacity.	85

	16.11	Withholding Taxes.	85

	16.12	Collateral Matters.	88

	16.13	Restrictions on Actions by the Lenders; Sharing of Payments.	89

	16.14	Agency for Perfection.	89

	16.15	Payments by the Agent to the Lenders.	89

	16.16	Concerning the Collateral and Related Loan Documents.	90

	16.17	Field Audits and Examination Reports; Confidentiality; Disclaimers by the Lenders; Other Reports and Information.	90

	16.18	Several Obligations; No Liability.	91

	16.19	Bank Product Providers and F/X Providers.	91

	16.20	Disclosure of Classified Material.	92

17	GENERAL PROVISIONS.		92

	17.1	Effectiveness.	92

	17.2	Section Headings.	92

	17.3	Interpretation.	92

	17.4	Severability of Provisions.	93

17.5	Counterparts; Electronic Execution.	93

17.6	Revival and Reinstatement of Obligations.	93

17.7	Confidentiality.	93

17.8	Integration.	94

17.9	Parent as the Agent for the Borrowers.	94

17.10	Parties Including Trustees; Bankruptcy Court Proceedings.	95

17.11	The Agents and the Lenders as Parties in Interest.	95

17.12	Section 506(c) Waiver.	95

17.13	Waiver of Chapter 5 Claims.	96

17.14	Reversal of Payments.	96

17.15	Acknowledgement of Security Interests.	96

17.16	Binding Effect of Documents.	96

EXHIBITS AND SCHEDULES
Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	[Intentionally Omitted]
Exhibit B-2	Budget
Exhibit C-1	Form of Compliance Certificate
Exhibit L-1	Form of LIBOR Notice
Exhibit P-1	Plan Term Sheet
Schedule A-1	The Agent’s Account
Schedule C	Commitments
Schedule D-1	Designated Account Bank
Schedule I-1	Inactive Subsidiaries
Schedule P-1	Permitted Liens
Schedule P-2	[Intentionally Omitted]
Schedule P-3	Pledged Companies
Schedule R-1	Real Property Collateral
Schedule 1.1	Definitions
Schedule 2.7(a)	Cash Management Banks
Schedule 2.12(e)	Pre-Petition Letters of Credit
Schedule 3.1	Conditions Precedent
Schedule 4.5	Locations of Inventory and Equipment
Schedule 4.7(a)	States of Organization
Schedule 4.7(b)	Chief Executive Offices
Schedule 4.7(c)	Organizational Identification Numbers
Schedule 4.7(d)	Commercial Tort Claims
Schedule 4.8(b)	Capitalization of the Borrowers
Schedule 4.8(c)	Capitalization of the Borrowers’ Subsidiaries
Schedule 4.10	Litigation
Schedule 4.13	Employee Benefit Plans
Schedule 4.14	Environmental Matters
Schedule 4.15	Scheduled Intellectual Property Collateral
Schedule 4.16	Events of Lease Default
Schedule 4.17	Domestic Deposit Accounts and Securities Accounts
Schedule 4.19	Permitted Indebtedness
Schedule 5.2	Collateral Reporting
Schedule 5.4	Financial Statements, Reports, Certificates
Schedule 6.21	Impairment Agreements

POST-PETITION LOAN AND SECURITY AGREEMENT

THIS POST-PETITION LOAN AND SECURITY AGREEMENT (this “Agreement”), is entered into as of June 28, 2006, by and among the lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), MORGAN STANLEY SENIOR FUNDING, INC. (“Morgan Stanley”), a Delaware corporation, as administrative agent (in such capacity, together with its successors and assigns in such capacity, “Administrative Agent”), sole lead arranger and sole bookrunner, WELLS FARGO FOOTHILL, INC. (“WFF”), a California corporation, as collateral agent (in such capacity, together with its successors and assigns in such capacity, “Collateral Agent”), revolving agent (in such capacity, together with its successors and assigns in such capacity, “Revolving Agent”), and syndication agent, SILICON GRAPHICS, INC., a Delaware corporation (“Parent”), and each of Parent’s Subsidiaries identified on the signature pages hereof (such Subsidiaries, together with Parent, are referred to hereinafter each individually as a “Borrower”, and collectively, jointly and severally, as the “Borrowers”).

INTRODUCTORY STATEMENT

A. All defined terms not otherwise defined above or in this Introductory Statement are as defined in Schedule 1.1 or as defined elsewhere herein.

B. Certain of the Lenders are (i) holders of the 6.50% Secured Notes issued under that certain Indenture, dated December 24, 2003, by and between Parent and U.S. Bank National Association, a national banking association organized and existing under the laws of the United States of America (as amended, modified or supplemented from time to time, the “6.50% Notes Indenture”); and (ii) the lenders under that certain “$70,000,000 Post-Petition Loan and Security Agreement” (the “Junior Lien DIP Facility”), dated as of May 8, 2006 by and among the Borrowers and the lenders signatory thereto (“Interim DIP Lenders”).

C. On December 24, 2003, Parent entered into an Indenture with U.S. Bank National Association, a national banking association organized and existing under the laws of the United States of America, with respect to the 11.75% Secured Notes (as amended, modified or supplemented from time to time, the “11.75% Notes Indenture” and, together with the 6.50% Notes Indenture, the “Indentures”).

D. As of October 24, 2005, the Borrowers entered into a Third Amended and Restated Credit Agreement (the “Pre-Petition Credit Facility”) with the lenders identified on the signature pages thereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Pre-Petition Senior Lender” and collectively as the “Pre-Petition Senior Lenders”) and Wells Fargo Foothill, Inc., a California corporation, as the arranger and the administrative agent for the Pre-Petition Senior Lenders (in such capacity, the “Pre-Petition Agent”) providing for a secured credit facility.

E. On May 8, 2006 (the “Petition Date”), each of the Borrowers filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code in the Bankruptcy Court. On May 10, 2006, the Bankruptcy Court entered its order approving the Junior Lien DIP Facility on an interim basis.

F. The Borrowers desire to pursue a financial restructuring of the Borrowers and the Borrowers believe that the best way to effectuate financial restructuring of the Borrowers is by means of cases under chapter 11 of the Bankruptcy Code and the refinancing of the Junior Lien DIP Facility and the Pre-Petition Credit Facility as provided for herein.

G. An ongoing need exists for the Borrowers to obtain additional funds in order to continue the operation of their businesses as debtors-in-possession under chapter 11 of the Bankruptcy Code and, accordingly, the Borrowers have requested that the Lenders refinance the Pre-Petition Credit Facility and the Junior Lien DIP Facility, extend post-petition financing and make revolving credit Advances and Term Loans, and the Lenders are willing to refinance the Pre-Petition Credit Facility and the Junior Lien DIP Facility and provide additional post-petition financing pursuant to Sections 364(c)(1), (c)(2), (c)(3) and (d)(1) of the Bankruptcy Code, but only for the purposes and upon the terms and conditions set forth in this Agreement; and

H. To provide security for the repayment of the Obligations, the reimbursement of any draft drawn under a Letter of Credit and the payment of the other Obligations of the Borrowers hereunder and under the other Loan Documents, the Borrowers will provide to the Administrative Agent and the Lenders the following (each as more fully described herein):

(i) an allowed administrative expense claim in each of the Chapter 11 Cases pursuant to Section 364(c)(1) of the Bankruptcy Code having priority over all administrative expenses of the kind specified in, or arising under, any Sections of the Bankruptcy Code (including, Sections 105, 326, 328, 330, 331, 503(b), 507(a), 507(b), 546(c) or 726 thereof), pursuant to Section 364(c)(1) of the Bankruptcy Code;

(ii) a perfected Lien, pursuant to Section 364(c)(2) of the Bankruptcy Code, on all unencumbered property of the Borrowers (subject, in the case of leaseholds, to any notices required under applicable law);

(iii) a perfected Lien, pursuant to Section 364(c)(3) of the Bankruptcy Code, upon all property of the Borrowers, junior to existing valid and perfected Liens on such property, as provided in the Final Financing Order; and

(iv) priming Liens, pursuant to Section 364(d)(1) of the Bankruptcy Code, on all of the Collateral,

provided, however, that all of the Liens granted hereunder in the Chapter 11 Cases to the Agents and the Lenders shall be subject to Senior Claims and to the Carve-Out Expenses to the extent provided herein.

I. This Introductory Statement shall be construed as part of this Agreement.

Subject to the terms and conditions set forth herein, each Agent is willing to act as agents for the Lenders and each Lender is willing to make loans to the Borrowers and participate in the Letters of Credit in an aggregate amount not in excess of its Commitment hereunder. In consideration of the terms and conditions contained herein, and of any loans or extensions of credit, now or hereafter made to or for the benefit of the Borrowers by the Agents and the Lenders, the parties hereto hereby agree as follows;

1 DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. Except as otherwise provided herein, capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.

1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrowers” or the term “Parent” is used in respect of a financial covenant or a related definition, it shall be understood to mean Parent and its Subsidiaries on a consolidated basis unless the context clearly requires otherwise.

1.3 Bankruptcy Code; Commercial Code.

(a) Bankruptcy Code. Any terms used in this Agreement that are defined in the Bankruptcy Code shall be construed and defined as set forth in the Bankruptcy Code unless otherwise defined herein.

(b) Commercial Code. Any terms used in this Agreement that are not defined in the Bankruptcy Code but are defined in the Commercial Code shall be construed and defined as set forth in the Commercial Code unless otherwise defined herein; provided, however, that to the extent that the Commercial Code is used to define any term herein and such term is defined differently in different Articles of the Commercial Code, the definition of such term contained in Article 9 of the Commercial Code shall govern.

1.4 Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular; references to the singular include the plural; the terms “includes”, “including”, and the like are not limiting; the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”; and any provision that is set forth herein as part of a list or series is to be construed in a manner that does not result in duplication of any other provision in such list or series. The words “hereof”, “herein”, “hereby”, “hereunder”, and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to the satisfaction or repayment in full of the Obligations shall mean payment in full in cash (or cash collateralization in accordance with the terms hereof) of all Obligations other than contingent indemnification Obligations and other than any Bank Product Obligations that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding and are not required to be repaid or cash collateralized pursuant to the provisions of this Agreement. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in the other Loan Documents shall be satisfied by the transmission of a Record and any Record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

1.5 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2 LOAN AND TERMS OF PAYMENT.

2.1 Revolver Advances.

(a) Subject to the terms and conditions of this Agreement, from and after the date that the conditions specified in Section 3.1 of this Agreement are satisfied or waived and prior to the Maturity Date, each Lender with a Revolver Commitment agrees (severally, not jointly or jointly and severally) to make advances under this Section 2.1(a) (“Advances”) to the Borrowers in an amount at any one time outstanding not to exceed such Lender’s Pro Rata Share; provided that Advances shall be made in the following order and subject to the following limitations:

(i) first, by the Revolver B Lenders, in an aggregate amount at any one time outstanding not to exceed the Revolver B Commitment; and

(ii) thereafter, by the Revolver A Lenders, in an aggregate amount at any one time outstanding not to exceed the Revolver A Commitment.

(b) Anything to the contrary in this Section 2.1 notwithstanding, the Agents shall have the right to establish reserves in such amounts, and with respect to such matters, as Agents in their Permitted Discretion shall deem necessary or appropriate, against the Revolver Commitment, including reserves with respect to (i) sums that the Borrowers are required to pay by any section of this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, environmental liabilities or, in the case of leased assets, rents or other amounts payable under such leases) and have failed to pay, and (ii) amounts owing by the Borrowers to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien), which Lien or trust, in the Permitted Discretion of the Agents, likely would have a priority superior to the Lender Group’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers or suppliers, or Liens or trusts for ad valorem, excise, sales or other taxes where given priority under applicable law) in and to such item of the Collateral; provided, however, reserves established with respect to Bank Products shall not exceed the Bank Product Reserve.

(c) The outstanding unpaid principal amount of Advances and all accrued and unpaid interest on Advances shall be due and payable on the Maturity Date, however the same occurs. All outstanding Advances and all accrued and unpaid interest on Advances shall constitute Obligations. Amounts borrowed as Advances pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

2.2 Term Loan.

(a) Making of Term Loan A. Subject to the terms and conditions of this Agreement, on and after the Closing Date and prior to the Maturity Date, each Term Loan A Lender agrees (severally, not jointly or jointly and severally) to make term loans (collectively, the “Term Loan A”) to the Borrowers in an aggregate amount equal to such Lender’s Pro Rata Share of the then extant Term Loan A Commitment, upon entry of the Final Financing Order. The Term Loan A shall not exceed an aggregate amount of $80,000,000.

(b) Making of Term Loan B. Subject to the terms and conditions of this Agreement, each Term Loan B Lender agrees (severally, not jointly or jointly and severally) to make term loans (collectively, the “Term Loan B”) to the Borrowers in an aggregate amount equal to such Lender’s Pro Rata Share of $10,000,000 on or after July 14, 2006 and prior to the Maturity Date and in an aggregate amount equal to such Lender’s Pro Rata Share of an additional $10,000,000 on or after July 28, 2006 and prior to the Maturity Date. The Term Loan B shall not exceed an aggregate of $20,000,000 and may be drawn in up to two Borrowings as specified in Section 2.3(h).

(c) Payment. The outstanding unpaid principal balance and all accrued and unpaid interest under the Term Loans shall be due and payable on the date of termination of this Agreement, whether by their terms, by prepayment, or by acceleration. All amounts outstanding under the Term Loans shall constitute Obligations. No portion of the Term Loans which is repaid or prepaid may be reborrowed.

2.3 Borrowing Procedures and Settlements.

(a) Procedure for Borrowing of Advances. Each Borrowing of an Advance shall be made by an irrevocable written request by an Authorized Person delivered to the Revolving Agent. Such notice must be received by the Revolving Agent no later than 10:00 a.m. (California time) on the Business Day prior to the date that is the requested Funding Date specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day. At the Revolving Agent’s election, in lieu of delivering the above-described written request, any Authorized Person may give the Revolving Agent telephonic notice of such request by the required time. In such circumstances, the Borrowers agree that any such telephonic notice will be confirmed in writing within twenty-four (24) hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.

(b) Additional Procedures for Borrowing of Revolver B Advances. Each Borrowing of a Revolver B Advance shall be in a minimum amount of $2,500,000, and integral multiples of $500,000 in excess thereof; provided, however, the Borrowers shall not be permitted to request more than one (1) Revolver B Advance every thirty (30) days.

(c) Making of Advances.

(i) Promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), the Revolving Agent shall notify the Lenders, not later than 1:00 p.m. (California time) on the Business Day immediately preceding the Funding Date applicable thereto, by telecopy, telephone, or other similar form of transmission, of the requested Borrowing. Subject to Section 2.1(a), each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to the Revolving Agent in immediately available funds, to the Agent’s Account, not later than 10:00 a.m. (California time) on the Funding Date applicable thereto. After the Revolving Agent’s receipt of the proceeds of such Advances from all of the Lenders (other than the Defaulting Lenders), the Revolving Agent shall make the proceeds thereof available to the Administrative Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by the Revolving Agent to the Designated Account; provided, however, that, subject to the provisions of Section 2.3(d)(ii), the Revolving Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any Advance if the Revolving Agent shall have actual knowledge that (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.

(ii) Unless the Revolving Agent receives notice from a Lender prior to 9:00 a.m. (California time) on the date of a Borrowing, that such Lender will not make available as and when required hereunder to the Revolving Agent for the account of the Borrowers the amount of that Lender’s Pro Rata Share of the Borrowing, the Revolving Agent may assume that each applicable Lender has made or will make such amount available to the Revolving Agent in immediately available funds on the Funding Date and the Revolving Agent may (but shall not be so required), in reliance upon such assumption, make available to the Borrowers on such date a corresponding amount. If and to the extent any applicable Lender shall not have made its full amount available to the Revolving Agent in immediately available funds and the Revolving Agent in such circumstances has made available to the Borrowers such amount, that Lender shall on the Business Day following such Funding Date make such amount available to the Revolving Agent, together with interest at the Defaulting Lender Rate for each day during such period. A notice submitted by the Revolving Agent to any Lender with respect to amounts owing under this Section 2.4(c)(ii) shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Revolving Agent shall constitute such Lender’s Advance on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to the Revolving Agent on the Business Day following the Funding Date, the Revolving Agent will notify the Administrative Borrower of such failure to fund and, upon demand by the Revolving Agent, the Borrowers shall pay such amount to the Revolving Agent for the Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Borrowing. The failure of any Lender to make any Advance on any Funding Date shall not relieve any other Lender of any obligation hereunder to make an Advance on such Funding Date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on any Funding Date.

(iii) The Revolving Agent shall not be obligated to transfer to a Defaulting Lender any payments made by the Borrowers to the Revolving Agent for such Defaulting Lender’s benefit, and, in the absence of such transfer to such Defaulting Lender, the Revolving Agent shall transfer any such payments to each other non-Defaulting Lender member of the Lender Group ratably in accordance with their Commitments (but only to the extent that such Defaulting Lender’s Advance was funded by the other members of the Lender Group) or, if so directed by the Administrative Borrower and if no Default or Event of Default had occurred and is continuing (and to the extent such Defaulting Lender’s Advance was not funded by the Lender Group), retain same to be re-advanced to the Borrowers as if such Defaulting Lender had made Advances to the Borrowers. Subject to the foregoing, the Revolving Agent may hold and, in its Permitted Discretion, re-lend to the Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by the Revolving Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero. This Section 2.3(c)(iii) shall remain effective with respect to such Lender until (A) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable, (B) the non-Defaulting Lenders, the Revolving Agent, the Administrative Agent and the Administrative Borrower shall have waived such Defaulting Lender’s default in writing, or (C) the Defaulting Lender makes its Pro Rata Share of the applicable Advance and pays to the Revolving Agent all amounts owing by the Defaulting Lender in respect thereof. The operation of this Section 2.3(c)(iii) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by the Borrowers of their duties and obligations hereunder to any Agent or to the Lenders other than such Defaulting Lender. Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle the Administrative Borrower at its option, upon written notice to the Administrative Agent and the Revolving Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to the Administrative Agent and the Revolving Agent. In

connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations (other than Bank Product Obligations) without any premium or penalty of any kind whatsoever; provided, however, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Group’s or the Borrowers’ rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.

(d) Protective Advances.

(i) The Administrative Agent hereby is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion, (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Section 3 are not satisfied, to make Advances to the Borrowers on behalf of the Lenders up to an aggregate amount not to exceed $1,000,000 that the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (any of the Advances described in this Section 2.3(d)(i) shall be referred to as “Protective Advances”). The Administrative Agent shall promptly give notice to the Revolving Agent of the date, the amount, and the purpose of any Protective Advance made by it.

(ii) Each Lender with a Revolver Commitment shall be obligated to settle with the Revolving Agent as provided in Section 2.3(e) for the amount of such Lender’s Pro Rata Share of any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses, including all L/C Fees and L/C Charges.

(iii) Each Protective Advance and each Overadvance shall be deemed to be an Advance hereunder, except that all payments on the Protective Advances shall be payable to the Administrative Agent solely for its own account. The Administrative Agent shall promptly give notice to the Revolving Agent of the date and the amount of any payment of or on account of a Protective Advance made to it. The Protective Advances and Overadvances shall be repayable on demand, secured by the Lender Group’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans. The provisions of this Section 2.3(d) are for the exclusive benefit of the Agents and the Lenders and are not intended to benefit any Borrower or any other person in any way.

(e) Settlement. It is agreed that each Lender’s funded portion of the Advances is intended by the Lenders to equal, at all times, subject to Section 2.1(a), such Lender’s Pro Rata Share of the outstanding Advances. Such agreement notwithstanding, the Agents and the other Lenders agree (which agreement shall not be for the benefit of any Borrower or any other person) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Advances and the Protective Advances shall take place on a periodic basis in accordance with the following provisions, in each case subject to Section 2.1(a):

(i) The Revolving Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by the Revolving Agent (A) from all of the Lenders, for the Administrative Agent, with respect to the outstanding Protective Advances and (B) from the Lenders with a Revolver Commitment, with respect to the Borrowers’ Collections received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. (California time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances and Protective Advances for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (y) if a Lender’s balance of the Advances (including Protective Advances) exceeds such Lender’s Pro Rata Share of the Advances (including Protective Advances) as of a Settlement Date, then the Revolving Agent shall, by no later than 12:00 p.m. (California time) on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Protective Advances), and (z) if a Lender’s balance of the Advances (including Protective Advances) is less than such Lender’s Pro Rata Share of the Advances (including Protective Advances) as of a Settlement Date, such Lender shall no later than 12:00 p.m. (California time) on the Settlement Date transfer in immediately available funds to the Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Protective Advances). Such amounts made available to the Revolving Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Protective Advances and shall constitute Advances of such Lenders. If any such amount is not made available to the Revolving Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, the Revolving Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii) In determining whether a Lender’s balance of the Advances and Protective Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the Advances and Protective Advances as of a Settlement Date, the Revolving Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by the Revolving Agent with respect to principal, interest and fees payable by the Borrowers and allocable to the Lenders hereunder, and Proceeds of Collateral. To the extent that a net amount is owed to any such Lender after such application, such net amount shall be distributed by the Revolving Agent to that Lender as part of such next Settlement.

(iii) Between Settlement Dates, the Revolving Agent, to the extent no Protective Advances are outstanding, may pay over to the Revolving Lenders any payments received by the Revolving Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances for application to the Revolving Lenders’ Pro Rata Share of the Advances. During the period between Settlement Dates, the Administrative Agent with respect to Protective Advances, and each Lender (subject to the effect of agreements between the Agents and the individual Lenders) with respect to the Advances other than Protective Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by the Revolving Agent, or the Lenders, as applicable.

(f) Notation. The Revolving Agent shall record on its books the principal amount of the Advances and Term Loan owing to each Lender and Protective Advances owing to the Administrative Agent, and the interests therein of each Lender from time to time. Such records shall, absent manifest error, gross negligence or willful misconduct on the part of the Administrative Agent or the Revolving Agent, as applicable, conclusively be presumed to be correct and accurate.

(g) The Lenders’ Failure to Perform. All Advances (other than Protective Advances) and other extensions of credit shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares and subject to Section 2.1(a). It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

(h) Procedure for Borrowing of Term Loans.

(i) The Borrowers may borrow the Term Loan A Commitment in a single drawing upon the Closing Date so long as the Final Financing Order has been entered by the Bankruptcy Court and the other conditions in Section 3.1 have been satisfied or waived. The Borrowers may borrow the Term Loan B Commitment in up to two drawings at any time after the Closing Date so long as the conditions specified in Section 3.2 have been satisfied. Each Borrowing of a Term Loan shall be made by an irrevocable written request by an Authorized Person delivered to the Administrative Agent and the Term Loan Lenders. Such notice must be received by Administrative Agent and the Term Loan Lenders (with a copy to the Revolving Agent) no later than 10:00 a.m. (California time) on the proposed funding date for the proposed Borrowing on the Closing Date and thereafter, no later than 10:00 a.m. (California time) on either (A) for a Borrowing of the Term Loan A, the third Business Day preceding the proposed funding date or (B) for a Borrowing of the Term Loan B, the fifth Business Day preceding the proposed funding date and, in each case, shall specify the amount of such Borrowing. In lieu of delivering the above-described written request, any Authorized Person may give the Agents and the Term Loan Lenders telephonic notice of such request by the required time. In such circumstances, the Borrowers agree that any such telephonic notice will be confirmed in writing within twenty-four (24) hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.

(ii) The Borrowers may borrow pursuant to Section 2.2 up to the then extant amount of the Term Loan Commitment.

(iii) Subject to the other conditions set forth in this Section 2.3(h), each Term Loan Lender shall make the amount of such Term Loan Lender’s Pro Rata Share of the requested Borrowing available to the Revolving Agent in immediately available funds, not later than 11:00 a.m. (California time) on the Funding Date applicable thereto. After the Revolving Agent’s receipt of such funds, the Revolving Agent shall make such funds available to the Administrative Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by the Revolving Agent to the Designated Account; provided, however, that the Revolving Agent shall not request any Term Loan Lender to make, and no Term Loan Lender shall have the obligation to make, any portion of the Term Loan if the Revolving Agent shall have actual knowledge that one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied or waived on the requested Funding Date for the applicable Borrowing unless such condition has been waived.

(iv) The Revolving Agent shall not be obligated to transfer to a Defaulting Lender any payments respecting the Term Loan made by the Borrowers to the Revolving Agent for the Defaulting Lender’s benefit, and, in the absence of such transfer to the Defaulting Lender, the Revolving Agent shall transfer any such payments to each other non-Defaulting Lender member of the Lender Group ratably in accordance with their Term Loan Commitments (but only to the extent that such Defaulting Lender’s portion of the Term Loan was funded by the other members of the Lender Group). Solely for the purposes of voting or consenting to matters with respect to the Loan Documents, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Term Loan Commitment shall be deemed to be zero. This Section 2.3(h)(iv) shall remain effective with respect to such Lender until (A) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable, (B) the non-Defaulting Lenders, the Administrative Agent, the Revolving Agent and the Administrative Borrower shall have waived such Defaulting Lender’s default in writing, or (C) the Defaulting Lender makes its Pro Rata Share of the applicable portion of the Term Loan and pays to the Revolving Agent all amounts owing by the Defaulting Lender in respect thereof. The operation of this Section 2.3(h)(iv) shall not be construed to increase or otherwise affect the Term Loan Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by the Borrowers of their duties and obligations hereunder to any Agent or to the Lenders other than such Defaulting Lender. Without limiting the foregoing, the failure of any Defaulting Lender to make any portion of the Term Loan on any Funding Date shall not relieve any other Term Loan Lender of any obligation hereunder to make a portion of the Term Loan on such Funding Date, but no Lender shall be responsible for the failure of any Defaulting

Lender to make a portion of the Term Loan to be made by such other Lender on any Funding Date. Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle the Administrative Borrower at its option, upon written notice to the Agents, to arrange for a substitute Lender to assume the Term Loan Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to the Agents. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations (other than Bank Product Obligations) without any premium or penalty of any kind whatsoever; provided, however, that any such assumption of the Term Loan Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Group’s or the Borrowers’ rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.

2.4 Payments.

(a) Payments by the Borrowers.

(i) Except as otherwise expressly provided herein, all payments by the Borrowers shall be made in Dollars to the Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 11:00 a.m. (California time) on the date specified herein. Any payment received by the Revolving Agent later than 11:00 a.m. (California time) shall be deemed to have been received on the following Business Day, and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii) Unless the Revolving Agent receives notice from the Administrative Borrower prior to the date on which any payment is due to the Lenders that the Borrowers will not make such payment in full as and when required, the Revolving Agent may assume that the Borrowers have made (or will make) such payment in full to the Revolving Agent on such date in immediately available funds and the Revolving Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrowers do not make such payment in full to the Revolving Agent on the date when due, each Lender severally shall repay to the Revolving Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b) Apportionment and Application.

(i) Except as otherwise provided with respect to the Defaulting Lenders and except as otherwise provided in the Loan Documents (including agreements between any Agent and the individual Lenders), (A) payments on L/C Obligations shall be apportioned to the Issuing Lender alone and payments on the F/X Obligations shall be apportioned to the F/X Provider alone, (B) aggregate principal and interest payments shall be apportioned ratably among the Lenders, the Revolving Lenders, and the Term Loan Lenders, as applicable (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender), and (C) payments of fees and expenses (other than L/C Fees and L/C Charges) shall be apportioned ratably among the Lenders, the Revolving Lenders and the Term Loan Lenders, as applicable. All payments (other than payments into the L/C Prepaid Account and the F/X Account) shall be remitted to the Revolving Agent and all such payments, and all Proceeds of Collateral received by the Collateral Agent following an Event of Default that has occurred and is continuing and five (5) Business Days’ notice of the exercise of remedies, shall be applied as follows:

(A) first, ratably to pay any Lender Group Expenses then due to the Administrative Agent, the Collateral Agent, the Revolving Agent or the Issuing Lender, Revolving Lenders, or, so long as no Event of Default has occurred and is continuing, any of the Term Loan Lenders under the Loan Documents, until paid in full,

(B) second, ratably to pay any fees or premiums then due to any Agent (for its separate account, after giving effect to any agreements between such Agent and the individual Lenders) or any Revolving Lender or, so long as no Event of Default has occurred and is continuing, any of the Term Loan Lenders under the Loan Documents until paid in full,

(C) third, to pay interest due in respect of all Protective Advances until paid in full,

(D) fourth, to pay the principal of all Protective Advances until paid in full,

(E) fifth, so long as no Event of Default has occurred and is continuing, ratably to pay interest due in respect of the Advances and the Term Loan until paid in full,

(F) sixth, [Intentionally Omitted]

(G) seventh, so long as no Event of Default has occurred and is continuing, ratably to pay the principal due in respect of the Revolver A Advances until paid in full,

(H) eighth, so long as no Event of Default has occurred and is continuing, ratably to pay the principal due in respect of the Revolver B Advances until paid in full,

(I) ninth, if an Event of Default has occurred and is continuing, ratably to pay interest due in respect of the Revolver A Advances made by the Revolver A Lenders,

(J) tenth, if an Event of Default has occurred and is continuing, ratably (i) to pay the principal of all Revolver A Advances made by the Revolver A Lenders until paid in full, (ii) to the Revolving Agent, to be held by the Revolving Agent, for the benefit of the Bank Product Providers, as cash collateral in an amount up to the amount of the Bank Product Reserve established prior to the occurrence of, and not in contemplation of, the subject Event of Default until the Borrowers’ and its Subsidiaries’ obligations in respect of Bank Products have been paid in full or the cash collateral amount has been exhausted, and (iii) to the Revolving Agent, to be held by the Revolving Agent, for the benefit of the Issuing Lender in respect of Letters of Credit, as cash collateral in an amount up to 105% of the Letter of Credit Usage less the then amount of Prepaid Reimbursement Funds in the L/C Prepaid Account until paid in full,

(K) eleventh, if an Event of Default has occurred and is continuing, to the Administrative Agent, to be held by the Administrative Agent, for the benefit of the F/X Provider in respect of the F/X Agreement, as cash collateral in the amount specified from time to time to be maintained in the F/X Account pursuant to such agreement (at any applicable time, the “F/X Required Amount”), until paid in full,

(L) twelfth, if an Event of Default has occurred and is continuing, ratably to pay interest due in respect of the Revolver B Advances made by the Revolver B Lenders,

(M) thirteenth, if an Event of Default has occurred and is continuing, ratably to pay the outstanding principal balance of all Revolver B Advances made by the Revolver B Lenders until paid in full,

(N) fourteenth, ratably to pay any Lender Group Expenses due to any of the Term Loan Lenders, if any such expenses have not been paid as a result of the occurrence and continuance of an Event of Default,

(O) fifteenth, ratably to pay any fees or premiums due to any of the Term Loan Lenders, if any such fees or premiums have not been paid as a result of the occurrence and continuance of an Event of Default,

(P) sixteenth, ratably to pay interest due in respect of the Term Loans to the extent not previously paid,

(Q) seventeenth, ratably to pay the then due outstanding principal balance of the Term Loans pro rata among the Term Loan A and the Term Loan B Lenders until the Term Loans are paid in full,

(R) eighteenth, to pay any other Obligations then due (including the provision of amounts to the Revolving Agent, to be held by the Revolving Agent, for the benefit of the Bank Product Providers, as cash collateral in an amount up to the amount determined by the Revolving Agent in its Permitted Discretion as the amount necessary to secure the Borrowers’ and its Subsidiaries’ obligations in respect of Bank Products), and

(S) nineteenth, to the Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(ii) The Revolving Agent, or the Collateral Agent, as applicable, promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).

(iii) For the avoidance of doubt, the parties expressly acknowledge and agree that the Prepaid Reimbursement Funds and the L/C Prepaid Account are and shall remain the sole and exclusive property of the Issuing Lender and under no circumstances be available to the Borrower, the Agents or the Lenders for any purpose, except as and to the extent, if any, provided in Section 2.12(b).

(iv) For purposes of the foregoing, “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including principal, loan fees, L/C Obligations, service fees, professional fees, interest, default interest, interest on interest, expense reimbursements and any other Lender Group Expenses.

(v) In the event of a direct conflict between the priority provisions of this Section 2.4 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.4 shall control and govern.

(vi) The provisions of this Section 2.4 constitute an agreement among the Borrowers, the Lender Group and the Bank Product Providers as to the application of payments, Collections and Proceeds of Collateral and do not constitute any subordination of (A) any Obligations or (B) the right to payment of any Obligations.

(c) Mandatory Prepayments.

(i) [Intentionally Omitted].

(ii) Immediately upon any voluntary or involuntary sale or disposition by the Borrowers or any of their Subsidiaries of property or assets (other than sales or dispositions of Inventory or Equipment in the ordinary course of business), including a sale of all or substantially all of any the Borrower’s assets pursuant to Section 363 of the Bankruptcy Code, the Borrowers shall prepay the outstanding Obligations in accordance with Section 2.4(d) below in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such sales or dispositions to the extent that the aggregate amount of Net Cash Proceeds received by the Borrowers and their Subsidiaries (and not paid to the Revolving Agent as a prepayment of the Obligations) for all such sales or dispositions shall exceed $500,000; provided, however, that the Borrowers shall not be required to prepay hereunder, and any Foreign Subsidiary may retain, that portion of the Net Cash Proceeds received by such Foreign Subsidiary from such sale or disposition as, and only so long as, such Subsidiary is required to retain such portion of the Net Cash Proceeds in order to comply with the applicable laws or regulations of such Foreign Subsidiary’s jurisdiction of organization. Nothing contained in this Section 2.4(c)(ii) shall permit the Borrowers or any of their Subsidiaries to sell or otherwise dispose of any property or assets other than in accordance with Section 6.4.

(iii) Immediately upon the receipt by the Borrowers or any of their Subsidiaries of any Extraordinary Receipts in excess of $250,000 in the aggregate, the Borrowers shall prepay the outstanding Obligations in accordance with Section 2.4(d) in an amount equal to 100% of such Extraordinary Receipts in excess of $250,000, net of any reasonable expenses incurred in collecting such Extraordinary Receipts; provided, however, that the Borrowers shall not be required to prepay hereunder, and any Foreign Subsidiary may retain, that portion of the Extraordinary Receipts otherwise required to be prepaid pursuant to this Section 2.4(c)(iii) and received by such Foreign Subsidiary as, and only so long as, such Subsidiary is required to retain such portion of such proceeds in order to comply with the applicable laws or regulations of such Foreign Subsidiary’s jurisdiction of organization.

(iv) [Intentionally Omitted].

(d) Application of Payments.

(i) [Intentionally Omitted].

(ii) Each prepayment pursuant to Section 2.4(c)(ii) and Section 2.4(c)(iii) above shall be applied in the manner set forth in Section 2.4(b)(i); provided, however, that if an Event of Default exists each such prepayment of Advances shall permanently reduce the applicable Revolver Commitment by a corresponding amount.

(iii) [Intentionally Omitted].

(iv) [Intentionally Omitted].

(e) Optional Prepayment of Term Loans. At any time after the Advances have been repaid in full in cash, the Letters of Credit have been cash collateralized as required upon termination of this Agreement pursuant to the terms hereof and the Revolver Commitment has been terminated, the Borrowers shall have the privilege of making full or partial prepayments of the Term Loan, upon five (5) Business Days’ prior written notice to the Administrative Agent. Any optional prepayment of the Term Loan shall be in a minimum amount of $1,000,000 and shall be at 100% of par, plus accrued and unpaid interest, if any to the applicable repayment date.

2.5 Overadvances. If, at any time or for any reason, the aggregate amount of outstanding principal of the Advances, Letter of Credit Usage or other Obligations accrued and payable by the Borrowers to the Lender Group pursuant to Section 2.1 or Section 2.12 is greater than any of the limitations set forth in Section 2.1 or Section 2.12, as applicable (an “Overadvance”), the Borrowers immediately shall pay, in cash (i) first, to the extent that such Overadvance is in respect of Letter of Credit Usage, to the Issuing Lender, the amount of such Overadvance for payment to the L/C Prepaid Account as Prepaid Reimbursement Funds, and (ii) then, to the extent that such Overadvance is not in respect of Letter of Credit Usage, to the Revolving Agent, the amount of such excess, which amount shall be used by the Revolving Agent to reduce the Obligations in accordance with the priorities set forth in Section 2.4(b). In addition, the Borrowers hereby promise to pay the Obligations (including principal, interest, L/C Obligations, fees, costs, and expenses) in Dollars in full as and when due and payable under the terms of this Agreement and the other Loan Documents.

2.6 Interest Rates and Letter of Credit Fees: Rates, Payments, and Calculations.

(a) Interest Rates. Except as provided in Section 2.6(c), all Obligations (except for undrawn Letters of Credit, Bank Product Obligations and other amounts that have accrued but are not yet due and payable pursuant to Section 2.6(d)) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows:

(i) if the relevant Obligation is a Revolver A Advance, at the Administrative Borrower’s election, (A) at a per annum rate equal to the Base Rate plus 0.75 percentage points, and (B) at a per annum rate equal to the LIBOR Rate plus 3.00 percentage points;

(ii) if the relevant Obligation is a Revolver B Advance, at the Administrative Borrower’s election, (A) at a per annum rate equal to the Base Rate plus 3.25 percentage points, and (B) at a per annum rate equal to the LIBOR Rate plus 5.25 percentage points; and

(iii) if the relevant Obligation is a Term Loan or any other Obligation not covered above, at a per annum rate equal to the Base Rate plus 7.00 percentage points.

(b) Letter of Credit Fee. The Borrowers shall pay to the Revolving Agent (for the benefit of the Issuing Lenders) a Letter of Credit fee (in addition to the L/C Charges), which shall accrue at a rate equal to 2.50 percentage points per annum times the Daily Balance of the Letter of Credit Usage.

(c) Default Rate. Upon the occurrence and during the continuation of an Event of Default,

(i) at the election of the Administrative Agent or the Required Lenders, all Obligations (except for L/C Obligations and Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to 2.00 percentage points above the per annum rate otherwise applicable hereunder, and

(ii) at the election of the Issuing Lender, L/C Fees shall be increased to, and other L/C Obligations that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to, 2.00 percentage points above the per annum rate otherwise applicable hereunder.

(d) Payment. Except as provided to the contrary in Section 2.11, interest, Letter of Credit fees, and all other fees payable hereunder shall be due and payable, in arrears, on the first day of each month at any time that Obligations or Commitments are outstanding. The Borrowers hereby authorize the Revolving Agent, from time to time, without prior notice to the Borrowers, to charge all interest and fees (when due and payable), all Lender Group Expenses (as and when incurred), all charges, commissions, fees, and costs provided for in Section 2.12 (as and when accrued or incurred), all fees and costs provided for in Section 2.11 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document (including the amounts due and payable with respect to the Term Loan and including any amounts due and payable to the Bank Product Providers in respect of Bank Products up to the amount of the Bank Product Reserve) to the Loan Account, which amounts thereafter shall constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans hereunder; provided, however, that if, at the time that any amounts due in respect of interest on the Term Loan are charged to the Loan Account, an Event of Default or Overadvance exists, or would result therefrom, such amounts shall not constitute Advances but instead shall continue to remain outstanding as amounts due in respect of the Term Loan and such amounts shall be compounded and added to the outstanding principal balance of the Term Loan. Any interest not paid when due shall be compounded by being charged to the Loan Account and shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans hereunder; provided, however, that if, at the time that any amounts due in respect of interest on the Term Loan are charged to the Borrower’s Loan Account, an Event of Default or Overadvance exists, or would result therefrom, such amounts shall not constitute Advances but instead shall continue to remain outstanding as amounts due in respect of the Term Loan and such amounts shall be compounded and added to the outstanding principal balance of the Term Loan.

(e) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360-day year for the actual number of days elapsed. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(f) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. The Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, the Borrowers are and shall be liable only for the payment of such maximum as allowed by law, and payment received from the Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.7 Cash Management.

(a) The Borrowers shall (i) establish and maintain cash management services of a type and on terms satisfactory to the Collateral Agent at one or more of the banks set forth on Schedule 2.7(a) (each a “Cash Management Bank”), and shall request in writing and otherwise take such reasonable steps to ensure that all of their domestic Account Debtors forward payment of the amounts owed by them directly to such Cash Management Bank, and (ii) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all of their Collections (including those sent directly by their Account Debtors to the Borrowers) into a bank account in the Collateral Agent’s name (a “Cash Management Account”) at one of the Cash Management Banks.

(b) Each Cash Management Bank shall establish and maintain Cash Management Agreements with the Collateral Agent and the Borrowers, in form and substance reasonably acceptable to each Agent. Each such Cash Management Agreement shall provide, among other things, that (i) the Cash Management Bank will comply with any instructions originated by the Collateral Agent directing the disposition of the funds in such Cash Management Account without further consent by the Borrowers, (ii) the Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable Cash Management Account, other than for payment of its service fees and other charges directly related to the administration of such Cash Management Account and for returned checks or other items of payment, and (iii) it will forward by daily sweep all amounts in the applicable Cash Management Account to the Agent’s Account.

(c) So long as no Event of Default has occurred and is continuing, the Administrative Borrower may amend Schedule 2.7(a) to add or replace a Cash Management Bank or Cash Management Account; provided, however, that (i) such prospective Cash Management Bank shall be reasonably satisfactory to the Agents, and (ii) prior to the time of the opening of such Cash Management Account, a Borrower, as applicable, and such prospective Cash Management Bank shall have executed and delivered to the Collateral Agent a Cash Management Agreement. The Borrowers shall close any of their Cash Management Accounts (and establish replacement cash management accounts in accordance with the foregoing sentence) promptly and in any event within thirty (30) days of written notice from any Agent that the creditworthiness of any Cash Management Bank is no longer acceptable in such Agent’s reasonable judgment, or as promptly as practicable and in any event within sixty (60) days of notice from any Agent that the operating performance, funds transfer, or availability procedures or performance of the Cash Management Bank with respect to Cash Management Accounts or any Agent’s liability under any Cash Management Agreement with such Cash Management Bank is no longer acceptable in such Agent’s reasonable judgment.

(d) The Cash Management Accounts shall be cash collateral accounts subject to Control Agreements.

2.8 Crediting Payments. The receipt of any payment item by any Agent (whether from transfers to such Agent by the Cash Management Banks pursuant to the Cash Management Agreements or otherwise) shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then the Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by an Agent only if it is received into the Agent’s Account on a Business Day on or before 11:00 a.m. (California time). If any payment item is received into the Agent’s Account on a non-Business Day or after 11:00 a.m. (California time) on a Business Day, it shall be deemed to have been received by the Revolving Agent as of the opening of business on the immediately following Business Day.

2.9 Designated Account. Each of the Administrative Agent and the Revolving Agent, as applicable, is authorized to make the Advances and the Term Loan, and the Issuing Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d). The Administrative Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances and portions of the Term Loan requested by the Borrowers and made by the Agents or the Lenders hereunder. Unless otherwise agreed by the Administrative Agent and the Administrative Borrower, any Advance, Protective Advance, or portion of the Term Loan requested by the Borrowers and made by the Administrative Agent or the Lenders hereunder shall be made to the Designated Account.

2.10 Maintenance of Loan Account; Statements of Obligations. The Revolving Agent shall maintain an account on its books in the name of the Borrowers (the “Loan Account”) on which the Borrowers will be charged with the Term Loan, all Advances (including Protective Advances) to the Borrowers or for the Borrowers’ account, the amounts charged pursuant to Section 2.6 or Section 2.12 in respect of Letters of Credit, and with all other payment Obligations hereunder or under the other Loan Documents (except for Bank Product Obligations), including accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.8, the Loan Account will be credited with all payments received by the Revolving Agent from the Borrowers or for the Borrowers’ account, including all amounts received in the Agent’s Account from any Cash Management Bank. The Revolving Agent shall render statements regarding the Loan Account to the Administrative Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements, absent manifest error, shall be rebuttably presumed to be correct and accurate and constitute an account stated between the Borrowers and the Lender Group unless, within thirty (30) days after receipt thereof by the Administrative Borrower, the Administrative Borrower shall deliver to the Revolving Agent written objection thereto describing the error or errors contained in any such statements.

2.11 Fees. The Borrowers shall pay to the Administrative Agent, for the benefit of the Agents and the Lenders as set forth in the Fee Letter (giving effect to any agreements between the Administrative Agent and any individual Lender), as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.

2.12 Letters of Credit.

(a) L/C and L/C Undertaking.

(i) Issuance. Subject to the terms and conditions of this Agreement, the Issuing Lender agrees to issue letters of credit for the account of the Borrowers (each, an “L/C”) or to purchase participations or execute indemnities or reimbursement obligations (each such undertaking, an “L/C Undertaking”) with respect to letters of credit issued by an Underlying Issuer (as of the Closing Date, the Underlying Issuer is to be Wells Fargo) for the account of the Borrowers. Each request for the issuance of a Letter of Credit or the amendment, renewal, or extension of any outstanding Letter of Credit shall be made in writing by an Authorized Person and delivered to the Issuing Lender and the Agents via hand delivery, telefacsimile, or other electronic method of transmission reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance reasonably satisfactory to the Issuing Lender in its Permitted Discretion and shall specify (i) the amount of such Letter of Credit, (ii) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (iii) the expiration date of such Letter of Credit, (iv) the name and address of the beneficiary thereof (or the beneficiary of the Underlying Letter of Credit, as applicable), and (v) such other information (including, in the case of an amendment, renewal, or extension, identification of the outstanding Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit. If requested by the Issuing Lender, the Borrowers also shall be an applicant under the application with respect to any Underlying Letter of Credit that is to be the subject of an L/C Undertaking. The Issuing Lender shall have no obligation to issue a Letter of Credit if the issuance of such requested Letter of Credit would cause the Letter of Credit Usage to exceed the lesser of (x) $30,000,000, or (y) the then amount of Prepaid Reimbursement Funds in the L/C Prepaid Account.

(ii) Additional Limitations. Nothing to the contrary herein withstanding, (i) no Letter of Credit (A) shall be required to have, or to be extended to have, an expiry date that will be later than one (1) year after the Closing Date; or (B) shall, if it is a Direct Rent-Pay Letter of Credit, be required to be reinstated after any regular monthly draw thereunder for “Basic Rent” or the like by the beneficiary thereof in the amount of such draw if (1) the Borrowers have not, on or before five (5) days prior to the first (1st) day of each calendar month on which such a draw may occur, paid to the Issuing Lender for payment to the L/C Prepaid Account as Prepaid Reimbursement Funds the amount of such draw (and not requested return of any excess of the resulting amount of the Prepaid Reimbursement Funds in the L/C Prepaid Account over the Letter of Credit Usage pending such draw), or (2) a Default or Event of Default has occurred and is continuing; and (ii) the Issuing Lender may give such notices as are permitted under any such Letter of Credit to prevent (A) the automatic extension of such Letter of Credit beyond one (1) year after the Closing Date, or (B) if either of the conditions specified in clause (i)(B) above exists, the automatic reinstatement of such Letter of Credit in the amount of such a draw.

(iii) Reimbursement of L/C Obligations. If the Issuing Lender is obligated to advance funds under, pursuant to, or in connection with a Letter of Credit or is otherwise due any L/C Obligations (after giving effect to the prepayment or deposit of any amounts therefor whether under Section 2.12(a)(iv) of this Agreement or otherwise), the Borrowers immediately shall reimburse such L/C Disbursement or pay such other L/C Obligation to the Issuing Lender by paying to the Revolving Agent an amount equal to such L/C Disbursement or other L/C Obligation not later than 11:00 a.m. (California time) on the date that such L/C Disbursement is made or such other L/C Obligation is due, if the Administrative Borrower shall have received written or telephonic notice of such L/C Disbursement or other L/C Obligation prior to 10:00 a.m. (California time) on such date, or, if such notice has not been received by the Administrative Borrower prior to such time on such date, then not later than 11:00 a.m. (California time) on the Business Day that the Administrative Borrower receives such notice, if such notice is received prior to 10:00 a.m. (California time) on the date of receipt, and, in the absence of such reimbursement or other payment, the L/C Disbursement or other L/C Obligation shall (A) first, immediately and automatically be paid from the L/C Prepaid Account, as permitted by Section 2.12(b), (1) first, in the amount of such L/C Disbursement or other L/C Obligation that is on account of a draw under a L/C, and (2) then, in the amount of such L/C Disbursement or other L/C Obligation that is on account of any L/C Fees or L/C Charges, but only to the extent that the then amount of Prepaid Reimbursement Funds in the L/C Prepaid Account (after the foregoing payment, if any) exceeds the Letter of Credit Usage, and (B) then, immediately and automatically be deemed to be an Advance hereunder and, thereafter, shall bear interest at the rate then applicable to the applicable type of Advances under Section 2.6. To the extent an L/C Disbursement or other L/C Obligation is deemed to be an Advance hereunder, the Borrowers’ obligation to reimburse such L/C Disbursement or pay such other L/C Obligation shall be discharged and replaced by the resulting Advance. Promptly following receipt by the Revolving Agent of any payment from the Borrowers pursuant to this paragraph, the Revolving Agent shall distribute such payment to the Issuing Lender.

(iv) Monthly Rent Draws. Nothing to the contrary herein withstanding, the Borrowers shall, with respect to each Direct Rent-Pay Letter of Credit, on or before five (5) days prior to the first (1st) day of each calendar month on which any regular monthly draw thereunder for “Basic Rent” or the like by the beneficiary may occur, pay to the Issuing Lender for payment to the L/C Prepaid Account as Prepaid Reimbursement Funds the amount of such draw (and no excess of the resulting amount of the Prepaid Reimbursement Funds in the L/C Prepaid Account over the Letter of Credit Usage due to such payment shall be subject to being returned pursuant to Section 2.12(b) pending such draw).

(b) L/C Prepaid Account. Except as otherwise specifically set forth in this Section 2.12(b), the Prepaid Reimbursement Funds in the L/C Prepaid Account may not be used or applied for any purpose at any time other than for reimbursement of L/C Disbursements or payment of other L/C Obligations. The Issuing Lender may, at any time and from time to time, in its sole discretion, whether or not a Default or Event of Default has occurred and is continuing, apply all or any portion of the Prepaid Reimbursement Funds to reimburse itself or the Underlying Issuer for L/C Disbursements or other L/C Obligations. Notwithstanding the foregoing in this Section 2.12(b) and subject to Section 2.12(a)(iv), the Issuing Lender, the Borrowers, the Agents and the Lenders acknowledge and agree that, (i) so long as no Default or Event of Default has occurred and is continuing, on written request of the Administrative Borrower to the Issuing Lender not more than twice prior to July 6, 2006 and thereafter, not more frequently than once every ten (10) Business Days, the then amount of Prepaid Reimbursement Funds in the L/C Prepaid Account in excess of the Letter of Credit Usage, if any, and (ii) if a Default or Event of Default has occurred and is continuing, on written request of the Administrative Agent to the Issuing Lender not more frequently than once every ten (10) days, the then amount of Prepaid Reimbursement Funds in the L/C Prepaid Account in excess of 105% of the Letter of Credit Usage, if any, shall be paid by the Issuing Lender into a Cash Management Account as Collections under this Agreement and shall thereupon constitute Collateral for the Obligations and, so long as no Default or Event of Default has occurred and is continuing, may be utilized by the Borrower in the ordinary course of business in accordance with this Agreement.

(c) L/C Indemnification. Each Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless from any loss, cost, expense, or liability, and reasonable attorneys fees incurred by the Lender Group arising out of or in connection with any Letter of Credit; provided, however, that no Borrower shall be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group. Each Borrower agrees to be bound by the Underlying Issuer’s regulations and interpretations of any Underlying Letter of Credit or by the Issuing Lender’s interpretations of any L/C issued by the Issuing Lender to or for such Borrower’s account, even though this interpretation may be different from such Borrower’s own, and each Borrower understands and agrees that the Lender Group shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following the Borrowers’ instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto. Each Borrower understands that the L/C Undertakings may require the Issuing Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by the Borrowers against such Underlying Issuer. Each Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by the Lender Group under any L/C Undertaking as a result of the Lender Group’s indemnification of any Underlying Issuer; provided, however, that no Borrower shall be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group. Each Borrower hereby acknowledges and agrees that neither the Lender Group nor the Issuing Lender shall be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any Letter of Credit unless such malfunction is caused by the gross negligence or willful misconduct of the Lender Group or the Issuing Lender.

(d) Authorization. Each Borrower hereby authorizes and directs any Underlying Issuer to deliver to the Issuing Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon the Issuing Lender’s instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.

(e) Pre-Petition Letters of Credit. Subject to the fulfillment, to the satisfaction of the Agents and each Lender, of each of the conditions precedent set forth on Schedule 3.1, the Borrowers and the Lender Group acknowledge and agree that the Pre-Petition Letters of Credit are agreed to be and are deemed to be L/Cs issued under this Agreement and are entitled to the benefit of the L/C Prepaid Account, the Prepaid Reimbursement Funds, and all other obligations of the Borrowers and the rights and security of the Issuing Lender hereunder.

(f) Change in Law. If by reason of—

(i) any change after the date hereof in any applicable law, treaty, rule, or regulation or any change after the date hereof in the interpretation or application thereof by any Governmental Authority, or

(ii) compliance by the Underlying Issuer or the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) imposed after the date hereof of any Governmental Authority or monetary authority including any change after the date hereof in the application of Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

(A) any reserve, deposit, or similar requirement is or shall, after the date hereof, be imposed or modified in respect of any Letter of Credit issued hereunder; or

(B) there shall, after the date hereof, be imposed on the Underlying Issuer or the Lender Group any other condition regarding any Underlying Letter of Credit or any Letter of Credit issued pursuant hereto, and the result of the foregoing is to increase, directly or indirectly, the cost to the Lender Group of issuing, making, guaranteeing, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by the Lender Group, then, and in any such case, the Revolving Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify the Administrative Borrower, and the Borrowers shall pay on demand such amounts as the Revolving Agent may reasonably specify to be necessary to compensate the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Advances as Base Rate Loans hereunder. The determination by the Revolving Agent of any amount due pursuant to this Section 2.12(f), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

2.13 LIBOR Option.

(a) Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, the Administrative Borrower shall have the option (the “LIBOR Option”) to have interest on all or a portion of the Advances be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a LIBOR Rate Loan, or upon continuation of a LIBOR Rate Loan as a LIBOR Rate Loan) at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto, (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof. On the last day of each applicable Interest Period, unless the Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, the Administrative Borrower no longer shall have the option to request that Advances bear interest at a rate based upon the LIBOR Rate and the Revolving Agent shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate then applicable to Base Rate Loans hereunder.

(b) LIBOR Election.

(i) The Administrative Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying the Revolving Agent prior to 11:00 a.m. (California time) at least three (3) Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”). Notice of the Administrative Borrower’s election of the LIBOR Option for a permitted portion of the Advances and an Interest Period pursuant to this Section 2.13(b) shall be made by delivery to the Revolving Agent of a LIBOR Notice received by the Revolving Agent before the LIBOR Deadline, or by telephonic notice received by the Revolving Agent before the LIBOR Deadline (to be confirmed by delivery to the Revolving Agent of a LIBOR Notice received by the Revolving Agent prior to 5:00 p.m. (California time) on the same day). Promptly upon its receipt of each such LIBOR Notice, the Revolving Agent shall provide a copy thereof to each of the affected Lenders.

(ii) Each LIBOR Notice shall be irrevocable and binding on the Borrowers. In connection with each LIBOR Rate Loan, the Borrowers shall indemnify,

defend, and hold the Agents and the Lenders harmless against any loss, cost, or expense incurred by any Agent or any Lender as a result of (A) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, or expenses, “Funding Losses”). Funding Losses shall, with respect to any Agent or any Lender, be deemed to equal the amount determined by such Agent or such Lender to be the excess, if any, of (1) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert, or continue, for the period that would have been the Interest Period therefor), minus (2) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Agent or such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market. A certificate of an Agent or a Lender delivered to the Administrative Borrower setting forth any amount or amounts that such Agent or such Lender is entitled to receive pursuant to this Section 2.13 shall be conclusive absent manifest error.

(iii) The Borrowers shall have not more than five (5) LIBOR Rate Loans in effect at any given time. The Administrative Borrower only may exercise the LIBOR Option for LIBOR Rate Loans of at least $1,000,000 and integral multiples of $500,000 in excess thereof.

(c) Prepayments. The Borrowers may prepay LIBOR Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by the Revolving Agent or the Collateral Agent of proceeds of the Borrower’s and its Subsidiaries’ Collections in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, the Borrowers shall indemnify, defend, and hold the Agents and the Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.13(b)(ii) above.

(d) Special Provisions Applicable to LIBOR Rate.

(i) The LIBOR Rate may be adjusted by the Administrative Agent or the Revolving Agent, as applicable, with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the

Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give the Administrative Borrower and the Agents notice of such a determination and adjustment and the Administrative Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, the Administrative Borrower may, by notice to such affected Lender (y) require such Lender to furnish to the Administrative Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (z) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under Section 2.13(b)(ii)).

(ii) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation or application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to the Administrative Agent and the Administrative Borrower and the Administrative Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) the Borrowers shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.

(e) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, no Agent and no Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate. The provisions of this Section 2.13(e) shall apply as if each Lender or its Participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.

2.14 Capital Requirements. If, after the date hereof, any Lender determines that (i) the adoption of or change after the date hereof in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change after the date hereof in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), imposed after the date hereof, has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify the Administrative Borrower and the Revolving Agent thereof. Following receipt of such notice, the Borrowers agree to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within ninety (90) days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods.

2.15 Joint and Several Liability of the Borrowers.

(a) Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b) Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.15), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

(c) If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligations.

(d) The Obligations of each Borrower under the provisions of this Section 2.15 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e) Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Advances or Term Loans made or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by the Agents or the Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Agents or the Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Agents or the Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.15, afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.15, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.15 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.15 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower or any Agent or Lender.

(f) Each Borrower represents and warrants to the Agents and the Lenders that such Borrower is currently informed of the financial condition of the Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to the Agents and the Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of the Borrowers’ financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g) Each Borrower waives all rights and defenses arising out of an election of remedies by any Agent or any Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed such Agent’s or such Lender’s rights of subrogation and reimbursement against such Borrower by the operation of law.

(h) Each Borrower waives all rights and defenses that such Borrower may have because the Obligations are secured by Real Property. This means, among other things:

(i) The Agents and the Lenders may collect from such Borrower without first foreclosing on any Real Property or other Collateral pledged by the Borrowers.

(ii) If any Agent or any Lender forecloses on any Real Property pledged by the Borrowers:

(A) The amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price; and

(B) The Agents and the Lenders may collect from such Borrower even if the Agents or the Lenders, by foreclosing on the Real Property, have destroyed any right such Borrower may have to collect from the other Borrowers.

This is an unconditional and irrevocable waiver of any rights and defenses such Borrower may have because the Obligations are secured by Real Property.

(i) The provisions of this Section 2.15 are made for the benefit of the Agents, the Lenders and their respective successors and assigns, and may be enforced by it or them from time to time against any or all of the Borrowers as often as occasion therefor may arise and without requirement on the part of any such Agent, Lender, successor or assign first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.15 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Agent or Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.15 will forthwith be reinstated in effect, as though such payment had not been made.

(j) Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Agents or the Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(k) Each Borrower hereby agrees that, after the occurrence and during the continuance of any Default or Event of Default, the payment of any amounts due with respect to the Indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations. Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or

Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any Indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such Indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for the Collateral Agent, and such Borrower shall deliver any such amounts to the Revolving Agent for application to the Obligations in accordance with Section 2.4(b).

2.16 Registered Notes. The Revolving Agent, acting solely for this purpose as a non-fiduciary agent on behalf of the Borrowers (or in the case of an assignment not recorded in the Register in accordance with Section 14.1(j), the assigning Lender) agrees to record the Commitments, Advances, and Term Loan on the Register. Each Commitment, Advance, and Term Loan recorded on the Register may not be evidenced by promissory notes other than Registered Notes (as defined below). Upon the registration of each Commitment, Advance, and Term Loan, each Borrower agrees, at the request of any Lender, to execute and deliver to such Lender a promissory note, in conformity with the terms of this Agreement, in registered form to evidence such Registered Loan, in form and substance reasonably satisfactory to such Lender, and registered as provided in Section 14.1(i) (a “Registered Note”), payable to the order of such Lender or its registered assigns and otherwise duly completed. Once recorded on the Register, no Commitment, Advance, or Term Loan may be removed from the Register so long as it or they remain outstanding, and a Registered Note may not be exchanged for a promissory note that is not a Registered Note.

2.17 Priority and Liens.

(a) The Lender Group’s Liens shall, pursuant to Sections 364(c)(2) and 364(d)(1) of the Bankruptcy Code, be senior, priming Liens senior to all other Liens, administrative expenses, claims and interests of the kinds specified in, or ordered pursuant to, Section 105, 326, 330, 331, 361, 363, 364, 503(b), 506(c), 507(a), 507(b), 726 or any other provision of the Bankruptcy Code, other than the Senior Claims and the Carve-Out Expenses, all as more fully set forth in the Final Financing Order.

(b) All Obligations shall, pursuant to Section 364(c)(1) of the Bankruptcy Code, be allowed administrative expenses of the Borrowers in the Chapter 11 Cases with super priority status senior to all other administrative expenses, claims and interests of the kinds specified in, or ordered pursuant to, Section 105, 326, 330, 331, 363, 364, 503(b), 506(c), 507(a), 507(b), 726 or any other provision of the Bankruptcy Code, and shall at all times be senior to the rights of the Borrowers, the Estates, the Committee, and any successor trustee or Estate representative in the Chapter 11 Cases or any subsequent proceeding or case under the Bankruptcy Code, subject only to the Carve-Out Expenses, all as more fully set forth in the Final Financing Order.

(c) The Lender Group’s Liens and the Lenders’ Post-Petition Super Priority shall also have priority over any claims or administrative expenses arising under Section 506(c) of the Bankruptcy Code subject and subordinate only to, in the case of the Lender Group’s Liens only, the Senior Claims and, in the case of both the Lender

Group’s Liens and the Lenders’ Post-Petition Super Priority, the Carve-Out Expenses. So long as no Carve-Out Event shall have occurred and be continuing (i) the Borrowers shall be permitted to pay administrative expenses allowed and payable under Sections 330 and 331 of the Bankruptcy Code, as the same may become due and payable, and (ii) such payments shall not be applied to reduce the Carve-Out Expenses, in each instance without prejudice to any the right of any Agent or any Lender to object to the interim or final allowance of any compensation or reimbursement of expenses. Except as set forth herein or in the Final Financing Order, no other administrative expense having a priority superior to or pari passu with that granted to the Lenders by the Final Financing Order shall be granted or approved while any Obligations under this Agreement remain outstanding.

2.18 Payment of Obligations. Upon the Maturity Date (whether by acceleration or otherwise), the Lenders shall be entitled to immediate payment of the Obligations without further application to or order of the Bankruptcy Court.

2.19 No Discharge; Survival of Claims. The Borrowers agree that (a) the Obligations hereunder shall not be discharged by the entry of an order confirming a plan of reorganization in any Chapter 11 Case (and the Borrowers, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waive any such discharge), and (b) the superpriority administrative expense status afforded the Obligations pursuant to the Final Financing Order and described in Section 2.17 and the Liens granted to the Collateral Agent and the Lenders pursuant to the Final Financing Order and described in Section 2.17 shall not be affected in any manner by the entry of an order confirming a plan of reorganization in any Chapter 11 Case.

2.20 Waiver of any Primary Rights. Upon the Closing Date, and on behalf of themselves and the Estates, and for so long as any Obligations shall be outstanding, the Borrowers hereby irrevocably waive all right, pursuant to Section 364(c) or 364(d) of the Bankruptcy Code or otherwise, to grant or seek to grant any Lien of equal or greater priority than the Lender Group’s Liens, or to approve or seek approval of a claim or administrative expense of equal or greater priority than the Obligations.

2.21 F/X Account. The funds in the F/X Account may not be used or applied for any purpose at any time other than for payment of F/X Obligations and the return of any balance remaining to the Borrower after termination of the F/X Agreement. The F/X Provider may, at any time and from time to time, in its sole discretion, whether or not a Default or Event of Default has occurred and is continuing and without application to or a further order of the Bankruptcy Court, apply all or any portion of the funds in the F/X Account to reimburse itself for F/X Obligations.

3 CONDITIONS; TERM OF AGREEMENT.

3.1 Conditions Precedent to the Initial Extension of Credit. The obligation of each Lender to make its initial extension of credit provided for hereunder is subject to the fulfillment, to the satisfaction of the Agents and each Lender, of each of the conditions precedent set forth on Schedule 3.1 (the making of such initial extension of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent). Each Lender with a Commitment as specified on Schedule C shall have executed and delivered this Agreement confirming its Commitment as specified on such schedule.

3.2 Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make any Advances, fund any portion of the Term Loan, or cause the issuance of any Letter of Credit hereunder at any time (or to extend any other credit or financial accommodation hereunder) shall be subject to the following conditions precedent:

(a) the Borrowing requested or such Letter of Credit issued, as the case may be, would not cause the Revolver Usage, the Letter of Credit Usage or the Term Loans outstanding to exceed the amounts authorized under this Agreement or by the Final Financing Order;

(b) the representations and warranties contained in this Agreement or in the other Loan Documents shall be true and correct immediately prior to and after giving effect to such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date in which case such representations and warranties shall be true and correct as of such earlier date);

(c) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;

(d) no injunction, writ, restraining order, or other order of any nature (whether temporary, preliminary or permanent) restricting or prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against any Borrower, any Agent, any Lender, or any of their Affiliates and such extension of credit shall not violate any requirement of applicable law;

(e) no Material Adverse Change shall have occurred;

(f) the Collateral Agent shall have a first priority perfected security interest and lien in the Collateral subject as to priority only, to Senior Claims and the Carve-Out Expenses;

(g) the Bankruptcy Court shall have entered the Final Financing Order on or before June 30, 2006;

(h) on or prior to the date of such Borrowing or the issuance of such Letter of Credit, as the case may be, the Final Financing Order, as the case may be, shall be in full force and effect and shall not have been vacated, reversed, stayed, modified or amended absent the express written joinder or consent of the Lenders;

(i) there shall be no motion brought by any Borrower or any Affiliate of a Borrower that is pending in the Chapter 11 Cases (i) to vacate, reverse, modify or amend the Final Financing Order, as the case may be (other than any motion to modify the Final Financing Order that the Lenders have filed, joined, or expressly consented to in writing), or (ii) to permit any administrative expense against the Borrowers to have administrative expense priority superior to or pari passu with the Lenders’ Post-Petition Super Priority in respect of the Obligations;

(j) no motion for reconsideration of the Final Financing Order shall have been timely filed by any Borrower or any Affiliate of a Borrower;

(k) if the Final Financing Order is the subject of a pending appeal in any respect, none of the making of the Term Loan or any Advances or the issuances of any Letters of Credit, the granting of the Lenders’ Post-Petition Super Priority with respect to the Obligations, the granting of the Lender Group’s Liens, in the other Loan Documents or in any order of the Bankruptcy Court, or the performance by any of the Borrowers of any of their obligations under this Agreement or any other Loan Document or under any other instrument or agreement referred to in this Agreement shall be the subject of a presently effective stay pending appeal;

(l) Other than the Chapter 11 Cases, there shall exist no claim, action, suit, litigation, proceeding or investigation pending in any court or before any arbitrator or Governmental Authority that relates to the Obligations, and

(m) the Lenders shall have received a certification from the Administrative Borrower that the conditions precedent set forth in this Section 3 have been satisfied on the requested Funding Date for the Borrowing.

3.3 Term. This Agreement shall continue in full force and effect for a term ending on the earliest of (a) the date a plan of reorganization confirmed in any Chapter 11 Case becomes effective, (b) the date on which an Event of Default occurs and is continuing, (c) the date of any decision by the board of directors of any Borrower to proceed with the sale or liquidation of any Borrower without the consent of all of the Lenders, (d) November 10, 2006, and (e) the date this Agreement is earlier terminated in accordance with its terms (the earliest of such dates, the “Maturity Date”). The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement pursuant to Section 9.1 at any time after the occurrence and during the continuation of an Event of Default.

3.4 Effect of Termination. On the date of termination of this Agreement, all Obligations (including contingent reimbursement obligations of the Borrowers with respect to outstanding Letters of Credit and including all Bank Product Obligations) immediately shall become due and payable without notice or demand (including (a) either (i) providing cash collateral to be held by the Revolving Agent for the benefit of the Issuing Lender in an amount equal to 105% of the Letter of Credit Usage less the then amount of Prepaid Reimbursement Funds in the L/C Prepaid Account, (ii) providing one or more letters of credit containing terms and conditions, and issued by one or more banks, in all cases acceptable to the Issuing Lender in its Permitted Discretion for its benefit in an aggregate amount equal to 105% of the Letter of Credit Usage less the then amount of Prepaid Reimbursement Funds in the L/C Prepaid Account, or (iii) causing the original Letters of Credit to be returned to the Issuing Lender, and (b) providing cash collateral (in an amount determined by the Revolving Agent as sufficient to satisfy the reasonably estimated credit exposure) to be held by the Revolving Agent for the benefit of the Bank Product Providers with respect to the Bank Product Obligations). No termination of this Agreement, however, shall relieve or discharge the Borrowers of their duties, Obligations, or covenants hereunder or under any other Loan Document and the Lender Group’s Liens in the Collateral shall remain in effect until all Obligations have been paid in full and the Lender Group’s obligations to provide additional credit hereunder have been terminated. When this Agreement has been terminated and all of the Obligations have been paid in full and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, the Collateral Agent will, at the Borrowers’ sole expense, execute and deliver any termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Lender Group’s Liens and all notices of security interests and liens previously filed by or assigned to the Collateral Agent with respect to the Obligations.

3.5 Early Termination by the Borrowers. The Borrowers have the option, at any time upon five (5) days’ prior written notice by the Administrative Borrower to the Administrative Agent, to terminate this Agreement by paying to the Revolving Agent, in cash, the Obligations (including (a) either (i) providing cash collateral to be held by the Revolving Agent for the benefit of the Issuing Lender in an amount equal to 105% of the Letter of Credit Usage less the then amount of Prepaid Reimbursement Funds in the L/C Prepaid Account, (ii) providing one or more letters of credit containing terms and conditions, and issued by one or more banks, in all cases acceptable to the Issuing Lender in its Permitted Discretion for its benefit in an aggregate amount equal to 105% of the Letter of Credit Usage less the then amount of Prepaid Reimbursement Funds in the L/C Prepaid Account, or (iii) causing the original Letters of Credit to be returned to the Issuing Lender, and (b) providing cash collateral (in an amount determined by the Revolving Agent as sufficient to satisfy the reasonably estimated credit exposure) to be held by the Revolving Agent for the benefit of the Bank Product Providers with respect to the Bank Products Obligations), in full. If the Administrative Borrower has sent a notice of termination pursuant to the provisions of this Section 3.5, then the Commitments shall terminate and the Borrowers shall be obligated to repay in cash the Obligations (including (a) either (i) providing cash collateral to be held by the Revolving Agent for the benefit of the Issuing Lender in an amount equal to 105% of the Letter of Credit Usage less the then amount of Prepaid Reimbursement Funds in the L/C Prepaid Account, (ii) providing one or more letters of credit containing terms and conditions, and issued by one or more banks, in all cases acceptable to the Issuing Lender in its Permitted Discretion for its benefit in an aggregate amount equal to 105% of the Letter of Credit Usage less the then amount of Prepaid Reimbursement Funds in the L/C Prepaid Account, or (iii) causing the original Letters of Credit to be returned to the Issuing Lender, and (b) providing cash collateral (in an amount determined by the Revolving

Agent as sufficient to satisfy the reasonably estimated credit exposure) to be held by the Revolving Agent for the benefit of the Bank Product Providers with respect to the Bank Products Obligations), in full, on the date set forth as the date of termination of this Agreement in such notice.

4 REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, each Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects, as of the date hereof, and shall be true, correct, and complete, in all material respects, as of the Closing Date, and at and as of the date of the making of each Advance or the lending of a portion of the Term Loan (or other extension of credit) made thereafter, as though made on and as of the date of such Advance or such lending of a portion of the Term Loan (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct, in all material respects, as of such earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

4.1 No Encumbrances. Each Borrower has good and indefeasible title to, or a valid leasehold interest in, their personal property assets and good and marketable title to, or a valid leasehold interest in, their Real Property, in each case, free and clear of Liens except for Permitted Liens.

4.2 [Intentionally Omitted].

4.3 [Intentionally Omitted].

4.4 Equipment. Each material item of Equipment of the Borrowers and their Subsidiaries is used or held for use in their business and is in good working order, ordinary wear and tear and damage by casualty excepted.

4.5 Location of Inventory and Equipment. The Inventory and Equipment (other than vehicles or Equipment out for repair) of the Borrowers are not stored with a bailee, warehouseman, or similar party except as set forth in Schedule 4.5 and are located only at, or in-transit between, the locations identified on Schedule 4.5 (as such schedule may be updated pursuant to Section 5.10).

4.6 Inventory Records. Each Borrower keeps correct and accurate records itemizing and describing the type, quality, and quantity of Inventory and the book value thereof in all material respects.

4.7 State of Incorporation; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims.

(a) The name and jurisdiction of organization of each Borrower and each of its respective Subsidiaries is set forth on Schedule 4.7(a).

(b) The chief executive office of each Borrower and, as of the Closing Date, each of its respective Subsidiaries, is located at the address indicated on Schedule 4.7(b).

(c) Each Borrower’s and each of its Subsidiaries’ organizational identification number, if any, is identified on Schedule 4.7(c).

(d) As of the Closing Date, the Borrowers and their Subsidiaries do not hold any commercial tort claims, except as set forth on Schedule 4.7(d).

4.8 Due Organization and Qualification; Subsidiaries.

(a) Each Borrower is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and qualified to do business in any state where the failure to be so qualified reasonably could be expected to result in a Material Adverse Change.

(b) Set forth on Schedule 4.8(b) is a complete and accurate description of the authorized capital Stock of each Borrower, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding. Other than as described on Schedule 4.8(b), there are no subscriptions, options, warrants, or calls relating to any shares of each Borrower’s capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. No Borrower is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.

(c) Set forth on Schedule 4.8(c) is a complete and accurate list of each Borrower’s direct and indirect Subsidiaries, showing: (i) the jurisdiction of its organization and (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by the applicable Borrower. All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

(d) Except as set forth on Schedule 4.8(c), there are no subscriptions, options, warrants, or calls relating to any shares of any Borrower’s Subsidiaries’ capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. No Borrower or any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of any Borrower’s Subsidiaries’ capital Stock or any security convertible into or exchangeable for any such capital Stock, except with respect to Foreign Subsidiaries, an immaterial number or percentage of shares of Stock thereof which is held by local Persons in accordance with the applicable laws or regulations of the jurisdictions of such Foreign Subsidiaries.

4.9 Due Authorization; No Conflict.

(a) Upon the entry of the Final Financing Order by the Bankruptcy Court, the execution, delivery, and performance by each Borrower of this Agreement and the other Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Borrower.

(b) Upon the entry of the Final Financing Order by the Bankruptcy Court, the execution, delivery, and performance by each Borrower of this Agreement and the other Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to any Borrower, the Governing Documents of any Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on any Borrower entered into after the Petition Date, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of any Borrower, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of the Borrower, other than Permitted Liens, (iv) enable any Person to accelerate or enforce any claim against any Borrower under any agreement or instrument entered into after the Petition Date to which any Borrower is a party or by which its assets are bound, or (v) require any approval of any Borrower’s interest holders or any approval or consent of any Person under any material contractual obligation of any Borrower entered into after the Petition Date, other than consents or approvals that have been obtained and that are still in force and effect.

(c) The execution, delivery, and performance by each Borrower of this Agreement and the other Loan Documents to which such Borrower is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than consents or approvals that have been obtained and that are still in force and effect and the entry of the Final Financing Order by the Bankruptcy Court.

(d) As to each Borrower, upon the entry of the Final Financing Order by the Bankruptcy Court, this Agreement and the other Loan Documents to which such Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Borrower, will be the legally valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms.

(e) The Lender Group’s Liens are validly created, perfected and first priority Liens, subject as to priority only to Senior Claims and the Carve-Out Expenses.

4.10 Litigation. Other than the Chapter 11 Cases and except those matters disclosed on Schedule 4.10 or in Parent’s filings with the SEC through the date hereof, there are no material actions, suits, or proceedings pending or, to the best knowledge of the Borrowers, threatened against the Borrowers, or any of their Subsidiaries, as applicable, except for (a) matters that are fully covered by insurance (subject to customary deductibles) and (b) matters arising after the Closing Date that, if decided adversely to the Borrowers, or any of their Subsidiaries, as applicable, reasonably could not be expected to result in a Material Adverse Change.

4.11 No Material Adverse Change. All financial statements of the Borrowers and their Subsidiaries that have been delivered by the Borrowers to the Lender Group have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Borrowers’ and their Subsidiaries’ financial condition as of the date thereof and results of operations for the period then ended. There has not been a Material Adverse Change with respect to the Borrowers and their Subsidiaries since March 31, 2006 other than the Chapter 11 Cases.

4.12 [Intentionally Omitted].

4.13 Employee Benefits. Except as set forth on Schedule 4.13, none of the Borrowers, any of their Subsidiaries, or any of their ERISA Affiliates maintains or contributes to any Benefit Plan or Multiemployer Plan. Each of the Borrowers, their Subsidiaries and their ERISA Affiliates have satisfied the minimum funding standards of ERISA and the IRC with respect to each Benefit Plan to which it is obligated to contribute and has made all contributions required under the terms of each Multiemployer Plan to which it is obligated to contribute. No ERISA Event has occurred nor has any other event occurred that may result in an ERISA Event that reasonably could be expected to result in a Material Adverse Change. None of the Borrowers, any of their Subsidiaries, or any of their ERISA Affiliates is required to provide security to any Benefit Plan under Section 401(a)(29) of the IRC.

4.14 Environmental Condition. Except as set forth on Schedule 4.14, and except for other matters that, in the aggregate, could not reasonably be expected to result in a Material Adverse Change: (a) to the Borrowers’ knowledge, none of the Borrowers’ properties or assets has ever been used by the Borrowers or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such use, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law; (b) to the Borrowers’ knowledge, none of the Borrowers’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site; (c) none of the Borrowers has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by the Borrowers; and (d) none of the Borrowers has received a summons, citation, notice, or directive from the United States Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by any Borrower resulting in the releasing or disposing of Hazardous Materials into the environment.

4.15 Intellectual Property.

(a) Each Borrower and each Subsidiary of a Borrower owns or has a right to use all Patents, Copyrights, Trademarks and licenses that are necessary to the conduct of its business as currently conducted. Attached hereto as Schedule 4.15 (as updated monthly) is a true, correct, and complete listing of Patents, Copyrights and Trademarks as to which each Borrower or Subsidiary of a Borrower is the owner or is an exclusive licensee (collectively, “Scheduled Intellectual Property Collateral”).

(b) Except as set forth in Schedule 4.15:

(i) Each Borrower or each Subsidiary of a Borrower is the sole owner or is an exclusive licensee of its Scheduled Intellectual Property Collateral, free and clear of any Lien (other than in favor of the Collateral Agent, for the benefit of the Lender Group and the Bank Product Providers or any other Permitted Lien) without the payment of any monies or royalty except with respect to off-the-shelf software;

(ii) Each Borrower or each Subsidiary of a Borrower has taken, and will continue to take, all actions which are necessary or advisable to acquire and protect its Scheduled Intellectual Property Collateral, consistent with prudent commercial practices and such Borrower’s or Subsidiary’s business judgment, including (A) registering all Copyrights included within the Scheduled Intellectual Property Collateral which, in such Borrower’s or Subsidiary’s business judgment, are of sufficient value to merit such treatment in the U.S. Copyright Office, and (B) registering all Patents and Trademarks included within the Scheduled Intellectual Property Collateral which, in such Borrower’s or Subsidiary’s business judgment, are of sufficient value to merit such treatment in the United States Patent and Trademark Office;

(iii) Each Borrower’s or each Subsidiary’s rights in the Scheduled Intellectual Property Collateral are valid and enforceable;

(iv) No Borrower or Subsidiary of a Borrower has received any material demand, claim, notice or inquiry from any Person in respect of the Scheduled Intellectual Property Collateral which challenges, threatens to challenge or inquiries as to whether there is any basis to challenge the validity of the rights of the Borrowers and their Subsidiaries or the right of the Borrowers or their Subsidiaries to use any such Scheduled Intellectual Property Collateral, and the Borrowers and their Subsidiaries know of no basis for any such challenge;

(v) The Borrowers and their Subsidiaries have not received any formal written notice of any violation or infringement of any proprietary rights of any other Person that could reasonably be expected to result in a Material Adverse Change;

(vi) except on an arm’s-length basis for value and other commercially reasonable terms, the Borrowers and their Subsidiaries have not granted any license with respect to any Scheduled Intellectual Property Collateral to any Person other than that Scheduled Intellectual Property Collateral that the Borrowers and their Subsidiaries have made available to the “open source community”; and

(vii) The Borrowers and their Subsidiaries are not pursuing any claims or causes of actions against any Person for infringement of the Scheduled Intellectual Property Collateral that could reasonably be expected to result in a Material Adverse Change.

4.16 Leases. The Borrowers enjoy peaceful and undisturbed possession under all leases of Equipment and Real Property material to their business and to which they are parties or under which they are operating, and all of such material leases are valid and subsisting, and except for defaults disclosed on Schedule 4.16, no material default by the Borrowers exists under any of them except as the same may have occurred as a result of (i) the commencement of the Chapter 11 Cases on the Petition Date, (ii) the execution, delivery and performance of the terms of the Junior Lien DIP Facility or this Agreement or the other Loan Documents, or (iii) the implementation of the Reorganization Plan. The Borrowers’ Subsidiaries enjoy peaceful and undisturbed possession under all leases of Equipment and Real Property material to the business of the Borrowers and their Subsidiaries, taken as a whole, and to which they are parties or under which they are operating, and all of such material leases are valid and subsisting and, except for defaults disclosed on Schedule 4.16, no default material to the business of the Borrowers and their respective Subsidiaries, taken as a whole, by any of the Borrowers’ Subsidiaries exists under any of them.

4.17 Deposit Accounts and Securities Accounts. Set forth on Schedule 4.17 is a listing of all of the Borrowers’ and their Subsidiaries’ domestic Deposit Accounts and Securities Accounts, including, with respect to each bank or securities intermediary (a) the name and address of such Person, and (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person. Each of the Deposit Accounts and Securities Accounts set forth on Schedule 4.17 is the subject of a Control Agreement.

4.18 Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of the Borrowers or their Subsidiaries in writing to any Agent or any Lender (including all information contained in the schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents, or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the Borrowers or their Subsidiaries in writing to any Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

4.19 Pre-Petition Indebtedness. Set forth on Schedule 4.19 is a true and complete list of all Pre-Petition Indebtedness that is to remain outstanding after the Closing Date, and such Schedule accurately reflects the aggregate principal amount of such Indebtedness as of the Closing Date.

4.20 Classified Material. The Classified Material is not necessary to and will not otherwise prohibit or impede the Lender Group’s enforcement rights related to any Collateral (except for non-material amounts of books and records and Equipment which may contain Classified Material)

4.21 Inactive Subsidiaries. The Inactive Subsidiaries, taken as a whole, do not own assets with an aggregate fair market value in excess of $1,000,000 (excluding obligations constituting Permitted Investments due from any Affiliate). None of the Inactive Subsidiaries has any material liabilities or engages in any business operations.

4.22 Reorganization Matters.

(a) The Chapter 11 Cases were commenced on the Petition Date in accordance with applicable law and proper notice thereof and the proper notice for the hearing for the approval of the Final Financing Order will be given.

(b) Pursuant to and to the extent permitted in the Final Financing Order, the Obligations will constitute allowed administrative expense claims in the Chapter 11 Cases having priority over all administrative expense claims and unsecured claims against the Borrowers now existing or hereafter arising, of any kind whatsoever, including all administrative expenses of the kind specified in Sections 105, 326, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 726, 1114, or any other provision of the Bankruptcy Code, as provided under Section 364(c)(1) of the Bankruptcy Code, subject as to priority only, to the Carve-Out Expenses.

(c) Pursuant to and to the extent provided in the Final Financing Order, the Obligations will be secured by a valid and perfected first priority Lien on all of the Collateral subject only to the Senior Claims and the Carve Out Expenses.

(d) The Final Financing Order, as the case may be, is in full force and effect, and has not been reversed, stayed, modified or amended (except as may be modified or amended with the Agents’ express written consent).

(e) Notwithstanding the provisions of Section 362 of the Bankruptcy Code, upon the maturity (whether by acceleration or otherwise) of any of the Obligations, the Agents and the Lenders shall be entitled to immediate payment of such Obligations and, subject to Section 7.3 and Section 9.1, to enforce the remedies provided for hereunder, without further application to or order by the Bankruptcy Court.

4.23 Obligations Immediately Prior to the Closing Date. Immediately prior to the Closing Date, the Pre-Petition Secured Notes Obligations consist of the 6.50% Secured Notes in the aggregate principal outstanding amount set forth on Schedule 4.19, plus accrued interest through the Closing Date, upon which no judgment has been entered. The Pre-Petition Secured Notes Obligations are not, and from and after the Closing Date, neither the Pre-Petition Secured Notes Obligations nor the Obligations will be subject to any right of setoff, expungement or recoupment, other rights, remedies, objections, counterclaims or claims of any kind or nature (including any avoidance claim for actual or constructive fraudulent transfers, preference payments, equitable subordination or violations of any federal or state statute or laws), or legal or equitable defenses, in each case, that have been or may be asserted by or on behalf of any of the

Borrowers, any Subsidiary of the Borrowers or any other Person (whether on legal or equitable grounds) to reduce the amount of the Pre-Petition Secured Notes Obligations or to affect the validity or enforceability of the Pre-Petition Secured Notes Obligations, in whole or in part, or to disallow, subordinate, avoid or void the Pre-Petition Secured Notes Obligations, in whole or in part; provided, however, that the foregoing shall not affect the right of the Committee to assert any such claims or causes of action on behalf of the Borrowers’ Estates to the extent set forth in the Final Financing Order.

4.24 Budget. Attached to this Agreement as Exhibit B-2 is a true and complete copy of the Budget.

4.25 Other Representations and Warranties. To the best of the Borrowers’ knowledge, except as may occur directly as a result of the commencement of the Chapter 11 Cases on the Petition Date, on the date hereof (a) the Borrowers have no knowledge of any litigation or adversary proceeding threatened against them or any of the Agents, the Lenders or the Lenders under the 6.50% Notes Indenture that would affect in any way (i) the Pre-Petition Secured Notes Obligations, (ii) any action to be taken or that may be taken by any Agent or any Lender hereunder or under any other Loan Document, or (iii) any of the Agents’ or the Lenders’ rights and remedies hereunder or under any other Loan Document; (b) the Pre-Petition Secured Notes Loan Documents are in full force and effect; and (c) the Trustee under the 6.50% Notes Indenture has, for its benefit and the ratable benefit of the holders of the 6.50% Secured Notes, a valid and fully perfected second priority security interest in and to a portion of the Collateral, enforceable as such against all creditors of the Borrowers and their Affiliates and any Persons purporting to purchase or otherwise acquire such portion of the Collateral from any Borrower and its Affiliates.

5 AFFIRMATIVE COVENANTS.

Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, the Borrowers shall and shall cause each of their respective Subsidiaries to do all of the following (provided, however, that only the Administrative Borrower is required to comply with Section 5.2, Section 5.3 and Section 5.4 in each case on behalf of itself and the other Borrowers):

5.1 Accounting System. Maintain a system of accounting that enables the Borrowers to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral that contain information as from time to time may reasonably be requested by the Collateral Agent. The Borrowers also shall keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to their sales.

5.2 Collateral Reporting. Provide the Collateral Agent (and if so requested by the Collateral Agent, with copies for each Lender) with each of the reports set forth on Schedule 5.2 at the times specified therein. In addition, each Borrower agrees to reasonably cooperate fully with the Collateral Agent to maintain a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth above.

5.3 Budget. Deliver to the Agents (and if so requested by any of the Agents, with copies for each Lender), in form and detail satisfactory to the Agents:

(a) if applicable, any updated or replacement budget in substantially the same format as the previous budget, which, upon acceptance by the Administrative Agent and the Required Lenders in their Permitted Discretion, shall become the Budget, which budget shall be deemed to have been accepted unless the Administrative Agent shall have notified the Administrative Borrower by 9:00 a.m. (California time) on the third Business Day following delivery of such updated or replacement budget that such updated or replacement budget is not acceptable; provided that a budget may be effectuated at any time with the prior written consent of the Administrative Agent and the Required Lenders;

(b) a variance report reflecting the actual cash receipts and disbursements for each four or five week reporting period of the Borrowers, as applicable, within three (3) Business Days after the end of such four-week or five-week reporting period, as applicable, and showing a reconciliation and the percentage variance of actual receipts and disbursements from those reflected in the Budget for such period; and

(c) a statement of cash flows for each week, delivered no later than three (3) Business Days after the end of each week,

(d) a statement of revenue for each four or five week reporting period of the Borrowers, as applicable, delivered no later than ten (10) Business Days following the end of such four-week or five-week reporting period, as applicable, and

(e) a statement, with supporting schedules, of cash and Availability, identifying Domestic Cash Liquidity and Global Unrestricted Cash, as of the last day of each week, delivered no later than three (3) Business Days after the end of each week.

5.4 Financial Statements, Reports, Certificates. Deliver to each of the Agents, with copies to each Lender, each of the financial statements, reports, or other items set forth on Schedule 5.4 at the time specified herein. In addition, Parent agrees that no Subsidiary of Parent will have a fiscal year end different from that of Parent, other than as required by applicable law.

5.5 Documents Filed with the Bankruptcy Court or Delivered to the U.S. Trustee or Committee. At the time any report (including monthly reports), projections, prospectus or other similar document is filed with the Bankruptcy Court or provided to the U.S. Trustee, as applicable, the Borrowers shall give to or cause to be given or served on the Agents and each Lender copies of such report, projection, prospectus or other similar documents. The Borrowers shall also promptly provide the Agents with copies of all documents or information provided by or on behalf of any Borrower to the Committee with respect to the Chapter 11 Cases.

5.6 Inspection. Permit each of the Agents, each Lender, and each of their duly authorized representatives or agents to visit any of its properties (or any other place where the Collateral or any information relating thereto is kept or located) and inspect any of its assets or books and records, to examine and make copies of its books and records, to make such verification concerning the Collateral as the Agents or any Lender may consider reasonable under the circumstances and to discuss its affairs, finances and accounts with its directors, officers and employees at such reasonable times and intervals as any such Agent or any such Lender may designate and, so long as no Default or Event of Default exists, with reasonable prior notice to the Administrative Borrower. All out-of-pocket costs and expenses incurred by any of the Agents or any of the Lenders in connection with any such Agent’s or any Lender’s inspections permitted under this Section 5.6 shall constitute Lender Group Expenses and be reimbursed by the Borrowers.

5.7 Maintenance of Properties. Maintain and preserve all of their properties which are necessary or useful in the proper conduct to their business in good working order and condition, ordinary wear, tear, and casualty excepted (and except where the failure to do so could not be reasonably expected to result in a Material Adverse Change), and comply in all material respects at all times with the provisions of all material leases to which it is a party as lessee, so as to prevent any material loss or forfeiture thereof or thereunder.

5.8 Taxes. Except when a nonpayment is permitted by the Bankruptcy Code, cause all material assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against the Borrowers, their Subsidiaries, or any of their respective assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. Except when a nonpayment is permitted by the Bankruptcy Code, each of the Borrowers will and will cause their Subsidiaries to make timely payment or deposit of all material tax payments and withholding taxes required of them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish the Agents with proof reasonably satisfactory to the Agents indicating that the applicable Borrower or Subsidiary has made such payments or deposits.

5.9 Insurance.

(a) At the Borrowers’ expense, maintain insurance respecting their and their Subsidiaries’ assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. The Borrowers also shall maintain business interruption, public liability, and product liability insurance, as well as insurance against larceny and embezzlement. All such policies of insurance shall be in such amounts as are ordinarily maintained by Persons engaged in the same or similar businesses and with such insurance companies as are reasonably satisfactory to the Agents. Other than business interruption insurance policies, the Borrowers shall deliver or have delivered certificates of insurance evidencing all required coverages to the

Collateral Agent with an endorsement naming the Collateral Agent as loss payee (under a satisfactory lender’s loss payable endorsement) or additional insured, as appropriate. Each certificate of insurance or endorsement shall contain a clause requiring the insurer to give not less than thirty (30) days’ prior written notice to the Collateral Agent in the event of cancellation of the policy for any reason whatsoever.

(b) The Administrative Borrower shall give the Collateral Agent prompt notice of any loss of the Collateral exceeding $250,000 covered by such insurance. The Borrowers shall have the exclusive right to adjust any such losses payable under any such insurance policies which are less than $250,000. In the case of any losses of the Collateral payable under such insurance exceeding $250,000, to the extent permitted under such insurance policies, the Collateral Agent shall have the exclusive right to adjust any losses payable under any such insurance policies (other than business interruption insurance policies), without any liability to the Borrowers whatsoever in respect of such adjustments. Any monies received as payment for any loss under any insurance policy mentioned above (other than liability or business interruption insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain of Collateral, shall be paid over to the Collateral Agent to be applied at the option of the Required Lenders either to the prepayment of the Obligations or to be disbursed to the Administrative Borrower under staged payment terms reasonably satisfactory to the Required Lenders for application to the cost of repairs, replacements, restorations or reimbursements.

5.10 Location of Threshold Inventory and Threshold Equipment. Keep the Threshold Inventory and Threshold Equipment only at the locations identified on Schedule 4.5 or in transit from one such location to another; provided, however, that the Administrative Borrower may amend Schedule 4.5 so long as such amendment occurs by written notice to the Collateral Agent not less than thirty (30) days prior to the date on which such Inventory or Equipment is moved to such new location, so long as such new location is within the continental United States.

5.11 Compliance with Laws. Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, including the Bankruptcy Court, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

5.12 Leases. Unless otherwise provided in the Final Financing Order or except to the extent nonpayment is permitted by the Bankruptcy Code, as applicable, pay, or cause to be paid, when due all rents and other amounts payable under any material leases to which any Borrower or any Subsidiary of a Borrower is a party or by which any Borrower’s or any Subsidiary of a Borrower’s properties and assets are bound, unless the failure to pay such amounts would not, individually or in the aggregate, result in and reasonably could not be expected to result in a Material Adverse Change or a Lien other than a Permitted Lien.

5.13 Existence. At all times preserve and keep in full force and effect each Borrower’s and each of its Subsidiaries’ valid existence and good standing and any rights and franchises, in each case, material to the Borrowers’ businesses taken as a whole.

5.14 Environmental. Keep any property owned or operated by any Borrower or (with respect to property that is material to the business of the Borrowers and their Subsidiaries, taken as a whole) any Subsidiary of a Borrower free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (a) comply, in all material respects, with Environmental Laws and provide to the Collateral Agent documentation of such compliance which the Collateral Agent reasonably requests, (b) promptly notify the Collateral Agent of any release of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Borrower or (with respect to property that is material to the business of the Borrowers and their Subsidiaries, taken as a whole) any Subsidiary of a Borrower and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, and (c) promptly, but in any event within five (5) days of its receipt thereof, provide the Collateral Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of any Borrower that is not a Permitted Lien; (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Borrower or any Subsidiary of a Borrower which could reasonably be expected to cause a Material Adverse Change; and (iii) notice of a violation, citation, or other administrative order which reasonably could be expected to result in a Material Adverse Change.

5.15 Disclosure Updates. Promptly and in no event later than five (5) Business Days after obtaining knowledge thereof, notify the Agents if any written information, exhibit, or report furnished to the Lender Group contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the facts and circumstances in which such statement was made or known by any Borrower or any Subsidiary of a Borrower to exist at the time such statement was made.

5.16 Control Agreements. Take all reasonable steps in order for the Collateral Agent to obtain control in accordance with Sections 8-106, 9-104, 9-105, 9-106, and 9-107 of the Commercial Code with respect to all of its domestic Securities Accounts, domestic Deposit Accounts, electronic chattel paper, investment property, and letter of credit rights.

5.17 Assignment of Proceeds. Execute and deliver to the Collateral Agent any and all additional documents that the Collateral Agent may request in its Permitted Discretion, in form and substance reasonably satisfactory to the Collateral Agent, providing for the assignment of all proceeds to the Collateral Agent arising from any license or royalty agreement entered into by any Borrower with respect to such Borrower’s General Intangibles.

5.18 Employee Benefits.

(a) Deliver to the Administrative Agent (i) promptly, and in any event within ten (10) Business Days after the Borrowers or their Subsidiaries know or have reason to know that an ERISA Event has occurred that reasonably could be expected to result in a Material Adverse Change, a written statement of the chief financial officer of such Borrower or such Subsidiary describing such ERISA Event and any action that is being taking with respect thereto by the Borrowers or their Subsidiaries or their ERISA Affiliates, and any action taken or threatened by the IRS, Department of Labor, or PBGC; the Borrower or such Subsidiary shall be deemed to know all facts known by the administrator of any Benefit Plan of which it is the plan sponsor, (ii) promptly, and in any event within three (3) Business Days after the filing thereof with the IRS, a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by the Borrowers or their Subsidiaries or, to the knowledge of the Borrowers or their Subsidiaries, any ERISA Affiliate with respect to such request, and (iii) promptly, and in any event within three (3) Business Days after receipt by the Borrowers or their Subsidiaries or, to the knowledge of the Borrowers or their Subsidiaries or any of their ERISA Affiliates, of the PBGC’s intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice.

(b) Cause to be delivered to the Agents, upon any Agent’s request, each of the following: (i) a copy of each Plan (or, where any such plan is not in writing, complete description thereof) (and if applicable, related trust agreements or other funding instruments) and all amendments thereto, all material written interpretations thereof and material written descriptions thereof that have been distributed to employees or former employees of the Borrowers or their Subsidiaries; (ii) the most recent determination letter issued by the IRS with respect to each Benefit Plan; (iii) for the three most recent Plan years, annual reports on Form 5500 Series required to be filed with any governmental agency for each Benefit Plan; (iv) all actuarial reports prepared for the last three Plan years for each Benefit Plan; (v) a listing of all Multiemployer Plans, with the aggregate amount of the most recent annual contributions required to be made by the Borrowers or their Subsidiaries or any of their ERISA Affiliates to each such plan and copies of the collective bargaining agreements requiring such contributions; (vi) any information that has been provided to the Borrowers or their Subsidiaries or any of their ERISA Affiliates regarding withdrawal liability under any Multiemployer Plan; and (vii) the aggregate amount of the most recent annual payments made to former employees of the Borrowers or their Subsidiaries under any Retiree Health Plan.

5.19 Formation of Subsidiaries. At the time that any Borrower forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, such Borrower shall (a) if such new Subsidiary is a Domestic Subsidiary, cause such new Subsidiary to provide to the Collateral Agent a joinder to this Agreement, together with such other security documents (including Mortgages with respect to any Real Property of such new Subsidiary), as well as appropriate financing statements (and with respect to all property subject to a Mortgage, fixture filings), all in form and substance satisfactory to the Collateral Agent (including being sufficient to grant the Lenders a first priority Lien in and to the assets of such newly formed or acquired

Subsidiary), (b) provide to the Collateral Agent a pledge agreement and appropriate certificates and powers or financing statements, hypothecating all of the direct or beneficial ownership interest in any such new Domestic Subsidiary, and if such new Foreign Subsidiary is owned by a Borrower or a Domestic Subsidiary, sixty-five percent (65%) of the direct or beneficial ownership interest in any such new Foreign Subsidiary, in each case in form and substance satisfactory to the Agents and (c) provide to the Collateral Agent all other documentation, including one or more opinions of counsel satisfactory to the Collateral Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all property subject to a Mortgage). Any document, agreement, or instrument executed or issued pursuant to this Section 5.19 shall be a Loan Document.

5.20 Parallel Debt for the Purpose of the Dutch Pledge.

(a) For the purpose of this Section 5.20 only, “Secured Obligations” means the Obligations with the exception of the Parallel Debt Undertaking.

(b) Each Borrower and Subsidiary of the Administrative Borrower (each, an “Obligor”) irrevocably and unconditionally undertakes to pay to the Revolving Agent, on each date that a payment is due in connection with the Secured Obligations, an amount equal to the Secured Obligations owed by such Obligor due on such date (the “Parallel Debt Undertaking”).

(c) The rights of the Revolving Agent under Section 5.20(b) are several and independent of any right that any Lender or Bank Product Provider may have under the Secured Obligations.

(d) An amount paid by an Obligor to the Revolving Agent in respect of the Parallel Debt Undertaking will discharge the liability of that Obligor under the Secured Obligations in an equal amount, and an amount paid by an Obligor in respect of the Secured Obligations will discharge the liability of that Obligor under the Parallel Debt Undertaking in an equal amount. The aggregate amount outstanding under the Parallel Debt Undertaking will never exceed the aggregate amount outstanding under the Secured Obligations.

(e) Nothing in this Section 5.20 shall affect the Borrowers’ joint and several liability for payment and performance of the Obligations.

5.21 Certain Reports and Information. The Borrowers promptly shall provide the Administrative Agent with copies of or reasonable access to all consultants’ reports, investment bankers’ reports, final business plans and similar documents produced after the Petition Date in any of the Borrowers’ possession or of which any of the Borrowers have knowledge and may obtain using its best efforts without incurring significant expenditures:

(a) the Borrowers promptly shall give or cause to be given or served on the Agents and their counsel copies of all pleadings, motions, applications, financial information and other papers and documents filed by the Borrowers in the Chapter 11 Cases;

(b) the Borrowers promptly shall give the Agents copies of all written reports given by the Borrowers to the Committee or the Ad Hoc Committee in the Chapter 11 Cases;

(c) the Borrowers promptly shall give the Agents copies of (i) any information generally distributed by the Borrowers to their creditors or the financial community in general, and (ii) any audit or other reports submitted to the Borrowers by independent accountants in connection with any annual interim or special audit of the Borrowers;

(d) the Borrowers shall immediately advise the Agents of all material developments and all significant actions taken by the Borrowers or their counsel in connection with the Borrowers’ efforts to effectuate a sale, merger or other financial restructuring of the Borrowers other than the Reorganization Plan;

(e) the Borrowers will promptly furnish to the Agents such other information and in such forms as either Agent may reasonably request; and

(f) the Borrowers will comply with the Final Financing Order and the Budget and shall not permit any of their Subsidiaries to make any payment with respect to Pre-Petition Indebtedness, except as permitted by the Final Financing Order or by the Bankruptcy Court, as contemplated by the Budget.

6 NEGATIVE COVENANTS.

Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, the Borrowers will not do, and will not permit any of their respective Subsidiaries to do, any of the following:

6.1 Indebtedness. Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

(a) Indebtedness evidenced by this Agreement and the other Loan Documents, together with Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit,

(b) Pre-Petition Indebtedness as set forth on Schedule 4.19,

(c) Permitted Purchase Money Indebtedness,

(d) Indebtedness evidenced by the Pre-Petition Secured Notes Loan Documents,

(e) Indebtedness disclosed in the Budget,

(f) other unsecured Indebtedness of all Foreign Subsidiaries (other than Indebtedness described in clause (i) of this Section 6.1) in an aggregate principal amount at any time outstanding not to exceed $2,000,000,

(g) endorsement of instruments or other payment items for deposit,

(h) Indebtedness comprising Permitted Investments, or

(i) Indebtedness of Foreign Subsidiaries comprising performance guaranties for the benefit of any Foreign Subsidiary in the ordinary course of business in an aggregate amount at any time outstanding not to exceed $30,000,000.

6.2 Liens. Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

6.3 Restrictions on Fundamental Changes.

(a) Enter into any merger or consolidation, reorganization or recapitalization (other than any merger (i) between any Domestic Subsidiary and Parent in which Parent is the surviving corporation, or (ii) between two Foreign Subsidiaries) not otherwise permitted under the Loan Documents, or reclassify its Stock other than pursuant to the terms of such Stock;

(b) Other than with respect to Inactive Subsidiaries, liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution);

(c) Convey, sell, lease, license, assign, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its assets; or

(d) Other than Permitted Dispositions, suspend or go out of a substantial portion of its or their business.

6.4 Disposal of Assets. Other than Permitted Dispositions, convey, sell, lease, license, assign, transfer, or otherwise dispose of any of the assets of any Borrower or any Subsidiary of a Borrower.

6.5 Change Name. Change any Borrower’s or any of its Subsidiaries’ name, organizational identification number, state of organization, or organizational identity; provided, however, that a Borrower or a Subsidiary of a Borrower may change its name upon at least thirty (30) days’ prior written notice by the Administrative Borrower to the Administrative Agent and the Collateral Agent of such change and so long as, at the time of such written notification, such Borrower or such Subsidiary provides any financing statements or fixture filings necessary to perfect and continue perfected Lender Group’s Liens.

6.6 Nature of Business. Make any change in the principal nature of their business.

6.7 Prepayments and Amendments.

(a) optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Borrower or (other than by a Foreign Subsidiary) of a Subsidiary of a Borrower, other than the Obligations in accordance with this Agreement,

(b) make any payment on account of Indebtedness that has been contractually subordinated in right of payment if such payment is not permitted at such time under the subordination terms and conditions, or

(c) directly or indirectly, amend, modify, alter, increase, waive or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Section 6.1(b).

6.8 Change of Control. Cause or permit, directly or indirectly, any Change of Control.

6.9 Consignments. Consign any of their Inventory or sell any of their Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale.

6.10 Distributions. Other than distributions or declaration and payment of dividends by a Borrower to another Borrower, by any Subsidiary to a Borrower, or by any Foreign Subsidiary to any other Subsidiary, make any distribution or declare or pay any dividends (in cash or other property, other than common Stock) on, or purchase, acquire, redeem, or retire any Stock of any Borrower, of any class, whether now or hereafter outstanding.

6.11 Accounting Methods. Modify or change their fiscal year or materially modify or change their method of accounting (other than as may be required to conform to GAAP) or enter into, modify, or terminate any agreement currently existing or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of the Borrowers’ accounting records in a manner that would result in said accounting firm or service bureau declining to provide the Agents with information regarding the Borrowers’ and their Subsidiaries’ financial condition.

6.12 Investments. Except for Permitted Investments, directly or indirectly, make or acquire any Investment, or incur any liabilities (including contingent obligations) other than Indebtedness permitted under Section 6.1 for or in connection with any Investment.

6.13 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transaction with any Affiliate of any Borrower except for transactions that (a) are upon fair and reasonable terms, and (b) are no less favorable to the Borrowers or their respective Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate.

6.14 Use of Proceeds. Use the proceeds of the Advances or the Term Loans for any purpose other than (i) to repay in full or otherwise satisfy all outstanding principal, interest, fees, or other amounts owed under the Pre-Petition Senior Loan Documents, (ii) to repay in full amounts owed under the Junior Lien DIP Facility, (iii) to pay the Prepaid Reimbursement Funds into the L/C Prepaid Account, (iv) to pay the transaction fees, costs and expenses, including all Lender Group Expenses and other amounts due under this Agreement, and (v) for the operating expenses of the Borrowers (including payments of fees and expenses to professionals under Sections 330 and 331 of the Bankruptcy Code and administrative expenses of the kind specified in Section 503(b) of the Bankruptcy Code incurred in the ordinary course of business of the Borrowers) and other costs and expenses of administration associated with the Chapter 11 Cases, all in the amounts incurred or accrued during the time periods and in the amounts set forth in the Budget and consistent with the terms and conditions hereof.

6.15 Inventory and Equipment with Bailees. Except as set forth on Schedule 4.5, store the Threshold Inventory or Threshold Equipment of the Borrowers at any time now or hereafter with a bailee, warehouseman, or similar party without the Collateral Agent’s prior written consent.

6.16 Financial Covenants.

(a) Make any Capital Expenditures without the prior written consent of the Required Lenders or as set forth in the Budget; provided, however, that the Borrowers may permit their Foreign Subsidiaries to make Capital Expenditures not funded by additional Investments by the Borrowers or their Subsidiaries (other than Foreign Subsidiaries);

(b) permit domestic receipts as reflected in the Budget to be less than: (i) ninety percent (90%) of the amounts set forth in the Budget for the thirteen-week periods ending June 30 and July 28, 2006; or (ii) eighty-five percent (85%) of the amounts set forth in the Budget for the twenty-six week periods ending August 25, September 29, 2006 and the twenty-six week periods ending as of the last accounting day of the week that includes the last day of each month thereafter;

(c) permit total revenue as reflected in the Budget for the three-month period ending June 30, 2006 or the three-month period ending on the last day of each of the Borrower’s accounting periods thereafter to be less than $100,000,000; or

(d) permit (i) net cash flow as reflected in the Budget for the weeks ending May 26, June 2, June 9, and June 16, 2006 on a cumulative basis from May 20, 2006 to have a negative variance of more than fifteen percent (15%) from the amount reflected in the Budget or (ii) net cash flow for the week ending June 30, 2006 and each week thereafter on a cumulative basis from May 20, 2006 to have a negative variance of more than ten percent (10%) from the amount reflected in the Budget.

6.17 Liquidity. Permit (i) Domestic Cash Liquidity at any time to be less than $10,000,000; provided, however, that from August 5, 2006 through and including September 15, 2006, such minimum amount shall be reduced from $10,000,000 to $7,500,000 or (ii) Global Unrestricted Cash at any time to be less than $25,000,000.

6.18 No Transactions Prohibited Under ERISA; Unfunded Liability. Directly or indirectly:

(a) engage in any prohibited transaction which is reasonably likely to result in a civil penalty or excise tax described in Section 406 of ERISA or Section 4975 of the IRC for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the Department of Labor;

(b) permit to exist with respect to any Benefit Plan any accumulated funding deficiency (as that term is defined in Section 302 of ERISA and Section 412 of the IRC), whether or not waived;

(c) fail to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

(d) terminate any Benefit Plan where such event would result in any liability of the Borrowers, any Subsidiary of a Borrower or any of their ERISA Affiliates under Title IV of ERISA which was not paid in connection with such termination;

(e) fail to make any required contribution or payment to any Multiemployer Plan;

(f) fail to pay any required installment or any other payment required under Section 412 of the IRC on or before the due date for such installment or other payment;

(g) amend a Plan resulting in an increase in current liability for the Plan year such that any of the Borrowers, any Subsidiary of a Borrower or any of their ERISA Affiliates is required to provide security to such Plan under Section 401(a)(29) of the IRC; or

(h) withdraw from any Multiemployer Plan where such withdrawal is reasonably likely to result in any liability of such entity under Title IV of ERISA;

which, individually or in the aggregate, results in or reasonably would be expected to result in a claim against or liability of the Borrower, any of its Subsidiaries or any of their ERISA Affiliates in excess of $1,000,000.

6.19 Inactive Subsidiaries. Permit, at any time (a) the Inactive Subsidiaries, taken as a whole, to own assets with an aggregate fair market value of $1,000,000 or more (excluding obligations constituting Permitted Investments due from any Affiliate) or (b) any of the Inactive Subsidiaries to incur any material liabilities or engage in any business activities.

6.20 Returns; Set-Off. Enter into any agreement to return any of its Inventory to any of its creditors for application against any Pre-Petition Indebtedness, Pre-Petition trade payables or other Pre-Petition claims under Section 546(h) of the Bankruptcy Code or allow any creditor to take any setoff or recoupment against any of its Pre-Petition Indebtedness, Pre-Petition trade payables or other Pre-Petition claims based upon any such return pursuant to Section 553(b)(1) of the Bankruptcy Code or otherwise if, after giving effect to any such agreement, setoff or recoupment, the aggregate amount of Pre-Petition Indebtedness, Pre-Petition trade payables and other Pre-Petition claims subject to all such agreements, setoffs and recoupments since the Petition Date would exceed $50,000.

6.21 Impairment Agreements. Enter into, or permit any Subsidiary to enter into, or assume any agreement, instrument, indenture or other obligation (other than the Loan Documents) which (i) contains a negative pledge provision which would require a sharing of any interest in the Collateral or (ii) prohibits or limits the creation or assumption of any Lien upon its property or assets, whether now owned or hereafter acquired, other than, with respect to Foreign Subsidiaries, those agreements specified in Schedule 6.21 hereto.

7 COLLATERAL.

7.1 Grant of Security Interest.

(a) Each Borrower hereby unconditionally grants, assigns and pledges to the Collateral Agent, for the benefit of the Lender Group and the Bank Product Providers, a right of setoff against and a valid, continuing, enforceable and fully protected (i) lien and security interest in accordance with Sections 364(c)(2) and (3) of the Bankruptcy Code and (ii) first priority, senior priming lien and security interest in accordance with Section 364(d)(1) of the Bankruptcy Code (subject as to priority only to Senior Claims and the Carve-Out Expenses) in all assets and properties of such Borrower and its Estate, whether real or personal, tangible or intangible, or now owned or hereafter acquired or arising, and wherever located (hereinafter referred to as the “Lender Group’s Liens”), including each such Borrower’s right, title, and interest in and to (1) all of the foregoing, (2) all of the Estates Property and (3) all of the following (all such foregoing property, Estates Property and the following, individually and collectively, the “Collateral”):

(i) all of such Borrower’s Accounts;

(ii) all of such Borrower’s books and records (including all Records indicating, summarizing, or evidencing the assets of any Borrower or any Subsidiary of any Borrower (including the Collateral) or liabilities, all Records relating to its business operations or financial condition, and all goods, personalty, equipment or General Intangibles related to such information) (“Books”);

(iii) all of such Borrower’s chattel paper (as that term is defined in the Commercial Code) and, in any event, including tangible chattel paper and electronic chattel paper (“Chattel Paper”);

(iv) all Deposit Accounts;

(v) all Equipment and fixtures;

(vi) all General Intangibles;

(vii) all Inventory;

(viii) all Investment Related Property;

(ix) all letter of credit rights, instruments, promissory notes, drafts, and documents (as such terms may be defined in the Commercial Code) (“Negotiable Collateral”);

(x) all rights in respect of supporting obligations (as such term is defined in the Commercial Code), including letters of credit and guaranties issued in support of Accounts, Chattel Paper, documents, General Intangibles, rights to payment, instruments, or Investment Related Property (“Supporting Obligations”);

(xi) all interest of any Borrower in or with respect to any commercial tort claims (as that term is defined in the Commercial Code), including those commercial tort claims listed on Schedule 4.7(d) (“Commercial Tort Claims”);

(xii) all money, Cash Equivalents, currencies, bonds, instruments, or other assets;

(xiii) all interest in the following (all being collectively referred to herein as “Intellectual Property Collateral”):

(A) all right, title and interest in and to trademarks, trade names, trade styles, service marks, logos, emblems, prints and labels, all elements of package or trade dress of goods, and all general intangibles of like nature, now existing or hereafter adopted or acquired by any Borrower, together with the goodwill of each Borrower’s business connected with the use thereof and symbolized thereby, and all registration applications, registrations and recordings thereof, including registration applications, registrations and recordings in the United States Patent and Trademark Office or in any similar office or agency of the United States or in any office of the Secretary of State (or equivalent) of any state thereof, or in any similar office or agency of any country or political subdivision thereof throughout the world, whether now owned or hereafter acquired by such Borrower, including those described in Schedule 4.15 and made a part hereof (subject to Section 7.1(b)), together with all extensions, renewals and corrections thereof and all licenses thereof or pertaining thereto (but with respect to any such license, only to the extent specified in Section 7.1(b)) (all of the foregoing assets encompassed by this subparagraph (A) being hereinafter collectively referred to as the “Trademarks”);

(B) all right, title and interest in and to all inventions and letters patent and registration applications therefor, and all registrations and recordings thereof, including registration applications, registrations and recordings in the United States Patent and Trademark Office or in any similar office or agency of the United States or any state thereof, or in any similar office or agency of any country or political subdivision thereof throughout the world, whether now owned or hereafter acquired by such Borrower, including those described in Schedule 4.15 and made a part hereof, together with all re-examinations, reissues, continuations, continuations-in-part, divisions, improvements and extensions thereof and all licenses thereof or pertaining thereto and all licenses of patent rights to each Borrower now in effect or entered into during the term of this Agreement (but with respect to any such license, only to the extent specified in Section 7.1(b)) and the rights to make, use and sell, and all other rights with respect to, the inventions disclosed or claimed therein, all inventions, designs, proprietary or technical information, know-how, other data or information, software, databases, all embodiments or fixations thereof and related documentation, all information having value in connection with such Borrower’s business and all other trade secret rights not described above (all of the foregoing assets encompassed by this subparagraph (B) being hereinafter collectively referred to as the “Patents”);

(C) all right, title and interest in and to copyrights in works of authorship of any kind, and all registration applications, registrations and recordings thereof in the Office of the United States Register of Copyrights, Library of Congress, or in any similar office or agency of any country or political subdivision thereof throughout the world, whether now owned or hereafter acquired by each Borrower, including those described in Schedule 4.15 and made a part hereof, together with all extensions, renewals, reversionary rights, and corrections thereof and all licenses thereof or pertaining thereto (but with respect to any such license, only to the extent specified in Section 7.1(b)) (all of the foregoing assets encompassed by this subparagraph (C) hereinafter collectively referred to as the “Copyrights”);

(D) all customer lists and other records of each Borrower relating to the distribution of products bearing, constituting or incorporating the Trademarks, Patents and Copyrights; and

(E) the proceeds and products, whether tangible or intangible, of any of the foregoing, including (A) proceeds from any claims by each Borrower against third parties for past, present or future infringement of the Trademarks, Patents or Copyrights and any royalties from licenses to third parties of the Trademarks, Patents or Copyrights, (B) proceeds of insurance covering any or all of the foregoing, and (C) any and all money, deposit accounts, or other tangible or intangible property, solely to the extent, in the case of each of the foregoing clauses (A) and (B), resulting from the sale, exchange, collection or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof, subject, in each case to Section 7.1(b).

(xiv) all Proceeds, whether tangible or intangible, of any of the foregoing, including proceeds of insurance or commercial tort claims covering or relating to any or all of the foregoing, and any and all Accounts, Books, Chattel Paper, Deposit Accounts, Equipment, General Intangibles, Inventory, Investment Related Property, Negotiable Collateral, Supporting Obligations, money, or other tangible or intangible property resulting from the sale, lease, license, exchange, collection, or other disposition of any of the foregoing.

(b) Notwithstanding anything to the contrary contained in this Agreement, the term “Collateral” shall not include and the Lender Group’s Liens shall not attach to (i) more than sixty-five percent (65%) of the Equity Interests of a Foreign Subsidiary; (ii) United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable United States law, (iii) those leases, lease schedules, installment sales agreements, security agreements and related chattel paper, instruments and documents, together with goods or equipment, payments thereon and identifiable proceeds related thereto, in each case sold, conveyed, assigned or transferred by any of the Borrowers to a BofA Funding Partner pursuant to the BofA Program Agreements between such BofA Funding Partner and the applicable Borrower (for the avoidance of doubt, this clause (iii) includes goods and equipment that were sold or conveyed pursuant to any BofA Program Agreement and were subsequently reclaimed, returned or repossessed by the Borrower on behalf of the applicable BofA Funding Partner for purposes of remarketing by the Borrower on behalf of such BofA Funding Partner, or reclaimed, returned or repossessed by the Funding Partner and returned to the Borrower, and payments thereon and identifiable proceeds related thereto); provided that the Collateral shall include all right, title and interest of the Borrowers in, to and under the BofA Program Agreements, (iv) General Intangibles and contract rights to the extent (and only to the extent) that (A) any such General Intangible or contract right cannot be subject to a consensual security interest without the consent of the licensor or other party thereto, (B) if and only for so long as the grant of a security interest hereunder shall constitute or result in a breach, termination or default under any such General Intangible or contract right (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the Commercial Code or any other provision of applicable law or principles of equity), and (C) such consent described in clause (A) of this Section 7.1(b)(iv) has not been obtained by the party granting the security interest; provided, however, that such security interest shall attach immediately to any portion of such General Intangible or contract right that does not result in any of the consequences specified above, and (v) any and all Avoidance Actions, and any and all other causes of action related to deepening insolvency and similar theories. The Lender Group’s Liens shall be subject, as to priority only to Senior Claims and the Carve-Out Expenses. Notwithstanding this Section 7.1(b), for the avoidance of doubt, the parties acknowledge and agree that the Lenders’ Post-Petition Super-Priority shall be entitled to priority under Section 364(c)(1) with respect to all Estates Property including the property specified in this Section 7.1(b) subject, as to priority only, to the Carve-Out Expenses, and nothing contained herein is intended nor shall be deemed to grant a Lien or any Lender Group’s Liens to the Agents or the Lenders in any assets that are not property of the Estates or Estates Property under Bankruptcy Code Section 541 including, without limitation, any assets sold to any BofA Funding Partner in a true sale prior to or after the Petition Date.

(c) The Prepaid Reimbursement Funds in the L/C Prepaid Account are not property of the Borrowers or their respective Estates and are not Collateral under this Agreement; provided, however, that the Borrowers’ contingent right (whether exercised through the Administrative Borrower or the Administrative Agent) to cause payment to a Cash Management Account as Collections of any of the Prepaid Reimbursement Funds pursuant to Section 2.12(b), is a General Intangible and Collateral under this Agreement. The Issuing Lender has and shall have sole and exclusive right, title and interest in and to the Prepaid Reimbursement Funds in the L/C Prepaid Account, subject, however, to such contingent right.

7.2 Preservation of Collateral and Perfection of Liens Thereon. Upon the execution of this Agreement, each Borrower shall have executed and delivered to the Collateral Agent, and at any time or times hereafter at the request of the Collateral Agent, each Borrower shall execute and deliver all financing statements, security agreements, pledge agreements, deeds of trust, mortgages, leasehold mortgages, bailee letters, amendments thereto, or other documents (and pay the cost of filing or recording the same in all public offices deemed necessary by the Collateral Agent), as the Collateral Agent may reasonably request, in a form reasonably satisfactory to the Collateral Agent, to perfect and maintain the Liens on the Collateral granted by each Borrower to the Collateral Agent or to otherwise protect and preserve the Collateral and the Liens thereon or to enforce the Lender Group’s Liens on the Collateral. Should any Borrower fail to do so, the Collateral Agent is authorized to file any such financing statements or sign any such other documents as such Borrowers’ agent. Each Borrower further agrees that a carbon, photocopy or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement. Each Borrower agrees to deliver to the Collateral Agent all Negotiable Collateral and all certificates representing any Investment Related Property that constitutes Collateral together with undated powers and assignments duly endorsed in blank. Each Borrower hereby authorizes the Collateral Agent to exercise all voting, registration and other rights to which the Borrower otherwise would be entitled with respect to any such Investment Related Property that constitutes Collateral at any time that an Event of Default is continuing. Each Borrower shall make appropriate entries upon its books and records disclosing the Lender Group’s Liens on the Collateral.

7.3 Automatic Stay. During the continuance of an Event of Default, the automatic stay provided under Section 362 of the Bankruptcy Code shall be deemed automatically vacated to permit the Agents and the Lenders to take immediately any action permitted under this Agreement, the other Loan Documents, the Bankruptcy Code, the Commercial Code or other applicable law with respect to the Collateral or otherwise; provided, however, that the automatic stay shall not be deemed vacated and modified with respect to the exercise by the Lenders of any rights or remedies with respect to the Collateral following an Event of Default unless and until the Administrative Agent has given the Borrowers, the Office of the U.S. Trustee and any official committee of unsecured creditors appointed under Section 1102 of the Bankruptcy Code in the Chapter 11 Cases (the “Committee”) five (5) Business Days’ prior notice of the Lenders’ intention to exercise such remedies

7.4 Super-Priority Claims. The Advances, the Term Loans and the other Obligations shall constitute, in accordance with Section 364(c)(1) of the Bankruptcy Code, claims against each Borrower in each of their respective Chapter 11 Cases which are administrative expenses having priority over any and all administrative expenses of the kind specified in Section 503(b) or 507(b) of the Bankruptcy Code (“Super-Priority Claims”), subject, as to priority, only to the Carve-Out Expenses. The Lender Group’s Liens and the Lenders’ Post-Petition Super-Priority shall be senior to, and no Advances, Term Loans, Collateral or any proceeds of any of the foregoing may be used to pay, any claims for services rendered by any professional or other person, whether employed under Bankruptcy Code Section 327, as compensation under Bankruptcy Code Section 330 or 331, claimed under Bankruptcy Code Section 503(b) or 506(c), or otherwise), in connection with the investigation of, assertion of or joinder in any cause of action or affirmative claim pursuant to an adversary proceeding or the commencement of a contested matter against the holders of the 6.50% Secured Notes or the Lenders, save and except for an amount of up to $150,000 may be utilized to pay for or reimburse Allowed Committee Expenses and Allowed Retained Professionals’ Compensation for the professionals employed by the Committee in connection with the investigation of any such claims as specified in the Final Financing Order, as applicable.

7.5 Right of Set-Off. Subject to the provisions of Sections 7.3 and 16.13, upon the occurrence and during the continuation of any Event of Default, each Agent and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law and without further order of or application to the Bankruptcy Court, but without prejudice to Senior Claims, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by each Agent and each Lender to or for the credit of the account of the Borrowers against any and all of the obligations of such Borrower then due and owing under any Loan Document, irrespective of whether or not such Lender shall have made any demand under any Loan Document. Each Lender and each Agent agrees promptly to notify the Administrative Borrower after any such set-off and application made by such Lender or by such Agent, as the case may be, provided that the failure to give such notice shall not affect the validity of such set-off and application, subject to the provisions of Section 7.3. The rights of each Lender and each Agent under this Section 7.5 are in addition to other rights and remedies that such Lender and such Agent may have upon the occurrence and during the continuance of any Event of Default.

7.6 [INTENTIONALLY OMITTED]

7.7 No Discharge; Survival of Claims. Each of the Borrowers agrees that (i) its obligations hereunder shall not be discharged by the entry of an order confirming any plan of reorganization (and each of the Borrowers, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (ii) the Lenders’ Post-Petition Super-Priority and the Lender Group’s Liens as approved under the Final Financing Order, shall not be affected in any manner by the entry of any order in the Chapter 11 Cases, including any order confirming any plan of reorganization.

7.8 Compliance with Final Financing Order. Notwithstanding anything to the contrary contained herein, the Borrowers shall not be permitted (i) to request a Borrowing under Section 2.3 or request the issuance of a Letter of Credit under Section 2.12 unless the Bankruptcy Court shall have entered the Final Financing Order or (ii) to request a Borrowing under Section 2.12 unless the Borrowers shall at that time have the use of all cash collateral subject to the Final Financing Order, as applicable.

8 EVENTS OF DEFAULT.

Notwithstanding the provisions of Section 362 of the Bankruptcy Code and without application or motion to the Bankruptcy Court or any notice to any Borrower, the occurrence of any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1 Payment Default. If the Borrowers fail to pay when due and payable (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations, and such failure continues for a period of three (3) Business Days, or (b) all or any portion of the principal of the Obligations.

8.2 Performance Default. If any Borrower or any Subsidiary of any Borrower:

(a) fail to perform or observe any covenant or other agreement contained in any of Sections 2.7, 2.12(a), 2.18, 5.5, 5.8, 5.12, 5.14, 5.16, or in any of the provisions of Section 6 or Section 7,

(b) fail to perform or observe any covenant or other agreement contained in any of Sections 5.6, 5.7, 5.9, 5.10, or 5.11 and such failure continues for a period of ten (10) days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower or (ii) written notice thereof is given to the Administrative Borrower by any Agent,

(c) fail to perform any covenant or other agreement contained in Sections 5.2, 5.3 or 5.4 and such failure or neglect is not cured within five (5) days after the date on which such failure or neglect first occurs,

(d) fail to perform any covenant or other agreement contained in Section 5.1 and such failure or neglect is not cured within fifteen (15) days after the date on which such failure or neglect first occurs, or

(e) fail to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents; in each case, other than any such covenant or agreement that is the subject of another provision of this

Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of twenty (20) days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower or Subsidiary of any Borrower or (ii) written notice thereof is given to the Administrative Borrower by any Agent.

8.3 Judgments against the Borrowers. If one or more judgments, orders, or awards involving an aggregate amount of $1,000,000 or more (except to the extent covered by insurance pursuant to which the insurer has accepted liability therefor in writing) shall be entered or filed against any Borrower, any Subsidiary of a Borrower or with respect to any of their respective assets, and the same is not released, discharged, bonded against, or stayed pending appeal before the earlier of thirty (30) days after the date it first arises or five (5) days prior to the date on which such asset is subject to being forfeited by the applicable Borrower or the applicable Subsidiary.

8.4 Default on Other Post-Petition Indebtedness. If there is a default (other than a default that Parent is disputing diligently, in good faith and by appropriate proceedings) in any agreement to which any Borrower or any Subsidiary of a Borrower is a party with one or more third Persons relative to Indebtedness of any Borrower incurred on or after the Petition Date in an amount of $500,000 or more, and such default (a) occurs at the final maturity of the obligations thereunder, or (b) results in a right by such third Person(s), irrespective of whether exercised, to accelerate the maturity of the applicable Borrower’s or Subsidiary’s obligations thereunder.

8.5 Breach of Representations and Warranties. If any warranty, representation, statement, or Record made herein or in any other Loan Document or delivered to the Lender in connection with this Agreement or any other Loan Document by any Borrower or any officer, employee or director of any Borrower, proves to have been untrue in any material respect when made.

8.6 Enforceability of Liens. If this Agreement, the Final Financing Order or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected first priority Lien on or security interest in the Collateral covered hereby or thereby subject as to priority only to the Senior Claims and the Carve-Out Expenses, except as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement.

8.7 Enforceability of Loan Documents. If any material provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Borrower or any Subsidiary of a Borrower, or a proceeding shall be commenced by any Borrower or any Subsidiary of a Borrower, or by any Governmental Authority having jurisdiction over any Borrower or any Subsidiary of a Borrower, seeking to establish the invalidity or unenforceability thereof.

8.8 Dissolution or Liquidation. If any Borrower or any Subsidiary of a Borrower voluntarily or involuntarily dissolves or is dissolved, liquidates or is liquidated;

provided, however, that the Borrowers may permit the dissolution or liquidation of any Foreign Subsidiary or an Inactive Subsidiary so long as such dissolution or liquidation could not reasonably be expected result in a Material Adverse Change.

8.9 Final Financing Order. If the Bankruptcy Court or any other court with jurisdiction over the Chapter 11 Cases reverses, vacates or stays the effectiveness of the Final Financing Order.

8.10 Reorganization Plan and Disclosure Statement. If:

(a) the Borrowers fail to file the Reorganization Plan and Disclosure Statement on terms and conditions that are consistent in all material respects with the terms of the Plan Term Sheet and otherwise acceptable to the Lenders in their Permitted Discretion on or before June 30, 2006, which date may be extended by the Required Lenders in their sole discretion;

(b) the Borrowers modify or consent to any modification of the Reorganization Plan without the prior written consent of the Agents and the Lenders;

(c) the Bankruptcy Court fails to enter an order approving the Disclosure Statement on or before August 1, 2006, which date may be extended by the Required Lenders in their sole discretion;

(d) the Bankruptcy Court fails to enter an order confirming the Reorganization Plan on or before September 20, 2006, which date may be extended by the Required Lenders in their sole discretion; or

(e) the Borrowers fail to use their best efforts to have the Reorganization Plan confirmed from and after the entry of an order approving the Disclosure Statement.

8.11 Certain Orders. If any order shall be entered by the Bankruptcy Court or any of the Borrowers shall file an application for an order in the Chapter 11 Cases (i) which, in the Permitted Discretion of the Required Lenders, would cause, either in any case or in the aggregate, a Material Adverse Change, (ii) appointing a trustee under Section 1104 of the Bankruptcy Code or (iii) appointing an examiner with enlarged powers (beyond those set forth in Sections 1106(a)(3) and 1106(a)(4) of the Bankruptcy Code) relating to the operation of the business of the Borrowers under Section 1106(b) of the Bankruptcy Code.

8.12 Non-Compliance with the Final Financing Order. If any Borrower fails or neglects to comply in any material respect with any provision of the Final Financing Order.

8.13 Conversion to Chapter 7. If an order shall be entered by the Bankruptcy Court dismissing or converting any Chapter 11 Case to a case or proceeding under Chapter 7 of the Bankruptcy Code.

8.14 Filing of Unapproved Plan. If (a) the Borrowers fail to have the exclusive right to file a chapter 11 plan of reorganization in the Chapter 11 Cases or (b) a Chapter 11 plan of reorganization (other than a Chapter 11 plan of reorganization filed by the Lenders or with the joint support of the Lenders) is filed by any of the Borrowers (or by any other party with the support of any of the Borrowers) that provides the Lenders with any treatment with respect to the Obligations other than payment in full in cash on the effective date of such plan.

8.15 Filing of Unapproved Order. If the Bankruptcy Court enters an order without the express prior written consent of each Lender (i) to revoke, reverse, stay, vacate, modify, supplement or amend any provision of the Final Financing Order or (ii) to permit any administrative expense or any claim (now existing or hereafter arising, of any kind or nature whatsoever) to have administrative priority as to any of the Borrowers, equal or superior to the Lenders’ Post-Petition Super-Priority in respect of the Obligations, except for the Carve-Out Expenses, or (iii) to grant or permit the grant of a Lien on the Collateral (other than a Permitted Lien).

8.16 Relief from the Automatic Stay. If the Bankruptcy Court enters an order granting relief from the automatic stay applicable under Section 362 of the Bankruptcy Code to permit foreclosure (other than by the Agents and the Lenders) on all or any material portion of the Collateral or any other material assets of any Borrower.

8.17 Senior Claim. If there shall arise (i) any other claim having priority senior to or pari passu with the Lenders’ Post-Petition Super-Priority in respect of the Obligations, except for the Carve-Out Expenses or (ii) any lien on the Collateral having a priority senior to or pari passu with the Lender Group’s Liens, except for the Senior Claims or the Carve-Out Expenses.

8.18 Unenforceability of the Final Financing Order or this Agreement. If any provision of the Final Financing Order, this Agreement or any other Loan Document shall for any reason cease to be valid and binding or enforceable against any of the Borrowers, or any of the Borrowers shall so state in writing; or any of the Borrowers shall commence or join in any legal proceeding to contest in any manner that the Final Financing Order, this Agreement or any other Loan Document constitutes a valid and enforceable agreement or any of the Borrowers shall commence or join in any legal proceeding to assert that it has no further obligation or liability under the Final Financing Order, this Agreement or any other Loan Document.

8.19 Opposition to the Interim DIP Lenders’ Motion. If any of the Borrowers shall support (whether by way of any motion or other pleading filed with the Bankruptcy Court or any other writing to another party-in-interest executed by or on behalf of any of the Borrowers or by oral argument) any other Person’s opposition to any motion made in the Bankruptcy Court by the Interim DIP Lenders seeking confirmation of the principal amount of the Pre-Petition Secured Notes Obligations or the validity and enforceability of the liens or security interests granted or confirmed in the Junior Lien DIP Facility (including the Liens securing the Pre-Petition Secured Notes Obligations).

8.20 Motion against the Lenders. If any of the Borrowers shall seek to, or shall support (whether by way of motion or other pleading filed with the Bankruptcy Court or any other writing to another party-in-interest executed by or on behalf of any of the Borrowers or by oral argument) any other Person’s motion to, disallow in whole or in part any of the Pre-Petition Secured Notes Obligations or the Obligations or to challenge the validity and enforceability of the liens or security interests granted or confirmed herein (including the Liens securing the Pre-Petition Secured Notes Obligations or the Obligations).

8.21 Prohibited Payment. If any of the Borrowers shall make any payment (as adequate protection or otherwise) on account of any claim arising prior to the Petition Date without the express written consent of the Required Lenders, in their sole and absolute discretion, other than any such payment required or permitted by the Bankruptcy Court upon not less than fifteen (15) days’ prior notice to the Agents and the Lenders.

8.22 Material Adverse Change. If there shall occur a default or event of default under any other agreement of the Borrowers or the Subsidiaries that could reasonably be expected to cause a Material Adverse Change with respect to the property or assets of the Borrowers or the Subsidiaries.

9 THE LENDER GROUP’S RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence, and during the continuation, of an Event of Default, the Required Lenders (at their election but without notice of their election and without demand) may authorize and instruct any Agent to do any one or more of the following on behalf of the Lender Group (and each Agent, acting upon the instructions of the Required Lenders, shall do the same on behalf of the Lender Group) notwithstanding the provisions of Section 362 of the Bankruptcy Code, and without any application, motion or notice to, or order from, the Bankruptcy Court, except as otherwise expressly provided herein, all of which are authorized by the Borrowers:

(a) declare all or any portion of the Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

(b) cease advancing money or extending credit to or other financial accommodations for the benefit of the Borrowers under this Agreement, under any of the Loan Documents, or under any other agreement between the Borrowers and the Lender Group;

(c) terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of the Lender Group, but without affecting the Lender Group’s Liens on the Collateral and without affecting the Obligations; and

(d) the Lender Group shall have all other rights and remedies available at law or in equity or pursuant to any Loan Document or the Final Financing Order.

The automatic stay of Section 362 of the Bankruptcy Code shall be modified and vacated to permit the Agents and the Lenders to exercise their respective rights and remedies under this Agreement and the other Loan Documents, without further application, motion, notice to, or order from the Bankruptcy Court, provided, however, that notwithstanding anything to the contrary contained herein, no Agent and no Lender shall exercise any remedy in the nature of a liquidation of, or foreclosure on, any interest of any Borrower in the Collateral except upon the five (5) Business Days’ prior written notice specified in Section 7.3 to the Borrowers, the Office of the U.S. Trustee and the Committee. For the removal of doubt, the cessation of advancing money, or extending credit to or other financial accommodations during or following such period shall not be deemed in the nature of such a liquidation or foreclosure.

9.2 Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Commercial Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it. In addition to all such rights and remedies, the Collateral Agent shall have the right to sell, lease, or otherwise dispose of all or any part of the Collateral and the sale, lease or disposition of the Collateral, or any part thereof, by the Collateral Agent after an Event of Default may be for cash, credit or any combination thereof, and the Collateral Agent, any other Agent or any Lender may purchase all or any part of the Collateral at public, or if permitted by law, private sale, and in lieu of actual payment of any purchase price, may set off the amount of the purchase price against the Obligations then owing. Any sales of the Collateral may be adjourned from time to time with or without notice. The Collateral Agent shall have the right to conduct such sales on the Borrowers’ premises at the Borrowers’ expense or elsewhere, on such occasion or occasions as the Collateral Agent may see fit.

9.3 Entry Upon Premises and Access to Information. The Collateral Agent shall have the right (i) to cause the Collateral to remain on the Borrowers’ premises, without any obligation to pay rent, (ii) to enter upon the premises of the Borrowers or of any their Subsidiaries where the Collateral is located or any other place or places where the Collateral is believed to be located and kept, without any obligation to pay rent, to render the Collateral useable or saleable, or to remove the Collateral therefrom to the premises of the Collateral Agent or any agent of the Collateral Agent, at the Borrowers’ expense, for such time as the Collateral Agent may desire in order effectively to collect or liquidate the Collateral, and (iii) to require the Borrowers and their Subsidiaries to assemble the Collateral and make it available to the Collateral Agent at a place or places to be designated by the Collateral Agent; provided, however, that the automatic stay shall not be deemed vacated and modified with respect to the exercise by the Agents or the Lenders of any rights or remedies with respect to the Collateral following an Event of Default unless and until the Administrative Agent has given the Borrowers, the Office of the U.S. Trustee and the Committee the five (5) Business Days’ prior notice specified in Section 7.3. Upon acceleration of the Obligations, the Collateral Agent shall have the right to take possession of the Borrowers’ and their respective Subsidiaries’ original books and records, to obtain access to the Borrowers’ and their respective Subsidiaries’ data processing equipment, computer hardware and software relating to the Collateral and to use all of the foregoing and the information contained therein in any manner the Collateral Agent deems appropriate; and the Collateral Agent shall have the right to notify postal authorities to change the address for delivery of the Borrowers’ mail to an address designated by the Collateral Agent and to receive, open and dispose of all mail addressed to the Borrowers and to take possession of all checks or other original remittances contained in such mail.

9.4 Sale or Other Disposition of Collateral by the Collateral Agent. Upon acceleration of the Obligations, any notice required to be given by the Collateral Agent of a sale, lease or other disposition or other intended action by the Collateral Agent with respect to any of the Collateral which is deposited in the United States mails, postage prepaid and duly addressed to the Borrowers at the address specified herein, at least five (5) days prior to such proposed action, shall constitute fair and reasonable notice to the Borrowers of any such action. Without in any way limiting the foregoing, the Borrowers acknowledge that the notice provided to the Borrowers, the Office of the U.S. Trustee and the Committee provided in Section 7.3 shall constitute fair and reasonable notice to the Borrowers with respect to the immediately preceding sentence. The net proceeds realized by the Collateral Agent upon any such sale or other disposition, after deduction for the expenses of retaking, holding, storing, transporting, preparing for sale, selling or otherwise disposing of the Collateral incurred by the Agents in connection therewith, shall be applied as provided herein toward satisfaction of the Obligations. The Collateral Agent shall account to the Borrowers for any surplus realized upon such sale or other disposition, and the Borrowers shall remain liable for any deficiency. The commencement of any action, legal or equitable, or the rendering of any judgment or decree for any deficiency shall not affect the Lender Group’s Liens on the Collateral until the Obligations are fully paid. The Borrowers agree that no Agent and no Lender has any obligation to preserve rights to the Collateral against any other Person. For the purpose of enabling any Agent to exercise its rights, powers and remedies under this Section 9 in order to take possession of, hold, preserve, process, assemble, prepare for sale, market for sale, sell or otherwise dispose of the Collateral, at such time as the Collateral Agent shall be entitled to exercise such rights and remedies, each of the Administrative Agent and the Collateral Agent is hereby granted a license, lease or other right to use, without charge, the Borrowers’ General Intangibles, Intellectual Property Collateral, Equipment, fixtures, Real Property, whether part of the Collateral or not, including any patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks and advertising matter, or any other property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale or lease and selling or leasing any Inventory or other Collateral, and the Borrowers’ rights under all licenses, leases and franchise agreements shall inure to the Agents’ benefit until all Obligations are paid in full.

9.5 Automatic Stay. Upon the occurrence and during the continuance of an Event of Default, the automatic stay provided in Section 362 of the Bankruptcy Code shall be deemed automatically vacated as to the Agents and the Lenders without further order of the Bankruptcy Court and the Agents and the Lenders shall be immediately permitted, to, inter alia, pursue any and all of their remedies against the Borrowers or the Collateral and seek payment in respect of all Obligations; provided, however, that the automatic stay shall not be deemed vacated and modified with respect to the exercise by the Lenders of any rights or remedies with respect to the Collateral following an Event of Default unless and until the Administrative Agent has given the Borrowers, the Office of U.S. Trustee and the Committee five (5) Business Days’ prior notice as specified in Section 7.3.

9.6 Waiver of Notice. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR THE FINAL FINANCING ORDER, UPON THE OCCURRENCE OF A DEFAULT OR EVENT OF DEFAULT, THE BORROWERS HEREBY WAIVE ALL RIGHTS TO NOTICE AND HEARING OF ANY KIND PRIOR TO THE EXERCISE BY THE AGENTS OF RIGHTS TO REPOSSESS THE COLLATERAL WITHOUT JUDICIAL PROCESS OR TO REPLEVY, ATTACH OR LEVY UPON THE COLLATERAL WITHOUT PRIOR NOTICE AND HEARING. THE BORROWERS ACKNOWLEDGE THAT THEY HAVE BEEN ADVISED BY COUNSEL OF THEIR CHOICE WITH RESPECT TO THIS TRANSACTION AND THIS AGREEMENT.

10 TAXES AND EXPENSES.

If any Borrower fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as and to the extent required under the terms of this Agreement, then, the Administrative Agent, in its sole discretion and without prior notice to any Borrower, may do any or all of the following, provided, however, that if any failure by any Borrower described above in this Section 10 does not constitute an Event of Default and occurs when there has not occurred any Event of Default which is continuing, then the Administrative Agent may do any or all of the following only if the Administrative Agent shall have given notice of such failure to the Administrative Borrower and such failure is not cured within five (5) Business Days after the date of such notice: (a) make payment of the same or any part thereof, or (b) set up such reserves as the Administrative Agent deems necessary to protect the Lender Group from the exposure created by any failure to pay any such amounts that are attributable to periods first arising from and after the Petition Date, or (c) in the case of the failure to comply with Section 5.9, obtain and maintain insurance policies of the type described in Section 5.9 and take any action with respect to such policies as the Administrative Agent deems prudent. Any such amounts paid by the Administrative Agent shall constitute Lender Group Expenses and any such payments shall not constitute an agreement by the Lender Group to make similar payments in the future or a waiver by the Lender Group of any Event of Default under this Agreement. The Administrative Agent need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

11 WAIVERS; INDEMNIFICATION; RELEASE.

11.1 Demand; Protest; etc. Each Borrower waives demand, protest, notice of protest, notice of default or dishonor (other than any notice required under this Agreement), notice of payment and nonpayment (other than any notice required under this Agreement), nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which any such Borrower may in any way be liable.

11.2 The Lender Group’s Liability for Collateral. Each Borrower hereby agrees that: (a) so long as the Lender Group complies with its obligations, if any, under the Commercial Code, no Agent and no Lender shall in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by the Borrowers.

11.3 Indemnification. Each Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, losses, liabilities, damages, and expenses (including all reasonable fees and disbursements of counsel, financial advisors and consultants), joint or several, at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or any actual or proposed use of the proceeds hereof or in connection with the monitoring of the Borrowers’ or their Subsidiaries’ compliance with the terms of the Loan Documents, and (b) with respect to any investigation, litigation, or proceeding or the preparation of any defense, in each case related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto (all the foregoing, collectively, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, the Borrowers shall have no obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 11.3 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrowers, any of their directors, security holders or creditors, an Indemnified Person or any other person, or an Indemnified Person is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrowers further agree that no Indemnified Person shall have any liability (whether direct or indirect, in contract, tort, or otherwise) to the Borrowers or any of their security holders or creditors for or in connection with the transactions contemplated hereby, except for direct damages (as opposed to special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings)) determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Person’s gross negligence or willful misconduct. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which the Borrowers were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by the Borrowers with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

12 NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by the Borrowers or the Agents to any other party hereto relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid, with a copy by electronic mail) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail, or telefacsimile to the Borrowers in care of the Administrative Borrower or to any Agent or, as the case may be, at its address as set forth below:

If to the Administrative Borrower:	Silicon Graphics, Inc.
1200 Crittenden Lane
Mountain View, CA 94043
Attn: Jean Furter, Vice President and Treasurer
Fax No.: (650) 933-0415
Email: jean@sgi.com

With copies to:	Weil Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attn: Warren T. Buhle, Esq.
Fax No.: (212) 310-8007
Email: Warren.Buhle@weil.com

And to:	Silicon Graphics, Inc.
1200 Crittenden Lane
Mountain View, CA 94043
Attn: Barry Weinert, Esq., General Counsel
Fax No.: (650) 933-0651
Email: barryw@sgi.com

If to any Agent or the Lenders:	Wells Fargo Foothill, Inc.
2450 Colorado Avenue
Suite 3000 West
Santa Monica, CA 90404
Attn: Thomas Forbath
Fax No.: (310) 453-7414
Email: tforbath@wffoothill.com

With copies to:	Jeffer, Mangels, Butler & Marmaro LLP
1900 Avenue of the Stars, 7th Floor
Los Angeles, CA 90067
Attn: Joel J. Berman, Esq.
Fax No.: (310) 203-0567
Email: jjb@jmbm.com

And to:	Jeffer, Mangels, Butler & Marmaro LLP
Two Embarcadero Center, 5th Floor
San Francisco, CA 94111
Attn: Nicolas De Lancie, Esq.
Fax No.: (415) 398-5584
Email: nde@jmbm.com

And to:	Morgan Stanley Senior Funding, Inc.
1585 Broadway
New York, NY 10036
Attn: Gavin Baiera
Fax No.: 212-507-2086
Email: gavin.baiera@morganstanley.com

And to:	Sullivan & Cromwell LLP
1888 Century Park East
Los Angeles, CA 90067
Attn: Hydee R. Feldstein
Fax No.: 310-712-8800
Email: feldsteinh@sullcrom.com

And to:	Goodwin Procter LLP
599 Lexington Avenue
New York, NY 10022
Attn: Allan S. Brilliant, Esq. and
Emanuel C. Grillo, Esq.
Fax No.: (212) 355-3333
Email: EGrillo@goodwinprocter.com

And to:	Houlihan Lokey Howard & Zukin
1930 Century Park West
Los Angeles, CA 90067
Attn: Christopher DiMouro, Managing Director
Fax No: (310) 553-2173
Phone: (301) 553-8871

Any Agent, any Lender and the Borrowers may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other parties. All notices or demands sent in accordance with this Section 12, other than notices by the Agents in connection with enforcement rights against the Collateral under the provisions of the Commercial Code, shall be deemed received on the earlier of the date of actual receipt or three (3) Business Days after the deposit thereof in the mail. Each Borrower acknowledges and agrees that notices sent by the Agents in connection with the exercise of enforcement rights against Collateral under the provisions of the Commercial Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or any other method set forth above.

13 CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICTS OF LAWS PRINCIPLES BUT INCLUDING AND GIVING EFFECT TO SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE BANKRUPTCY COURT, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE COLLATERAL AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE THE COLLATERAL AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE BORROWERS AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13(b).

(c) THE BORROWERS AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. THE BORROWERS AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

14 ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

14.1 Assignments and Participations.

(a) Any Lender may assign and delegate to one or more assignees (each an “Assignee”) that are Eligible Transferees all, or any ratable part of all, of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount of $1,000,000 (except such minimum amount shall not apply to an assignment and delegation by a Lender to (i) any other Lender or an Affiliate of such Lender or (ii) a group of new Lenders, each of which is an Affiliate of each other so long as the aggregate amount to be assigned to such group is at least $1,000,000); provided, however, that, except as otherwise provided in Section 14.1(c) hereof, the Borrowers and the Agents may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to the Revolving Agent and the Administrative Agent by such Lender and the Assignee, (ii) such Lender and its Assignee have delivered to the Revolving Agent an Assignment and Acceptance, and (iii) the assigning Lender or Assignee has paid to the Revolving Agent for the Revolving Agent’s separate account a processing fee in the amount of $3,500. Anything contained herein to the contrary notwithstanding, the payment of any fees shall not be required and the Assignee need not be an Eligible Transferee if (x) such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of the assigning Lender or (y) the Assignee is a Lender or an Affiliate of a Lender.

(b) Except as otherwise provided in Section 14.1(c) hereof, from and after the date that the Revolving Agent notifies the assigning Lender (with a copy to the Administrative Agent and the Administrative Borrower) that it has received an executed Assignment and Acceptance and payment of the above-referenced processing fee (if required), (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and

Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 11.3 or Section 16.7) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall effect a novation between the Borrowers and the Assignee; provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 14 and Section 17.7 of this Agreement.

(c) Notwithstanding anything contained in this Section 14.1 to the contrary, a Lender may assign any or all of its rights hereunder to an Affiliate of such Lender so long as such Affiliate is exempt from United States withholding taxes in respect of interest paid or accrued on the Obligations, without (i) providing any notice to any Agent or any other Person or (ii) delivering an executed Assignment and Acceptance to any Agent; provided, however, that (x) the Borrowers and the Agents may continue to deal solely and directly with the assigning Lender until an Assignment and Acceptance has been delivered to the Revolving Agent, (y) the failure of such assigning Lender to deliver an Assignment and Acceptance to the Revolving Agent or any other Person shall not affect the legality, validity or binding effect of such assignment, and (z) an Assignment and Acceptance between an assigning Lender and its Affiliate shall be effective as of the date specified in such Assignment and Acceptance.

(d) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or the performance or observance by the Borrowers of any of their obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such Assignee will, independently and without reliance upon any Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such Assignee appoints and authorizes each Agent to take such actions and to exercise such powers under this Agreement as are delegated to such Agent, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(e) Immediately upon the Revolving Agent’s receipt of any processing fee payment (if required) and the fully executed Assignment and Acceptance (or, in the case of an assignment from a Lender to one or more of its Affiliates pursuant to Section 14.1(c), upon the effective date specified in such Assignment and Acceptance), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(f) Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, the Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) the Borrowers, the Agents, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Originating Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender, or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums, and (v) all amounts payable by the Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other

Lenders, Agents, Borrowers, the Collections of Borrowers or their Subsidiaries, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves. The provisions of this Section 14.1(f) are solely for the benefit of the Lender Group, and the Borrowers shall not have any rights as third party beneficiaries of any such provisions.

(g) In connection with any such assignment or participation or proposed assignment or participation, a Lender may, subject to the provisions of Section 17.7, disclose all documents and information which it now or hereafter may have relating to the Borrowers and their Subsidiaries and their respective businesses.

(h) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Board in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR § 203.24 or any other Person, and such Person may enforce such pledge or security interest in any manner permitted under applicable law; provided, however, that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or secured party (or any transferee thereof) for such Lender as a party hereto unless such pledgee or secured party (or transferee) becomes a Lender hereunder.

(i) The Revolving Agent shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain, or cause to be maintained, a register (the “Register”) on which it shall enter the names and addresses of the Lenders and the Commitments of, and the principal amount of the Advances and the Term Loan (and stated interest thereon) and Obligations with respect to Letters of Credit owing to, each Lender from time to time. Subject to the last sentence of this Section 14.1(i), the entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agents and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Administrative Borrower and any Agent or any Lender at any reasonable time and from time to time upon reasonable notice.

(j) A Registered Loan (and the Registered Note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each Registered Note shall expressly so provide). Any assignment or sale of all or part of such Registered Loan (and the Registered Note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the Registered Note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such Registered Note, whereupon, at the request of the designated Assignee(s) or transferee(s), one or more new Registered Notes in the same aggregate principal amount shall be issued to the designated Assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the Registered Note, if any evidencing the same), the Revolving Agent and the Borrowers shall treat the Person in whose name such Registered Loan (and the Registered Note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon, notwithstanding notice to the contrary.

(k) In the event that a Lender sells participations in the Registered Loan, such Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name of all participants in the Registered Loans held by it and the principal amount (and stated interest thereon) of the portion of the Registered Loan that is the subject of the participation (the “Participant Register”). A Registered Loan (and the Registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each Registered Note shall expressly so provide). Any participation of such Registered Loan (and the Registered Note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. The Participant Register shall be available for inspection by the Administrative Borrower and the Agents at any reasonable time and from time to time upon reasonable notice.

(l) Notwithstanding anything contained in this Agreement to the contrary, so long as no Event of Default has occurred and is continuing, no Lender may assign or participate all or any portion of its Advances or Commitments or otherwise assign any or all of its rights hereunder to any Person organized under the laws of a Tier 3 or 4 Country absent prior review and approval by the DSS.

14.2 Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties, provided, however, that the Borrowers may not assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release any Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 14.1 hereof and no consent or approval by any Borrower is required in connection with any such assignment.

15 AMENDMENTS; WAIVERS.

15.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements), and no consent with respect to any departure by the Borrowers therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Administrative Agent at the written request of the Required Lenders) and the Administrative Borrower (on behalf of all of the Borrowers) and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders and the Administrative Borrower (on behalf of all of the Borrowers), do any of the following:

(a) increase or extend any Commitment of any Lender,

(b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(c) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document,

(d) change the Pro Rata Share that is required to take any action hereunder,

(e) amend or modify this Section 15.1 or any provision of this Agreement providing for consent or other action by all of the Lenders,

(f) other than as permitted by Section 16.12, release Lender Group’s Liens in and to any of the Collateral,

(g) change the definition of “Required Lenders” or “Pro Rata Share”,

(h) contractually subordinate the Lender Group’s Liens,

(i) release any Borrower from any obligation for the payment of money,

(j) change the definition of Maximum Revolver Amount, the definition of Term Loan Commitment, or Sections 2.1(b) or 2.4(b), or

(k) amend any of the provisions of Section 16,

and, provided, further, however, that no amendment, waiver or consent shall, unless in writing and signed by each Agent, or the Issuing Lender, as applicable, affect the rights or duties of any Agent or the Issuing Lender, as applicable, under this Agreement or any other Loan Document. The foregoing notwithstanding, any amendment, modification, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of the Borrowers, shall not require consent by or the agreement of the Borrowers.

15.2 Replacement of the Holdout Lender and Buy-Out Right.

(a) If any action to be taken by the Lender Group or any Agent hereunder requires the unanimous consent, authorization, or agreement of all of the Lenders, and a Lender fails to give its consent, authorization, or agreement (“Holdout Lender”), then the Administrative Agent, upon at least five (5) Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute Lenders (each, a “Replacement Lender”), and the Holdout Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than fifteen (15) Business Days after the date such notice is given.

(b) Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender being repaid its share of the outstanding Obligations without any premium or penalty of any kind whatsoever. If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender shall be made in accordance with the terms of Section 14.1. Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make the Holdout Lender’s Pro Rata Share of Advances and portions of the Term Loan.

(c) At any time from and after delivery of the notice specified in Section 7.3 or at any other time that an Event of Default is continuing and the Revolving Lenders are not prepared to forbear or waive such Event of Default, the Term Loan Lenders, by majority vote, shall have the right, but not the obligation, upon at least five (5) Business Days prior irrevocable notice (the “Purchase Notice”) to the Revolving Agent, the Collateral Agent and the Administrative Agent, to purchase all, but not less than all, of the right, title and interest of the Revolving Lenders under this Agreement. A Purchase Notice shall be irrevocable once given, shall specify to whom the assignment of the interests purchased should be made and shall be for a price (the “Purchase Price”) equal to (i) 100% of the amount of the Obligations then due and owing to the Revolving Lenders under this Agreement (including all Advances, interest, fees and expenses), plus (ii) an amount equal to 105% of the outstanding Letters of Credit (less the then amount of Prepaid Reimbursement Funds in the L/C Prepaid Account) and the Bank Product Obligations up to the amount of the Bank Product Reserve, which amount in this subclause (ii) shall be held in reserve by the Collateral Agent for payment of any amounts drawn or due on any Letter of Credit or Bank Product with any remaining balance to be refunded to the Term Loan Lenders upon expiry of the Letters of Credit without draw and payment of all Bank Product Obligations. The Purchase Price shall be paid within fifteen (15) Business Days following delivery of the Purchase Notice. Any purchase under this Section 15.2(c) shall be pursuant to an Assignment and Acceptance and without any representation, recourse, or warranty whatsoever except that each Lender or Bank Product Provider, as applicable, shall represent that (1) the amount specified by it represents the amount shown as due with respect to this Agreement as reflected on its books and records, (2) it owns and has the right to transfer the rights being transferred, and (3) the assets being transferred by it are free and clear of Liens created by it. Upon payment of the Purchase Price, the Revolving Lenders shall assign to the Term Loan Lenders or their designee, all of their right, title, and interest under this Agreement and the other Loan Documents, and the Term Loan Lenders (or their designees) shall be deemed to have assumed all of the Revolving Lenders’ commitments and obligations, with respect to this Agreement, the Commitments, the Obligations and the other Loan Documents

15.3 No Waivers; Cumulative Remedies. No failure by any Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by any Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by any Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by any Agent or any Lender on any occasion shall affect or diminish each Agent’s and each Lender’s rights thereafter to require strict performance by the Borrowers of any provision of this Agreement. Each Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that any Agent or any Lender may have.

16 THE AGENTS; THE LENDER GROUP.

16.1 Appointment and Authorization of the Agents.

(a) Each Lender hereby designates and appoints Morgan Stanley as its representative as Administrative Agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes the Administrative Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Each Lender hereby designates and appoints WFF as its representative as Collateral Agent and Revolving Agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes the Collateral Agent and the Revolving Agent to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent or the Revolving Agent as applicable by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Each Agent agrees to act as such on the express conditions contained in this Section 16. The provisions of this Section 16 (other than the provision to

Section 16.11) are solely for the benefit of the Agents, and the Lenders, and the Borrowers and their Subsidiaries shall have no rights as a third party beneficiary of any of the provisions contained herein. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, no Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall any Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent; it being expressly understood and agreed that the use of the word “Agent” is for convenience only, that Morgan Stanley and WFF are merely the representatives of the Lenders, and each only has the contractual duties set forth herein. Except as expressly otherwise provided in this Agreement, the Agents shall have and may use their sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that each such Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to the Agents, the Lenders agree that the Agents shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections of the Borrowers and their Subsidiaries, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances or portions of the Term Loan, for itself or on behalf of the Lenders as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections of the Borrowers and their Subsidiaries as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management accounts as the Agents deem necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections of the Borrowers and their Subsidiaries, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to the Borrowers, the Obligations, the Collateral, the Collections of the Borrowers and their Subsidiaries, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as each Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

16.2 Delegation of Duties. Each Agent may execute any of its duties under this Agreement or any other Loan Document by or through the agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

16.3 Liability of the Agents. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by any Borrower or Affiliate of any Borrower, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of the Borrowers or the books or records or properties of any of the Borrowers’ Subsidiaries or Affiliates.

16.4 Reliance by the Agents. The Agents shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrowers or counsel to any Lender), independent accountants and other experts selected by the Agents. The Agents shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document. Unless the Agents shall first receive such advice or concurrence of the requisite Lenders as they deem appropriate and until such instructions are received, the Agents shall refrain from acting as they may deem advisable. If any Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the requisite Lenders and such request and any action taken or any failure to act pursuant thereto shall be binding upon all of the Lenders.

16.5 Notice of Default or Event of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to such Agent for the account of the Lenders and except with respect to Events of Default of which such Agent has actual knowledge, unless such Agent shall have received written notice from a Lender or the Administrative Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Each Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which it has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and the Agents of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 16.4, each Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, however, that unless and until such Agent has received any such request, such Agent may refrain from taking such action with respect to such Default or Event of Default as it shall deem advisable.

16.6 Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons have made any representation or warranty to it, and that no act by any Agent hereinafter taken, including any review of the affairs of the Borrowers and their Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by an Agent, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrowers and any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.

16.7 Costs and Expenses; Indemnification. The Borrowers shall, jointly and severally, pay all Lender Group Expenses. Each Agent may incur and pay Lender Group Expenses to the extent such Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, reasonable attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not the Borrowers are obligated to reimburse the Agents or the Lenders for such expenses pursuant to this Agreement or otherwise. The Revolving Agent is authorized and directed to deduct and retain sufficient amounts from the Collections of the Borrowers and their Subsidiaries received by the Revolving Agent to reimburse the Agents for such out-of-pocket costs and expenses prior to the distribution of any amounts to the Lenders. In the event the Agents are not reimbursed for such costs and expenses from the Collections of the Borrowers and their Subsidiaries received by the Revolving Agent, each Lender hereby agrees that it is and shall be obligated to pay to or reimburse the Agents for the amount of such Lender’s Pro Rata Share thereof. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Borrowers and without limiting the obligation of the Borrowers to do so), according to their Pro Rata Shares, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct, nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or any portion of the Term Loan or any other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse the Agents upon demand for such Lender’s Pro Rata Share of any costs or out of pocket expenses (including reasonable fees and expenses of attorneys, accountants, advisors, and consultants fees and expenses) incurred by each Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that any Agent is not reimbursed for such expenses by or on behalf of the Borrowers. The undertaking in this Section 16.7 shall survive the payment of all Obligations hereunder and the resignation or replacement of any Agent.

16.8 The Agents in Individual Capacity. Morgan Stanley and its Affiliates and WFF and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with the Borrowers and their Subsidiaries and Affiliates and any other Person party to any Loan Documents as though Morgan Stanley or WFF, as applicable, were not an Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, Morgan Stanley or its Affiliates or WFF or its Affiliates may receive information regarding the Borrowers or their Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of the Borrowers or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Agent will use its reasonable best efforts to obtain), such Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include each of Morgan Stanley and WFF in its individual capacity.

16.9 Successor Agents. Any Agent may resign as the Revolving Agent, the Collateral Agent or the Administrative Agent upon forty-five (45) days’ notice to the Lenders (or such shorter period agreed to by such Agent and the Required Lenders), except that upon delivery of a Purchase Notice, any Agent may elect to resign, effective as of the closing of any purchase under Section 15.2(c). If any Agent resigns under this Agreement, the Required Lenders shall appoint a successor Agent for the Lenders. If no successor Agent is appointed prior to the effective date of the resignation of any Agent, such Agent may appoint, after consulting with the Lenders, a successor Agent. If an Agent has materially breached or failed to perform any material provision of this

Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace such Agent with a successor Agent from among the Lenders. In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Administrative Agent”, “Collateral Agent”, “Revolving Agent” or “Agent”, as applicable, shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent, the Collateral Agent, the Revolving Agent or the Agent, as applicable, under this Agreement. If no successor Agent has accepted appointment as a successor Agent by the effective date of a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of such Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

16.10 The Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrowers and their Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding the Borrowers or their Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of the Borrowers or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them. With respect to the Protective Advances, the Administrative Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same.

16.11 Withholding Taxes.

(a) All payments made by any Borrower hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes, and in the event any deduction or withholding of Taxes is required, each Borrower shall comply with the penultimate sentence of this Section 16.11(a), subject to receipt of the necessary forms from the Lenders. “Taxes” shall mean any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein measured by or based on the net income or net profits of the Lender) and all interest, penalties or similar liabilities with respect thereto. If any Taxes are so levied or imposed, each Borrower agrees to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16.11(a) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that the Borrowers shall not be required to increase any such amounts if the increase in such amount payable results from any Agent’s or such Lender’s own willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction). Each Borrower will furnish to the Lender, as promptly as possible after the date the payment of any Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by any Borrower.

(b) (i) If a Lender claims an exemption from United States withholding tax, such Lender shall deliver to the Administrative Agent (or, in the case of an assignee of a Lender which is (x) an Affiliate of such Lender and (y) for which an Assignment and Acceptance is not delivered to the Revolving Agent pursuant to Section 14.1(c), to the assigning Lender only, and in the case of a participant, to the Lender granting the participation only):

(A) if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed and executed IRS Form W-8BEN before receiving its first payment under this Agreement and at any other time reasonably requested in writing by the Administrative Agent or the assigning Lender, as applicable;

(B) if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form W-8ECI before receiving its first payment under this Agreement and at any other time reasonably requested in writing by the Administrative Agent or the assigning Lender, as applicable; or

(C) such other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax before receiving its first payment under this Agreement and at any other time reasonably requested in writing by the Administrative Agent or the assigning Lender, as applicable.

(ii) If a Lender claims an exemption from United States withholding tax pursuant to the portfolio interest exception, such Lender represents that such Lender is not (x) a “bank” as described in Section 881(c)(3)(A) of the IRC, (y) a 10% shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the IRC, or (z) a controlled foreign corporation related to any Borrower within the meaning of Section 864(d)(4) of the IRC and such Lender shall deliver to the Administrative Agent (or, in the case of an assignment to an Affiliate that is made pursuant to Section 14.1(c), to the assigning Lender) a properly completed IRS Form W-8BEN, before receiving its first payment under this Agreement and at any other time reasonably requested in writing by the Administrative Agent or the assigning Lender, as applicable.

Notwithstanding the foregoing, such Lender may provide a Form W-8IMY, where applicable, with appropriate forms attached thereto.

Each Lender agrees promptly to notify the Administrative Agent or the assigning Lender, as applicable, of any change in circumstances which would modify or render invalid any claimed exemption or reduction. Notwithstanding any other provision of this Section 16.11, no Lender shall be required to deliver any form that such Lender is not legally able to deliver.

(c) If a Lender claims an exemption from, or reduction of, withholding tax in a jurisdiction other than the United States, such Lender shall deliver to the Administrative Agent (or, in the case of an assignee of a Lender which is (x) an Affiliate of such Lender and (y) for which an Assignment and Acceptance is not delivered to the Revolving Agent pursuant to Section 14.1(c), to the assigning Lender only, and in the case of a participant, to the Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement and at any other time reasonably requested in writing by the Administrative Agent or the assigning Lender, as applicable.

Each Lender agrees promptly to notify the Administrative Agent or the assigning Lender, as applicable, of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(d) If any Lender is entitled to a reduction in the applicable withholding tax, the Revolving Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by Section 16.11(b) or Section 16.11(c) are not delivered in accordance therewith, then the Revolving Agent or the assigning Lender, as applicable, may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(e) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that any Agent or the assigning Lender, as applicable, did not properly withhold tax from amounts paid to or for the account of any Lender due to a failure on the part of the Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the proper Person of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold such Agent or the assigning Lender, as applicable, harmless for all amounts paid, directly or indirectly, by such Agent or the assigning Lender, as applicable, as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable by such Agent or the assigning Lender, as applicable, under this Section 16.11, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lenders under this Section 16.11(e) shall survive the payment of all Obligations and the resignation or replacement of such Agent.

16.12 Collateral Matters.

(a) The Lenders hereby irrevocably authorize the Collateral Agent, at its option and in its sole discretion, to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by the Borrowers of all Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if the Administrative Borrower certifies to the Collateral Agent that the sale or disposition is permitted under Section 6.4 or the other Loan Documents (and the Collateral Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which no Borrower or its Subsidiaries owned any interest at the time the Lender Group’s Liens was granted nor at any time thereafter, or (iv) constituting property leased to a Borrower or its Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this Agreement. Except as provided above, the Collateral Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders, or (z) otherwise, the Required Lenders. Upon request by the Collateral Agent or the Administrative Borrower at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 16.12; provided, however, that (1) the Collateral Agent shall not be required to execute any document necessary to evidence such release on terms that, in the Collateral Agent’s opinion, would expose the Collateral Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Borrowers in respect of) all interests retained by the Borrowers, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(b) No Agent shall have any obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by the Borrowers or is cared for, protected, or insured or has been encumbered, or that the Lender Group’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to any Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, each Agent may act in any manner it may deem appropriate, in its sole discretion given such Agent’s own interest in the Collateral in its capacity as one of the Lenders and that such Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.

16.13 Restrictions on Actions by the Lenders; Sharing of Payments.

(a) Each Agent and each of the Lenders agrees that it shall not, without the express written consent of the Administrative Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of the Administrative Agent, set off against the Obligations, any amounts owing by such Lender to the Borrowers or any Deposit Accounts of the Borrowers now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by the Agents, take or cause to be taken any action, including the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral. For the removal of doubt, this Section 16.13(a) does not limit the rights of the Issuing Lender with respect to the L/C Prepaid Account pursuant to Section 2.12(b).

(b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from an Agent pursuant to the terms of this Agreement, or (ii) payments from an Agent in excess of such Lender’s ratable portion of all such distributions, such Lender promptly shall (1) turn the same over to the Administrative Agent, in kind, and with such endorsements as may be required to negotiate the same to the Administrative Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

16.14 Agency for Perfection. Each Agent hereby appoints each other Agent and each other Lender as its agent (and each Lender and each such Agent hereby accepts such appointment) for the purpose of perfecting the Lender Group’s Liens on assets which, in accordance with Article 8 or Article 9, as applicable, of the Commercial Code can be perfected only by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify the Agents thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver possession or control of such Collateral to the Collateral Agent or in accordance with the Collateral Agent’s instructions.

16.15 Payments by the Agent to the Lenders. All payments to be made by any Agent to the Lenders shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to the Agents. Concurrently with each such payment, the transmitting Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

16.16 Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs each Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees that any action taken by any Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by any Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

16.17 Field Audits and Examination Reports; Confidentiality; Disclaimers by the Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:

(a) is deemed to have requested that the Collateral Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each a “Report” and collectively, “Reports”) prepared by or at the request of the Collateral Agent, and the Collateral Agent shall so furnish each Lender with such Reports,

(b) expressly agrees and acknowledges that the Collateral Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Collateral Agent or other party performing any audit or examination will inspect only specific information regarding the Borrowers and will rely significantly upon the books and records of the Borrowers and their Subsidiaries, as well as on representations of the Borrowers’ personnel,

(d) agrees to keep all Reports and other material, non-public information regarding the Borrowers and their Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.7, and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold each Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of the Borrowers; and (ii) to pay and protect, and indemnify, defend and hold each Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorneys fees and costs) incurred by such Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing: (x) any Lender may from time to time request of any Agent in writing that such Agent provide to such Lender a copy of any report or document provided by the Borrowers to such Agent that has not been contemporaneously provided by the Borrowers to such Lender, and, upon receipt of such written request, such Agent promptly shall provide a copy of same to such Lender, (y) to the extent that any Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from the Borrowers, any Lender may, from time to time, reasonably request that such Agent exercise such right as specified in such Lender’s notice to such Agent, whereupon such Agent promptly shall request of the Administrative Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from the Administrative Borrower, such Agent promptly shall provide a copy of same to such Lender, and (z) any time that such Agent renders to the Administrative Borrower a statement regarding the Loan Account, such Agent shall send a copy of such statement to each Lender.

16.18 Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of any Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of any Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 16.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

16.19 Bank Product Providers and F/X Providers. Each Bank Product Provider and each F/X Provider shall be deemed a party hereto for purposes of any reference in a Loan Document to the parties for whom the Agents are acting, it being understood and agreed that the rights and benefits of such Bank Product Provider or F/X Provider under the Loan Documents consist exclusively of such Bank Product Provider’s or F/X Provider’s right to share in payments and collections out of the Collateral as more fully set forth herein. In connection with any such distribution of payments and collections, the Agent shall be entitled to assume that no amounts are due to any Bank Product Provider or F/X Provider unless such Bank Product Provider or F/X Provider has notified the Agent in writing of the amount of any such liability owed to it prior to such distribution.

16.20 Disclosure of Classified Material.

(a) The Borrowers and the Lender Group acknowledge that due to the nature of the Borrowers’ business and their customers, certain items comprising the Collateral contain “classified” information or data (“Classified Material”) which may not be legally disclosed without proper authorization or security clearance (a “Security Clearance”). The Lender Group agrees that to the extent any representation, warranty, or covenant of any Borrower or right or remedy of the Lender Group contained in this Agreement or the other Loan Documents would otherwise require any Borrower to disclose Classified Material without a proper Security Clearance, such representation, warranty, covenant, right or remedy shall not apply with respect to obligations which would lead to such illegal disclosure; provided that any time a Borrower refuses, declines or otherwise fails to fulfill an obligation under this Agreement or the other Loan Documents due to an invocation of this provision or the substance thereof, such Borrower shall promptly provide written notice to the Agents of that fact certifying that it has complied with its obligations hereunder or under the other Loan Documents to the fullest extent possible without illegally disclosing Classified Material and, upon the reasonable request of the Administrative Agent, such Borrower shall provide evidence reasonably satisfactory to the Administrative Agent that the requested items of Collateral or information are in fact “classified”.

(b) The Lender Group acknowledges that, so long as no Event of Default has occurred and is continuing, no Lender may assign or participate all or any portion of its Advances, Term Loans or Commitments or otherwise assign any or all of its rights hereunder to any Person organized under the laws of a Tier 3 or 4 Country absent prior review and approval by the DSS.

17 GENERAL PROVISIONS.

17.1 Effectiveness. This Agreement shall be binding and deemed effective when executed by the Borrowers, the Agents, and each Lender whose signature is provided for on the signature pages hereof.

17.2 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each section hereof applies equally to this entire Agreement.

17.3 Interpretation. Neither this Agreement or any of the other Loan Documents nor any uncertainty or ambiguity herein or therein shall be construed or resolved against the Lender Group or the Borrowers, whether under any rule of construction or otherwise. On the contrary, this Agreement and the other Loan Documents have been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto and thereto. Time is of the essence in the Borrowers’ payment and performance of the Obligations.

17.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5 Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

17.6 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by any Borrower or the transfer to the Lender Group of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of the Borrowers automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

17.7 Confidentiality. The Agents and the Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding the Borrowers and their Subsidiaries, their operations, assets, and existing and contemplated business plans shall be treated by the Agents and the Lenders in a confidential manner, and shall not be disclosed by any Agent or any Lender to Persons who are not parties to this Agreement, except (a) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group, (b) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers); provided, however, that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.7, (c) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, (d) as may be agreed to in advance by the Administrative Borrower or its Subsidiaries or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, (e) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by any Agent or any Lender), (f) in connection with any assignment, prospective assignment, sale, prospective sale, participation or prospective participations, or pledge or prospective pledge of any Lender’s interest under this Agreement; provided, however, that any such assignee, prospective assignee, purchaser, prospective purchaser, participant, prospective participant, pledgee, or prospective pledgee shall have agreed in writing to receive such information hereunder subject to the terms of this Section 17.7, and (g) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, however, that, unless prohibited by applicable law, statute, regulation, or court order, such Lender or such Agent shall: (x) where legally permissible, notify the Administrative Borrower of any request by any court, governmental or administrative agency, or pursuant to any subpoena or other legal process for disclosure of any such non-public material information concurrent with, or, if practicable, prior to the disclosure thereof, and (y) notify all other Persons described in clause (a) above that they are bound by, the provisions of this Section 17.7. The provisions of this Section 17.7 shall survive the payment in full of the Obligations.

17.8 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

17.9 Parent as the Agent for the Borrowers. Each Borrower hereby irrevocably appoints the Parent as the borrowing agent and attorney-in-fact for all of the Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until the Administrative Agent and the Revolving Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide the Agents with all notices with respect to Advances, portions of the Term Loan and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Advances, portions of the Term Loan and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral of the Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the Borrowers in the most efficient and economical manner and at their request, and that the Lender Group shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loan Account and Collateral of the Borrowers as herein provided, (b) the Lender Group’s relying on any instructions of the Administrative Borrower, or (c) any other action taken by the Lender Group hereunder or under the other Loan Documents, except that the Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 17.9 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.

17.10 Parties Including Trustees; Bankruptcy Court Proceedings. This Agreement, the other Loan Documents, and all Liens created hereby or pursuant hereto or to any other Loan Document, shall be binding upon each Borrower, the Estate of each Borrower, and any trustee or successor in interest of any Borrower in the Chapter 11 Cases or any subsequent case commenced under Chapter 7 of the Bankruptcy Code, and shall not be subject to Section 365 of the Bankruptcy Code. This Agreement and the other Loan Documents shall be binding upon, and inure to the benefit of, the successors of the Agents and the Lenders and their respective assigns, transferees and endorsees. The Liens created by this Agreement and the other Loan Documents shall be and remain valid and perfected in the event of the substantive consolidation or conversion of any Chapter 11 Case to a case under Chapter 7 of the Bankruptcy Code or in the event of dismissal of the Chapter 11 Cases or the release of any Collateral from the jurisdiction of the Bankruptcy Court for any reason, without the necessity that the Lenders file financing statements or otherwise perfect their security interests or Liens under applicable law.

17.11 The Agents and the Lenders as Parties in Interest. Each Borrower hereby stipulates and agrees that, until the repayment in full of the Obligations and the termination of this Agreement, each Agent and each Lender is and shall remain a party in interest in the Chapter 11 Cases and shall have the right to participate, object and be heard in any motion or proceeding in connection therewith. Nothing in the Agreement or the other Loan Documents shall be deemed to be a waiver of any rights or remedies that any Agent or any Lender may have under applicable law or by agreement. Without limitation of the foregoing, each Agent and each Lender shall have the right to make any motion or raise any objection it deems to be in its interest (specifically including objections to use of proceeds of the Borrowings, to payment of professional fees and expenses or the amount thereof, to sales or other transactions outside the ordinary course of business or to assumption or rejection of any executory contract or lease), until the repayment in full of the Obligations and the termination of this Agreement.

17.12 Section 506(c) Waiver. In consideration of the Advances, Term Loans and other financial accommodations being made available to the Borrowers by the Agents and the Lenders, the Borrowers hereby agree not to assert and affirmatively waive any claim they otherwise might have under section 506(c) of the Bankruptcy Code and agree that the Collateral securing the Obligations may not be charged with any costs or expenses they or their estates may have except with respect to the priority provided under this Agreement for the Carve-Out Expenses.

17.13 Waiver of Chapter 5 Claims. In consideration of the Advances, Term Loans and other financial accommodations being made available to the Borrowers by the Agents and the Lenders, the Borrowers hereby agree not to assert and hereby affirmatively waive any claim they may have under Chapter 5 of the Bankruptcy Code against the Agents and the Lenders in any form or manner whatsoever and affirmatively waive any right they may have to challenge the extent and validity of the Liens granted to the Interim DIP Lenders pursuant to the Pre-Petition Secured Notes Loan Documents as security for the Pre-Petition Secured Notes Obligations and further release each Agent and each Lender from and affirmatively waive any and all other claims relating to this Agreement they may have against any Agent and any Lender from the beginning of time to the date hereof.

17.14 Reversal of Payments. To the extent the Borrowers make a payment or payments to the Agents or the Lenders or any Agent or Lender shall receive any payment(s) or proceeds of the Collateral for the Borrowers’ benefit, which payment(s) or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment(s) or proceeds received, the Obligations and the Pre-Petition Secured Notes Obligations or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment(s) or proceeds had not been received.

17.15 Acknowledgement of Security Interests. The Borrowers hereby acknowledge, confirm and agree that the Trustee, for the benefit of the Pre-Petition Secured Notes Lenders (including the Interim DIP Lenders), has valid, enforceable and perfected second priority Liens on and security interests in all of the Primed Assets pursuant to the Pre-Petition Secured Notes Loan Documents as in effect on the Petition Date to secure all of the Pre-Petition Secured Notes Obligations.

17.16 Binding Effect of Documents. The Borrowers hereby acknowledge, confirm and agree that: (a) the agreements and obligations of the Borrowers contained in the Pre-Petition Secured Notes Loan Documents constitute the legal, valid and binding obligations of the Borrowers that are parties thereto enforceable against them in accordance with their respective terms and the Borrowers have no valid defense, offset or counterclaim to the enforcement of such obligations (other than those arising as a consequence of the Chapter 11 Cases), and (b) the Pre-Petition Secured Notes Lenders (including the Interim DIP Lenders) under the Pre-Petition Secured Notes Loan Documents are and shall be entitled to all of the rights, remedies and benefits provided for in the Pre-Petition Secured Notes Loan Documents (except to the extent that the exercise thereof is stayed pursuant to section 362 of the Bankruptcy Code as a consequence of the Chapter 11 Cases).

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

SILICON GRAPHICS, INC.,
a Delaware corporation, as debtor and
debtor-in-possession

By:	/s/ Kathy Lanterman
Name:	Kathy Lanterman
Title:	Senior Vice President and Chief Financial Officer

SILICON GRAPHICS FEDERAL, INC.,
a Delaware corporation, as debtor and
debtor-in-possession

By:	/s/ Kathy Lanterman
Name:	Kathy Lanterman
Title:	Vice President

SILICON GRAPHICS WORLD TRADE CORPORATION, a Delaware corporation, as debtor and debtor-in-possession

By:	/s/ Kathy Lanterman
Name:	Kathy Lanterman
Title:	Senior Vice President and Chief Financial Officer

MORGAN STANLEY SENIOR FUNDING, INC., a Delaware corporation, as Sole Lead Arranger, Sole Bookrunner, Administrative Agent and a Lender

By:	/s/ Jason Colodne
Title:	Vice President

WELLS FARGO FOOTHILL, INC.,
a California corporation, as Collateral Agent, Revolving Agent and a Lender

By:	/s/ Thomas Forbath
Title:	Vice President

QUADRANGLE MASTER FUNDING LTD.

By: Quadrangle Debt Recovery Advisors LLC, its Advisor

/s/ Andrew Herenstein
By:	Andrew Herenstein
Its:	Member

WATERSHED TECHNOLOGY HOLDINGS, LLC

By: Watershed Asset Management, L.L.C., its Investment Manager

/s/ Meridee A. Moore
By:	Meridee A. Moore
Its:	Senior Managing Member

ENCORE FUND, L.P.

By: Symphony Asset Management LLC, its General Partner

/s/ Neil L. Rudolph
By:	Neil L. Rudolph
Its:	Chief Operating Officer

SCHEDULE 1.1

DEFINITIONS

As used in the Agreement, the following terms shall have the following definitions:

“6.50% Notes Indenture” has the meaning specified therefor in the Introductory Statement.

“6.50% Secured Notes” means the 6.50% Senior Secured Convertible Notes due 2009 issued pursuant to the 6.50% Notes Indenture.

“11.75% Notes Indenture” has the meaning specified therefor in the Introductory Statement.

“11.75% Secured Notes” means the 11.75% Senior Secured Notes due 2009 issued pursuant to the 11.75% Notes Indenture.

“Account” means an “account” (as that term is defined in the Commercial Code).

“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.

“ACH Transactions” means any cash management or related services (including the Automated Clearing House processing of electronic fund transfers through the direct Federal Reserve Fedline system) provided by a Bank Product Provider for the account of the Administrative Borrower or its Subsidiaries.

“Ad Hoc Committee” means the ad hoc committee of certain holders of the 6.50% Secured Notes.

“Administrative Agent” has the meaning specified therefor in the Introductory Statement.

“Administrative Borrower” has the meaning specified therefor in Section 17.9.

“Advances” has the meaning specified therefor in Section 2.1(a).

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of Section 6.13 (a) any Person which owns directly or indirectly 20% or more of the Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 20% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed to be an Affiliate of such Person, (b) each director (or comparable manager) of a Person

SCHEDULE 1.1 - 1

shall be deemed to be an Affiliate of such Person, and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed an Affiliate of such Person.

“Agent-Related Persons” means each of the Agents, together with their respective Affiliates, officers, directors, employees, attorneys, and agents.

“Agent’s Account” means the Deposit Account of the Revolving Agent identified on Schedule A-1.

“Agents” means the Administrative Agent, the Collateral Agent and the Revolving Agent and “Agent” means any one of them.

“Agreement” means the $130,000,000 Post-Petition Loan and Security Agreement to which this Schedule 1.1 is attached.

“Allowed Committee Expenses” means, collectively, the actual, necessary expenses incurred by members of the Committee that are allowed by a Final Order of the Bankruptcy Court as administrative expenses pursuant to Section 503(b)(3)(F) of the Bankruptcy Code.

“Allowed Retained Professionals’ Compensation” means, collectively, the compensation for actual, necessary services rendered by, and the reimbursement for actual, necessary expenses of, retained professionals that are awarded to such retained professionals by a Final Order of the Bankruptcy Court pursuant to Section 330(a)(1) of the Bankruptcy Code.

“Assignee” has the meaning specified therefor in Section 14.1(a).

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1.

“Authorized Person” means any officer or employee of the Administrative Borrower.

“Availability” means, as of any date of determination, the amount that the Borrowers are entitled to borrow as Advances under the Revolving Commitment hereunder (after giving effect to all then outstanding Obligations (other than Bank Product Obligations) and all sublimits and reserves then applicable hereunder).

“Avoidance Actions” means, collectively, all avoidance claims and actions of the Estates arising under Sections 544, 545, 547, 548, 549, 550 or 553 of the Bankruptcy Code.

“Bank Product” means any financial accommodation extended to the Administrative Borrower or its Subsidiaries by a Bank Product Provider (other than pursuant to the Agreement) including (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, and (g) transactions under Hedge Agreements.

“Bank Product Agreements” means, collectively, those agreements entered into from time to time by the Administrative Borrower or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any Bank Product.

“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Administrative Borrower or its Subsidiaries to any Bank Product Provider pursuant to or evidenced by the Bank Product Agreements, irrespective of whether for the payment of money, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that the Administrative Borrower or its Subsidiaries are obligated to reimburse to any Agent or any member of the Lender Group as a result of such Agent or such member of the Lender Group purchasing participations from, or executing indemnities or reimbursement obligations to, a Bank Product Provider with respect to a Bank Product provided by such Bank Product Provider to the Administrative Borrower or its Subsidiaries; provided, that the Bank Product Obligations shall not include the F/X Obligations.

“Bank Product Providers” means Morgan Stanley, Wells Fargo or any of their respective Affiliates; provided, that the Bank Product Providers shall not include any F/X Provider in such capacity.

“Bank Product Reserve” means, as of any date of determination, the lesser of (a) $175,000, and (b) the amount of reserves that the Revolving Agent has established (based upon a Bank Product Provider’s reasonable determination of the credit exposure of the Administrative Borrower and its Subsidiaries in respect of Bank Products made available by such Bank Product Provider) in respect of Bank Products then provided or outstanding; provided, however, that in order to qualify as a Bank Product Reserve, such reserve must be established at or about the time that the applicable Bank Product Provider first provides the applicable Bank Product.

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York.

“Base LIBOR Rate” means the rate per annum, determined by the Revolving Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/100%), to be the rate at which Dollar deposits (for delivery on the first day of the requested Interest Period) are offered to major banks in the London interbank market on or about 11:00 a.m. (London time) two (2) Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR

Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by the Administrative Borrower in accordance with the Agreement, which determination shall be conclusive in the absence of manifest error.

“Base Rate” means, the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

“Base Rate Loan” means the portion of any Advance or the Term Loan that bears interest at a rate determined by reference to the Base Rate.

“Benefit Plan” means a “defined benefit plan” (as that term is defined in Section 3(35) of ERISA) for which any Borrower or ERISA Affiliate of any Borrower has been an “employer” (as that term is defined in Section 3(5) of ERISA) within the past 6 years.

“Board of Directors” means the board of directors (or comparable managers) of Parent or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Books” has the meaning ascribed to such term in Section 7.1(a)(ii).

“BofA Funding Partner” is a subset of the defined term Funding Partner and has the meaning specified in the definition of Funding Partner.

“BofA Program Agreements” is a subset of the defined term Program Agreements and has the meaning specified in the definition of Program Agreements.

“Borrowers” has the meaning specified therefor in the Introductory Statement and “Borrower” means any of them.

“Borrowing” means a borrowing hereunder consisting of: (a) Advances made on the same day by one or more of the Lenders with a Revolver Commitment (or the Revolving Agent on behalf thereof), or by the Revolving Agent in the case of a Protective Advance, in each case, to the Administrative Borrower; or (b) some or all of the Term Loan made on the same day by the Term Loan Lenders to the Administrative Borrower.

“Budget” means the twenty-six (26) week cash flow budget of the Borrowers for receipts and disbursements, attached hereto as Exhibit B-2, delivered to and accepted by the Administrative Agent on behalf of the Lender Group, together with any updated or replacement budget delivered thereafter that is satisfactory to the Administrative Agent and the Required Lenders in their Permitted Discretion (or deemed to be so acceptable pursuant to Section 5.3(a)).

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the State of California or the State of New York.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Carve-Out Event” means at any time an Event of Default has occurred and is continuing.

“Carve-Out Expenses” means the sum of the following, (a) any unpaid fees payable to the United States Trustee pursuant to 28 U.S.C. § 1930 and any fees payable to the Clerk of the Bankruptcy Court; (b) all Allowed Retained Professionals’ Compensation and Allowed Committee Expenses incurred prior to the Carve-Out Event and (c) Allowed Retained Professionals’ Compensation and Allowed Committee Expenses incurred after a Carve-Out Event in an aggregate amount not to exceed $1,500,000 after the occurrence of such Carve-Out Event, of which amount, an amount up to $35,000 in the aggregate may be used for the reasonable fees and expenses of chapter 7 trustee in a case of any of the Borrowers under chapter 7 of the Bankruptcy Code (the “Professional Expense Cap”); provided, that any payments actually made on account of such Allowed Retained Professionals Compensation, Allowed Committee Expenses or incurred by a chapter 7 trustee (subject to the limitations set forth herein) under sections 330 or 331 of the Bankruptcy Code or any other provision of the Bankruptcy Code or order of the Bankruptcy Court after the occurrence of a Carve-Out Event (and during the continuance of such Carve-Out Event) on account of fees and expenses actually incurred after the occurrence of a Carve-Out Event shall reduce the Professional Expense Cap on a dollar-for-dollar basis.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either S&P or Moody’s, (c) commercial paper or other money market instruments maturing no more than 1 year from the date of acquisition thereof and, at the time of acquisition, having a short term debt rating of A 1 or P 1, or better, or a long-term debt rating of BBB or better, from S&P or Moody’s, and (d) certificates of deposit or bankers’ acceptances maturing within 1 year from the date of acquisition thereof either (i) issued by any bank which has a rating of A or A2, or better, from S&P or Moody’s, or (ii) constituting certificates of deposit less than or equal to $100,000 in the aggregate issued by any other bank insured by the Federal Deposit Insurance Corporation.

“Cash Management Account” has the meaning specified therefor in Section 2.7(a). For the removal of doubt, the L/C Prepaid Account is not a Cash Management Account.

“Cash Management Agreements” means those certain cash management agreements, in form and substance satisfactory to the Collateral Agent, each of which is among the Administrative Borrower or one of its Subsidiaries, the Collateral Agent, and one of the Cash Management Banks.

“Cash Management Bank” has the meaning specified therefor in Section 2.7(a).

“Change of Control” means that (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as that term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 35%, or more, of the Stock of Parent having the right to vote for the election of members of the Board of Directors, or (b) a majority of the members of the Board of Directors do not constitute Continuing Directors.

“Chapter 11 Cases” means the cases commenced under the Bankruptcy Code by the Borrowers on the Petition Date.

“Chattel Paper” has the meaning ascribed to such term in Section 7.1(a)(iii).

“Classified Material” has the meaning specified therefor in Section 16.20.

“Closing Date” means the date on which the Administrative Agent sends the Administrative Borrower a written notice that each of the conditions precedent set forth in Section 3.1 either has been satisfied or has been waived.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Borrower in or upon which a Lien is granted to or for the benefit of the Lender Group under Section 7.1, under any of the Loan Documents or by an order of the Bankruptcy Court.

“Collateral Agent” has the meaning specified therefor in the Introductory Statement.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) of the Borrowers.

“Commercial Code” means the New York Uniform Commercial Code, as in effect from time to time.

“Commercial Tort Claims” has the meaning ascribed to such term in Section 7.1(a).

“Commitment” means, with respect to each Lender, its Revolver Commitment, its Term Loan Commitment, or its Total Commitment, as the context requires, and, with respect to all Lenders, their Revolver Commitments, their Term Loan Commitments, or their Total Commitments, as the context requires, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 14.1.

“Committee” has the meaning specified therefor in Section 7.3.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 delivered by the chief financial officer of Parent to the Agents.

“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Parent on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Parent and whose initial assumption of office resulted from such contest or the settlement thereof.

“Contracts” has the meaning specified therefor in this Schedule 1.1 under the definition of “Permitted Liens.”

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to the Collateral Agent, executed and delivered by the Administrative Borrower or one of its Subsidiaries, the Collateral Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Copyright” has the meaning specified therefor in Section 7.1.

“Copyright Security Interest Assignment Agreement” means any agreement, in form and substance satisfactory to the Administrative Agent and the Collateral Agent, pursuant to which the Collateral Agent obtains, for the benefit of the Lender Group, by grant or assignment including as may be specified in the Final Financing Order, a security interest in all of the Copyrights that constitute Collateral.

“Daily Balance” means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means any Lender that fails to make any Advance (or other extension of credit) that it is required to make hereunder on the date that it is required to do so hereunder.

“Defaulting Lender Rate” means (a) for the first three (3) days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Advances (or the Term Loan, if applicable) that are Base Rate Loans (inclusive of the margin applicable thereto described in Section 2.3(b).

“Department of Labor” means the United States Department of Labor.

“Deposit Account” means any “deposit account” (as that term is defined in the Commercial Code).

“Designated Account” means the Deposit Account of the Administrative Borrower identified on Schedule D-1.

“Designated Account Bank” has the meaning specified therefor in Schedule D-1.

“Direct Rent-Pay Letter of Credit” means an L/C (a) as to which the beneficiary thereunder is a lessor of real property to the Borrower, (b) under which such beneficiary may present monthly drafts for draws for “Basic Rent” or the like due under the lease between such Borrower and such beneficiary with respect to such real property, and (c) which will automatically be reinstated in the amount of such a draw unless the Underlying Issuer gives a notice within the time set forth in such L/C to such beneficiary that it does not wish to reinstate such amount.

“Disclosure Statement” means the disclosure statement, as amended, modified or supplemented from time to time with the prior consent of the Ad Hoc Committee and the Lenders, filed in connection with the Reorganization Plan.

“Dollars” or “$” means United States dollars.

“Domestic Cash Liquidity” means, as of any date of determination, the amount of Availability plus the amount of cash and cash equivalents of the Borrowers in Cash Management Accounts as of such date.

“Domestic Subsidiary” means any Subsidiary of a Borrower which is not a Foreign Subsidiary.

“DSS” means the United States Defense Security Service.

“Eligible Transferee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $250,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $250,000,000, provided, however, that such bank is acting through a branch or agency located in the United States, (c) a finance company (other than an entity which is an Affiliate of IBM, Sun Microsystems, Hewlett Packard, Dell, Inc., or Apple Computer, Inc.), insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates and Related Funds) total assets in excess of $250,000,000, (d) any Lender or any Affiliate (other than individuals) of a Lender, and (e) during the continuation of an Event of Default, any other Person approved by the Revolving Agent.

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of any Borrower or any of their predecessors in interest, (b) from any assets, properties, or businesses of any Subsidiary of a Borrower (or any predecessor in interest of such Subsidiary) material to the business of the Borrowers and their Subsidiaries, taken as a whole, (c) from adjoining properties or businesses, or (d) from or onto any facilities which received Hazardous Materials generated by any Borrower, any Subsidiary of a Borrower or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Borrower or any Subsidiary of a Borrower, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equipment” means “equipment” (as that term is defined in the Commercial Code).

“Equity Interests” means all Stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any person, or any obligations convertible into or exchangeable for, or giving any person a right, option or warrant to acquire, such equity interests or such convertible or exchangeable obligations.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of a Borrower or a Subsidiary of a Borrower under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of a Borrower or a Subsidiary of a Borrower under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which a Borrower or a Subsidiary of a Borrower is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with a Borrower or a Subsidiary of a Borrower and whose employees are aggregated with the employees of a Borrower or a Subsidiary of a Borrower under IRC Section 414(o).

“ERISA Event” means (a) a Reportable Event with respect to any Benefit Plan or Multiemployer Plan, (b) the withdrawal of the Borrower or ERISA Affiliates from a Benefit Plan during a Plan year in which it was a “substantial employer” (as that term is defined in Section 4001(a)(2) of ERISA), (c) the providing of notice of intent to terminate a Benefit Plan in a distress termination (as described in Section 4041(c) of ERISA), (d) the institution by the PBGC of proceedings to terminate a Benefit Plan or Multiemployer Plan, (e) any event or condition (i) that provides a basis under Section 4042(a)(1), (2), or (3) of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan, or (ii) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA, (f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of the Borrower or ERISA Affiliates from a Multiemployer Plan, or (g) providing any security to any plan under Section 401(a)(29) of the IRC by the Borrower or its Subsidiaries or any of their ERISA Affiliates.

“Estates” means, collectively, the bankruptcy estates of the Borrowers in the Chapter 11 Cases created pursuant to Section 541(a) of the Bankruptcy Code.

“Estates Property” means, collectively, all property that is or at any time becomes property of the Estates on or after the Petition Date pursuant to Section 541(a) of the Bankruptcy Code; but expressly excluding Avoidance Actions.

“Event of Default” has the meaning specified therefor in Section 8.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Extraordinary Receipts” means any Collections received by any Borrower or any of their Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.4(c)(ii)), including (a) pension plan reversions, (b) proceeds of insurance (including proceeds of the key man life insurance policies), (c) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (d) condemnation awards (and payments in lieu thereof), (e) indemnity payments and (f) any purchase price adjustment received in connection with any purchase agreement; provided, however, that any funding or co-funding receipts in respect of research and development shall not be considered Extraordinary Receipts.

“Federal Reserve Board” means the Board of the Federal Reserve System or any Governmental Authority succeeding to its functions.

“Fee Letter” means that certain fee letter among the Borrowers and the Agents, in form and substance satisfactory to the Agents.

“F.I.C.A.” means the Federal Insurance Contribution Act.

“Final Financing Order” means the order of the Bankruptcy Court entered in the Chapter 11 Cases after a final hearing under Bankruptcy Rule 4001(c)(2) or such other procedures as approved by the Bankruptcy Court which order shall be satisfactory in form and substance to the Agents and the Lenders, together with all extensions, modifications and amendments thereto, which, among other matters but not by way of limitation, authorizes the Borrowers to obtain credit, incur (or guaranty) Indebtedness, refinance and repay the Pre-Petition Obligations and the Junior Lien DIP Facility with Borrowings hereunder, deem all Pre-Petition Letters of Credit to be Letters of Credit issued under the Agreement, and grant the Lender Group’s Lien and the Lenders’ Post-Petition Super-Priority as provided for under the Agreement and the other Loan Documents.

“Final Order” means an order of the Bankruptcy Court (a) as to which (i) the time to appeal, petition for certiorari or other similar proceedings, or move for reargument or rehearing shall have expired and (ii) no notice of appeal, appeal, petition for certiorari or other similar proceedings, writ of certiorari or similar writ, motion for reargument or rehearing, or order for reargument or rehearing shall then be pending, or (b) if a notice of appeal, appeal, petition for certiorari or other proceedings, writ of certiorari or similar writ, motion for reargument or rehearing, or order for reargument or rehearing with respect to such order of the Bankruptcy Court shall have been filed or sought, (i) such order shall have been affirmed by the highest court to which such order was appealed, certiorari or similar writ shall have been denied, or reargument or rehearing shall have been denied or resulted in no modification of such order, and (ii) the time to appeal, petition for certiorari or other similar proceedings, or move for reargument or rehearing with respect thereto shall have expired, other than with respect to those exceptions set forth in Rules 59 and 60(b) of the Federal Rules of Civil Procedure, as applicable in the Chapter 11 Cases.

“Foreign Subsidiary” means any Subsidiary of a Borrower which is organized under the laws of a jurisdiction other than the United States of America or any state or Governmental Authority thereof.

“Funding Date” means the date on which a Borrowing occurs.

“Funding Losses” has the meaning specified therefor in Section 2.13(b)(ii).

“Funding Partner” shall mean both individually and/or collectively, as the context may require, (A) BAL Global Finance, LLC f/k/a Fleet Business Credit, LLC f/k/a Fleet Business Credit Corporation, or Banc of America Leasing & Capital, LLC, (each of the entities in this Clause (A), a “BofA Funding Partner”), and (B) Key Bank and National City Capital Corporation (fka Information Leasing Corporation), in each case, party to any Program Agreements with any of the Borrowers, or any predecessor, successor or assignee of the applicable Funding Partner. The term Funding Partner shall also include any other entity, the inclusion of which within such term is approved by the prior written consent of the Administrative Agent, and who (subject to such approval) shall become party to any Program Agreement with any of the Borrowers, or any successor or assignee thereof.

“F.U.T.A.” means the Federal Unemployment Tax Act.

“F/X Account” means an Account in the name of the F/X Provider maintained at the F/X Provider, an affiliate of the F/X Provider or a custodian for the F/X Provider into which collateral is posted by or on behalf of one or more of the Borrowers under the F/X Agreement.

“F/X Agreement” means that certain ISDA Master Agreement entered into by one or more of the Borrowers and the F/X Provider, together with the Schedule and the Credit Support Annex thereto, in each case in form satisfactory to the Agents, and all Transactions thereunder (and Confirmations with respect thereto); provided that the aggregate notional amount or currency amount (as applicable) with respect to all outstanding Transactions thereunder shall not exceed $30,000,000 (or its equivalent in any other currency, determined as of the trade date of the relevant Transaction).

“F/X Obligations” means all obligations of any Borrower under the F/X Agreement to make payments to the F/X Provider under, pursuant to or in connection with the F/X Agreement, including the payment of any fees, expenses, charges or reimbursement pursuant thereto.

“F/X Provider” means Morgan Stanley or any of its affiliates that becomes, or any other Lender that with the consent of the Administrative Agent becomes, the counterparty of one or more of the Borrowers under the F/X Agreement.

“F/X Required Amount” has the meaning specified therefor in Section 2.4(b).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“General Intangibles” means general intangibles as defined in the Commercial Code and shall include to the extent not otherwise included, all payment intangibles, contract rights, rights to payment, rights arising under common law, statutes or regulations, choses or things in action, goodwill (including all goodwill associated with any Trademark, Patent or Copyright), Patents, Trademarks, Copyrights, URLs and domain names, industrial designs, other industrial or intellectual property or rights therein or applications therefor, whether under license or otherwise, programs, programming materials, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, including intellectual property licenses, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, pension plan refunds and refund claims, insurance premium rebates or refunds, tax refunds and refund claims, tax credits, uncertificated securities, and all other personal property other than commercial tort claims, Accounts, Chattel Paper, Deposit Accounts, goods, Investment Related Property, Negotiable Collateral and all oil, gas or other minerals before extraction.

“Global Unrestricted Cash” means (i) Domestic Cash Liquidity plus (ii) cash and Cash Equivalents of the Foreign Subsidiaries that are not subject to any security interest, lien, charge, pledge, control agreement, or other restriction on the use thereof by any such Foreign Subsidiary.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means any and all agreements, or documents now existing or hereafter entered into by the Administrative Borrower or any of its Subsidiaries that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging the Administrative Borrower’s or any of its Subsidiaries’ exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.

“Holdout Lender” has the meaning specified therefor in Section 15.2(a).

“Inactive Subsidiaries” means the Domestic Subsidiaries listed on Schedule I-1.

“Indebtedness” means (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers’ acceptances, interest rate swaps, or other financial products, (c) all obligations as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations to pay the deferred purchase price of assets (other than trade debt incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations owing under Hedge Agreements and (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (f) above.

“Indemnified Liabilities” has the meaning specified therefor in Section 11.3.

“Indemnified Person” has the meaning specified therefor in Section 11.3.

“Indentures” has the meaning specified therefor in the Introductory Statement.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intellectual Property Collateral” has the meaning specified therefor in Section 7.1(a).

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2, or 3 months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first (1st) day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is one (1), two (2), or three (3) months after the date on which the Interest Period began, as applicable, and (e) the Borrower may not elect an Interest Period which will end after the Maturity Date.

“Interim DIP Lenders” has the meaning specified therefor in the Introductory Statement.

“Inventory” means “inventory” (as that term is defined in the Commercial Code).

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, relocation and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business consistent with past practice), purchases or other acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Investment Related Property” means any investment property as that term is defined in the Commercial Code and shall include in any event to the extent not otherwise included in such definition of investment property all of the Pledged Interests.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“IRS” means the Internal Revenue Service.

“Issuing Lender” means WFF or any other Lender that, at the request of the Administrative Borrower and with the consent of the Revolving Agent, agrees, in such Lender’s sole discretion, to become an Issuing Lender for the purpose of issuing L/Cs or L/C Undertakings pursuant to Section 2.12.

“Junior Lien DIP Facility” has the meaning specified therefor in the Introductory Statement.

“L/C” has the meaning specified therefor in Section 2.12(a) and, as specified in Section 2.12(b), includes all letters of credit issued under the Pre-Petition Credit Facility and outstanding on the Closing Date. Without limiting the generality of the foregoing, the term “L/C” under the Agreement specifically includes the Pre-Petition Letters of Credit.

“L/C Charges” means all fees, costs, charges, and expenses, other than L/C Fees, due or to become due to the Issuing Lender or the Underlying Issuer under, pursuant to, or in connection with a Letter of Credit, including issuance fees, amendment fees, renewal fees, transfer fees, negotiation fees, commissions, and wire charges. For the removal of doubt, L/C Charges do not include any L/C Fees.

“L/C Disbursement” means a payment made by the Issuing Lender, including to itself, under, pursuant to, or in connection with a Letter of Credit, including of any reimbursement obligation with respect to any Letters of Credit, any L/C Fees, and any L/C Charges.

“L/C Fees” means the Letter of Credit fees from time to time to be paid to the Issuing Lender pursuant to Section 2.6(b), including any increase thereof pursuant to Section 2.6(c)(ii). For the removal of doubt, L/C Fees do not include any L/C Charges.

“L/C Obligations” means all obligations of the Borrowers under the Agreement to make payments to the Issuing Lender under, pursuant to, or in connection with any Letter of Credit, including all reimbursement obligations with respect to any Letter of Credit, all L/C Fees, and all L/C Charges.

“L/C Prepaid Account” shall mean an account (a) in the name of the Issuing Lender, (b) maintained at WFF, (c) which account earns interest at a rate equal to the ninety (90) day certificate of deposit rate as announced by Wells Fargo from time to time, (d) into which the Borrowers pay the Prepaid Reimbursement Funds, (e) which account is maintained by the Issuing Lender for the prepayment of the Borrowers’ L/C Obligations, and (f) from which account the payments and disbursements specified in Section 2.12(b) are made.

“L/C Undertaking” has the meaning specified therefor in Section 2.12(a).

“Lender Group” means, individually and collectively, each of the Lenders (including the Issuing Lender) and each of the Agents.

“Lender Group Expenses” means all (a) fees, costs, or expenses (including taxes, insurance premiums, L/C Fees, and L/C Charges required to be paid by a Borrower under any of the Loan Documents that are paid, advanced, due to, or incurred by the Lender Group, (b) fees or charges reasonably paid or incurred by the Agents in connection with the Lender Group’s transactions with the Borrowers, including fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and Commercial Code searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication and appraisal (including periodic collateral appraisals or business valuations), including the cost of real estate surveys, real estate title policies and endorsements, and environmental audits, in each case to the extent of the fees and charges (and up to the amount of any limitation) authorized in the Agreement, (c) costs and expenses incurred by the Agents in the disbursement of funds to or for the account of the Borrowers or other members of the Lender Group (by wire transfer or otherwise), (d) charges paid or incurred by the Agents resulting from the dishonor of checks, (e) reasonable costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) audit fees and expenses of the Agents related to any inspections or audits to the extent of the fees and charges (and up to the amount of any limitation) authorized in the Agreement, (g) reasonable costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group’s relationship with any Borrower arising under the Loan Documents, (h) each Agent’s and each Lender’s reasonable fees, costs and expenses (including attorneys’ fees) incurred in advising, structuring, drafting, reviewing, administering, syndicating, or amending the Loan Documents, (i) reasonable fees and expenses of any financial advisor or consultant utilized by the Lender Group in connection with the Agreement, (j) each Agent’s and each Lender’s reasonable fees, costs and expenses (including reasonable attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including reasonable fees and expenses of attorneys, accountants, consultants, and other advisors incurred in connection with a “workout”, a “restructuring”, the Chapter 11 Cases or any other Insolvency Proceeding concerning any Borrower or any Foreign Subsidiary or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral and (k) out-of-pocket costs and expenses of the Agents and the Lenders (including all reasonable fees, expenses and disbursements of counsel, financial advisors and consultants) incurred in connection with the Chapter 11 Cases and the administration, enforcement and protection of any rights and remedies under the Loan Documents

“Lender Group’s Liens” means the Liens of the Collateral Agent (including all Liens deemed assigned to the Collateral Agent pursuant to the Final Financing Order) securing the Obligations pursuant to the Loan Documents and the Final Financing Order with the senior, priming priority provided pursuant to Section 364(d)(1) of the Bankruptcy Code by the Final Financing Order; provided, however, that the Lender Group’s Liens shall at all times be junior and subordinate to Senior Claims and the Carve-Out Expenses.

“Lender-Related Person” means, with respect to each Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

“Lenders” has the meaning set forth in the Introductory Statement, and shall include any other Person made a party to the Agreement in accordance with the provisions of Section 14.1, and “Lender” shall mean any one of the Lenders.

“Lenders’ Post-Petition Super Priority” means the super priority administrative expense status of the Obligations pursuant to Section 364(c)(1) of the Bankruptcy Code provided by the Final Financing Order; provided, however, that the Lenders’ Post-Petition Super Priority shall at all times be junior and subordinate to the Carve-Out Expenses.

“Letter of Credit” means an L/C or an L/C Undertaking, as the context requires.

“Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit (calculated, as to any Letter of Credit denominated in a currency other than Dollars, in Dollars at the then current exchange rate for such currency).

“LIBOR Deadline” has the meaning specified therefor in Section 2.13(b)(i).

“LIBOR Notice” means a written notice in the form of Exhibit L-1.

“LIBOR Option” has the meaning specified therefor in Section 2.13(a).

“LIBOR Rate” means, for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by the Revolving Agent (rounded upwards, if necessary, to the next 1/100%) by dividing (a) the Base LIBOR Rate for such Interest Period, by (b) 100% minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

“LIBOR Rate Loan” means each portion of an Advance or the Term Loan that bears interest at a rate determined by reference to the LIBOR Rate.

“Lien” means any interest in property securing an obligation owed to, or a claim by, any Person other than the owner of the asset, irrespective of whether (a) such interest is based on the common law, statute, or contract, (b) such interest is recorded or perfected and (c) such interest is contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances. Without limiting the generality of the foregoing, “Lien” includes (a) the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes, (b) reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property and (c) the right of setoff or offset to the extent thereof.

“Loan Account” has the meaning specified therefor in Section 2.10.

“Loan Documents” means the Agreement, the Bank Product Agreements, the Cash Management Agreements, the Control Agreements, the Fee Letter, the Letters of Credit, the Mortgages, the Copyright Security Interest Assignment Agreement, the Patent Security Interest Assignment Agreement, the Trademark Security Interest Assignment Agreement, the F/X Agreement, any note or notes executed by a Borrower in connection with the Agreement and payable to a member of the Lender Group, the Final Financing Order, all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matters whether heretofore, now or hereafter executed by or on behalf of any Borrower, or any employee of any Borrower, and delivered to any Agent or any Lender in connection with the Agreement or the transactions contemplated thereby and any other agreement entered into, now or in the future, by any Borrower and the Lender Group in connection with the Agreement.

“Material Adverse Change” means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Borrowers, taken as a whole, (b) a material impairment of a Borrower’s ability to perform its obligations under the Loan Documents to which it is a party or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of the Lender Group’s Liens with respect to the Collateral as a result of an action or failure to act on the part of a Borrower or a Subsidiary of a Borrower.

“Maturity Date” has the meaning specified therefor in Section 3.3.

“Maximum Revolver Amount” means $30,000,000.

“Moody’s” means Moody’s Investors Service, Inc.

“Morgan Stanley” means Morgan Stanley Senior Funding, Inc., a Delaware corporation.

“Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by a Borrower in favor of the Collateral Agent, in form and substance satisfactory to the Collateral Agent, that encumber the Real Property.

“Multiemployer Plan” means a “multiemployer plan” (as that term is defined in Section 3(37) of ERISA) to which the Borrower or any ERISA Affiliate is making, is obligated to make, has made or has been obligated to make, contributions on behalf of participants who are or were employed by any of them, other than a plan described in Section 4(b)(4) of ERISA.

“Negotiable Collateral” has the meaning specified therefor in Section 7.1(a).

“Net Cash Proceeds” means, with respect to any sale or disposition by any Person or any Subsidiary thereof of property or assets, the amount of Collections received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to any Agent or any Lender under the Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such disposition, (ii) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, and (iii) taxes paid or payable to any taxing authorities by such Person or such Subsidiary in connection therewith, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate and are properly attributable to such transaction.

“Obligations” means (a) all loans (including the Term Loan), Advances, debts, principal, interest, L/C Obligations, premiums, liabilities (including all amounts charged to the Borrowers’ Loan Account pursuant hereto), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), charges, costs, Lender Group Expenses, lease payments, guaranties, covenants, and duties of any kind and description owing by the Borrowers to the Lender Group pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all Lender Group Expenses that the Borrowers are required to pay or reimburse by the Loan Documents, by law, or otherwise (including the Chapter 11 Cases), and (b) all Bank Product Obligations. Any reference in the Agreement or in the other Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof.

“Obligor” has the meaning specified therefor in Section 5.20.

“Originating Lender” has the meaning specified therefor in Section 14.1(f).

“Overadvance” has the meaning specified therefor in Section 2.5.

“Parallel Debt Undertaking” has the meaning specified therefor in Section 5.20(b).

“Parent” has the meaning specified therefor in the Introductory Statement.

“Participant” has the meaning specified therefor in Section 14.1(f).

“Participant Register” has the meaning specified therefor in Section 14.1(k).

“Patent” has the meaning specified therefor in Section 7.1(a).

“Patent Security Interest Assignment Agreement” means any agreement, in form and substance satisfactory to the Administrative Agent and the Collateral Agent, pursuant to which the Collateral Agent obtains, for the benefit of the Lender Group, by grant or assignment including as may be specified in the Final Financing Order, a security interest in all of the Patents that constitute Collateral.

“PBGC” means Pension Benefit Guaranty Corporation as defined in Title IV of ERISA, or any successor entity.

“Permitted Discretion” means a determination made honestly in fact and in the exercise of reasonable (from the perspective of a secured debtor-in-possession lender) business judgment.

“Permitted Dispositions” means (a) sales or other dispositions of Equipment, Inventory and other fixed assets (other than Real Property Collateral) that are substantially worn, damaged, or obsolete in the ordinary course of business, (b) sales of

Inventory to buyers in the ordinary course of business, (c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents, (d) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, (e) the lease or sublease (in a Borrower’s or a Subsidiary’s capacity as lessor or sublessor, as the case may be) of real property in the ordinary course of business or that, in the discretion of the Board of Directors, is necessary and appropriate in its business judgment, (f) sales and other dispositions of assets provided for and disclosed in the Budget subject to any necessary approvals of the Bankruptcy Court, and (g) sales or other dispositions of assets of Foreign Subsidiaries in an aggregate amount of up to $250,000.

“Permitted Investments” means (a) Investments in cash and Cash Equivalents, (b) Investments in negotiable instruments for collection, (c) advances made in connection with purchases of goods or services in the ordinary course of business, (d) Investments received in settlement of amounts due to a Borrower or its Subsidiaries effected in the ordinary course of business or owing to a Borrower or its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of a Borrower or its Subsidiaries, (e) Investments by any Foreign Subsidiary in Parent or a Domestic Subsidiary, (f) Investments by any Foreign Subsidiary in another Foreign Subsidiary, (g) Investments by any Borrower in another Borrower, (h) intercompany Investments (other than Investments described in clause (e), (f) or (g) of this definition) so long as the aggregate outstanding amount of such Investments does not exceed $5,000,000 at any time and such Investment is repaid to one or more of the Borrowers within five (5) Business Days, and (i) Investments provided for and disclosed in the Budget; provided that no Investment under any of clause (h) or (i) may be made during the continuance of an Event of Default or if any such Investment would, individually or in the aggregate, result in a Default or Event of Default after giving effect thereto.

“Permitted Liens” means (a) the Lender Group’s Liens, (b) Liens for unpaid taxes, assessments, or other governmental charges or levies (i) that are not yet delinquent, (ii) to the extent non-payment thereof is permitted by the Bankruptcy Code, or (iii) do not constitute an Event of Default hereunder and are the subject of Permitted Protests, (c) judgment Liens that do not constitute an Event of Default under Section 8 of the Agreement, (d) Liens set forth on Schedule P-1, (e) the interests of lessors under operating leases, (f) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as such Lien attaches only to the asset purchased or acquired and the proceeds thereof, (g) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of the Borrowers’ business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests, (h) Liens on amounts deposited in connection with obtaining worker’s compensation or other unemployment insurance, (i) Liens on amounts deposited in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money, (j) Liens on amounts deposited as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business, (k) with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof, (l) Liens in favor of the Trustee securing the Indebtedness issued, as of the Closing Date, under the Indentures, (m) Liens on those leases, lease schedules, installment sales agreements, security agreements, chattel paper and other instruments and documents (collectively, the “Contracts”) assigned by any of the Borrowers to any Funding Partners and the goods, equipment, payments, guaranties and proceeds related to any of such Contracts in favor of the Funding Partners, in each case solely to the extent sold, conveyed, pledged, assigned or transferred pursuant to the Program Agreements among any of the Borrowers and each separate Funding Partner, (n) the interests of the Issuing Lender in the L/C Prepaid Account and of the F/X Provider in the F/X Account and (o) the Carve-Out Expenses.

“Permitted Protest” means the right of the Administrative Borrower or any of its Subsidiaries to protest any Lien, taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided, however, that (a) a reserve with respect to such obligation is established on a Borrower’s or any of its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by the Administrative Borrower or any of its Subsidiaries, as applicable, in good faith, and (c) the Agents are satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of the Lender Group’s Liens.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness incurred after the Closing Date in an aggregate principal amount outstanding at any one time not in excess of $1,000,000.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Petition Date” means May 8, 2006.

“Plan” means any employee benefit plan, program, or arrangement maintained or contributed to by the Borrower or with respect to which it may incur liability.

“Plan Term Sheet” means that certain Plan Term Sheet dated May 5, 2006 and attached hereto as Exhibit P-1.

“Pledged Companies” means each Person listed on Schedule P-3 hereto as a “Pledged Company”, together with each other Person, all or a portion of whose Equity Interests are acquired or owned by a Borrower after the Closing Date.

“Pledged Interests” means all of each Borrower’s right, title and interest in and to all of any Equity Interests, whether now owned or hereafter acquired, regardless of class or designation including the Borrowers’ Equity Interests in each of the Pledged Companies, and all substitutions, replacements, proceeds and rights relating thereto, all certificates representing the Borrowers’ Equity Interests, all warrants, options, share appreciation rights and other rights and interests, contractual, pecuniary or otherwise, in respect of all such Equity Interests and all dividends, distributions, profits, surplus or other compensation or payment, in cash or in kind from time to time received, receivable, or otherwise distributed in connection with, on account of or in exchange for any of the foregoing.

“Post-Petition” means the time period beginning immediately after the filing of the Chapter 11 Cases.

“Prepaid Reimbursement Funds” means cash paid to the Issuing Lender in an amount equal to the face amount of all Letters of Credit outstanding from time to time under the Agreement (calculated, as to any Letter of Credit denominated in a currency other than Dollars, in Dollars at the then current exchange rate for such currency) to be held in the L/C Prepaid Account and all amounts earned on the Prepaid Reimbursement Funds, all in accordance with Section 2.12.

“Pre-Petition” means the time period ending immediately prior to the filing of the Chapter 11 Cases.

“Pre-Petition Agent” has the meaning specified therefor in the Introductory Statement.

“Pre-Petition Credit Facility” has the meaning specified therefor in the Introductory Statement.

“Pre-Petition Indebtedness” means all Indebtedness of any of the Borrowers and their Subsidiaries outstanding on the Petition Date immediately prior to the Petition Date.

“Pre-Petition Letters of Credit” means all letters of credit issued under the Pre-Petition Credit Facility and outstanding, in whole or in part, or drawn, in whole or in part, and not reimbursed in full, on the Closing Date, including those certain letters of credit identified on Schedule 2.12(e).

“Pre-Petition Secured Notes Indenture” has the meaning specified therefor in the Introductory Statement.

“Pre-Petition Secured Notes Lenders” means collectively the several financial institutions and other entities from time to time holders of the 6.50% Secured Notes.

“Pre-Petition Secured Notes Loan Documents” means the Pre-Petition Secured Notes Indenture and any other agreement, contract or instrument entered into by any Borrower and the Pre-Petition Secured Notes Lenders in connection with the Pre-Petition Secured Notes Indenture.

“Pre-Petition Secured Notes Obligations” shall mean all loans, advances, debts, liabilities and obligations for monetary amounts (whether or not such amounts are liquidated or determinable) owing by the Borrowers prior to the Petition Date, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by a note, agreement or other instrument, in each case to the extent arising under any of the Pre-Petition Secured Notes Loan Documents. This term includes all interest, charges, expenses, attorney’s fees and any other sum chargeable or payable under any of the Pre-Petition Secured Notes Loan Documents.

“Pre-Petition Senior Lenders” has the meaning specified therefor in the Introductory Statement.

“Pre-Petition Senior Loan Documents” means “Loan Documents” as defined in the Pre-Petition Credit Facility.

“Pre-Petition Obligations” means “Obligations” as defined in the Pre-Petition Credit Facility.

“Primed Assets” means all property and interests in property and proceeds thereof now owned or hereafter acquired in or upon which a Lien has been granted to the Trustee under any of the Pre-Petition Secured Notes Loan Documents or the 11.75% Secured Notes Documents.

“Proceeds” means (a) all “proceeds” as defined in the Commercial Code; (b) ”proceeds”, “products”, “offspring”, “profits”, “rents”, or “fees, charges, accounts, or other payments for the use or occupancy of rooms and other public facilities in hotels, motels, or other lodging properties” as those terms and phrases are utilized in Section 552(b) of the Bankruptcy Code; (c) all proceeds and products, whether tangible or intangible, of any Collateral, including proceeds of insurance for casualty, loss, damage, business interruption or otherwise and all commercial tort claims covering or relating to any or all Collateral; (e) all Collections, money, or other tangible or intangible property resulting from the sale, lease, license, exchange, collection, or other disposition of any Collateral; (f) the proceeds of any award in condemnation with respect to any of the property of the Borrowers; (g) any rebates or refunds, whether for taxes or otherwise to which the Borrowers or their Subsidiaries are entitled; (h) all proceeds of any item otherwise constituting proceeds under another clause of this definition, or any portion thereof or interest therein, and, to the extent not otherwise included, any indemnity, warranty, or guaranty payable by reason of loss or damage to, or otherwise with respect to any of the Collateral; and (i) to the extent not otherwise included above, whatever is received or realized from, on account of or related to the sale, lease, license, exchange, collection, disposition (whether voluntary or involuntary) or exploitation of any property including payments or other proceeds on, under or of any indemnity or guaranty payable to any Borrower or any Lender from time to time with respect to any of the Investment Related Property or other Collateral.

“Professional” means any attorney, accountant, appraiser, auctioneer, financial advisor, consultant, or other professional Person within the meaning of Sections 327(a) or 1103(a) of the Bankruptcy Code.

“Professional Expense Cap” has the meaning specified therefor in this Schedule 1.1 under the definition of “Carve-Out Expenses.”

“Program Agreements” means (A) that certain “without recourse purchase agreement dated February 26, 2004” and “amended and restated lease program agreement dated August 31, 2001” (each of the agreements in this clause (A), a “BofA Program Agreement”) and (B) that certain “without recourse purchase agreement dated May 13, 2004” and “without recourse repurchase agreement dated March 8, 2004”, between any of the Borrowers and any of the Funding Partners, as previously amended and in effect as of the date hereof, and as may be amended from time to time hereafter with the prior written consent of the Administrative Agent. The term Program Agreement shall also include any similar agreement with a Funding Partner who is approved, and the Program Agreement applicable thereto is approved, with the prior written consent of the Administrative Agent.

“Pro Rata Share” means:

(a) with respect to a Revolver A Lender’s obligation to make Advances and right to receive payments of principal, interest, fees, costs and expenses with respect thereto, (i) prior to the Revolver A Commitment being reduced to zero, the percentage obtained by dividing (A) such Lender’s Revolver A Commitment, by (B) the aggregate Revolver A Commitments of all of the Revolver A Lenders, and (ii) from and after the time that the Revolver A Commitment has been terminated or reduced to zero, the percentage obtained by dividing (A) the aggregate principal amount of such Lender’s Advances by (B) the aggregate principal amount of all Advances by all Revolver A Lenders;

(b) with respect to a Revolver B Lender’s obligation to make Advances and right to receive payments of principal, interest, fees, costs and expenses with respect thereto, (i) prior to the Revolver B Commitment being reduced to zero, the percentage obtained by dividing (A) such Lender’s Revolver B Commitment, by (B) the aggregate Revolver B Commitments of all of the Revolver B Lenders, and (ii) from and after the time that the Revolver B Commitment has been terminated or reduced to zero, the percentage obtained by dividing (A) the aggregate principal amount of such Lender’s Advances by (B) the aggregate principal amount of all Advances by all Revolver B Lenders;

(c) with respect to a Term Loan A Lender’s obligation to make the Term Loan A and right to receive payments of interest, fees, and principal with respect thereto, (i) prior to the making of the Term Loan, the percentage obtained by dividing (A) such Lender’s Term Loan A Commitment, by (B) the aggregate amount of all of the Term Loan A Lenders’ Term Loan A Commitments, and (ii) from and after making of the Term Loan A, the percentage obtained by dividing (A) the principal amount of such Term Loan A Lender’s portion of the Term Loan A, by the (B) the principal amount of the Term Loan A;

(d) with respect to a Term Loan B Lender’s obligation to make a Term Loan B and right to receive payments of interest, fees, and principal with respect thereto, (i) prior to the making of the Term Loan B, the percentage obtained by dividing (A) such Lender’s Term Loan B Commitment, by (B) the aggregate amount of all of the Term Loan B Lenders’ Term Loan B Commitments, and (ii) from and after making of the Term Loan B, the percentage obtained by dividing (A) the principal amount of such Term Loan B Lender’s portion of the Term Loan B, by the (B) the principal amount of the Term Loan B; and

(e) with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 16.7), the percentage obtained by dividing (i) such Lender’s Revolver Commitment plus such Lender’s Term Loan Commitment, by (ii) the aggregate amount of Revolver Commitments of all of the Lenders plus the aggregate amount of Term Loan Commitments of all of the Lenders; provided, however, that in the event the Revolver Commitments and the Term Loan Commitments have been terminated or reduced to zero, Pro Rata Share shall be the percentage obtained by dividing (i) the outstanding principal amount of such Lender’s Advances plus the outstanding principal amount of such Lender’s portion of the Term Loan, by (ii) the principal amount of all outstanding Advances plus the outstanding principal amount of the Term Loan.

“Protective Advances” has the meaning specified therefor in Section 2.3(d)(i).

“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within twenty (20) days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

“Purchase Notice” has the meaning specified therefor in Section 15.2(c).

“Purchase Price” had the meaning specified therefor in Section 15.2(c).

“Real Property” means the Real Property Collateral or any real property hereafter acquired by any Borrower and the improvements thereto.

“Real Property Collateral” means the Real Property identified on Schedule R-1.

“Record” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

“Register” has the meaning specified therefor in Section 14.1(i).

“Registered Loan” means a loan recorded on the Register pursuant to Section 14.1(i).

“Registered Note” has the meaning specified therefor in Section 2.16.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (d) conduct any other actions with respect to Hazardous Materials authorized by Environmental Laws.

“Reorganization Plan” means the joint Chapter 11 plan of reorganization agreed to by the Borrowers and the Ad Hoc Committee prior to the Petition Date, in form and substance substantially in accordance with the terms of the Plan Term Sheet, as amended, modified or supplemented from time to time with the prior consent of the Ad Hoc Committee and the Lenders.

“Replacement Lender” has the meaning specified therefor in Section 15.2(a).

“Report” has the meaning specified therefor in Section 16.17(a).

“Reportable Event” means any of the events described in Section 4043(c) of ERISA or the regulations thereunder other than a Reportable Event as to which the provision of thirty (30) days notice to the PBGC is waived under applicable regulations.

“Required Lenders” means, at any time, the Required Revolving Lenders plus the Required Term Lenders.

“Required Revolving Lenders” means the Revolving Lenders whose Pro Rata Shares aggregate 50.1% or more as determined pursuant to clause (a) of the definition of “Pro Rata Share” plus the Revolving Lenders whose Pro Rata Shares aggregate 50.1% or more as determined pursuant to clause (b) of the definition of “Pro Rata Share.”

“Required Term Lenders” means the Term Loan Lenders whose Pro Rata Shares aggregate 50.1% or more as determined pursuant to clause (c) of the definition of “Pro Rata Share” plus the Term Loan Lenders whose Pro Rata Shares aggregate 50.1% or more as determined pursuant to clause (d) of the definition of “Pro Rata Share.”

“Reserve Percentage” means, on any day, for any Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

“Retained Professional” means a Professional employed by the Borrowers or any Committee pursuant, respectively, to Sections 327(a) or 1103 of the Bankruptcy Code.

“Retiree Health Plan” means an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA that provides benefits to individuals after termination of their employment, other than as required by Section 601 of ERISA.

“Revolver A Advances” means Advances made by the Revolver A Lenders.

“Revolver A Commitment” means, with respect to each Lender, its Revolver A Commitment, and, with respect to all of the Lenders, their Revolver A Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C, or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 14.1.

“Revolver A Lenders” means the Lenders with a Revolver A Commitment.

“Revolver B Advances” means Advances made by the Revolver B Lenders.

“Revolver B Commitment” means, with respect to each Lender, its Revolver B Commitment, and, with respect to all of the Lenders, their Revolver B Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C, or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 14.1.

“Revolver B Lenders” mean the Lenders with a Revolver B Commitment.

“Revolver Commitment” means the Revolver A Commitment and the Revolver B Commitment.

“Revolver Usage” means, as of any date of determination, the amount of outstanding Advances.

“Revolving Agent” has the meaning specified therefor in the Introductory Statement.

“Revolving Lenders” means the Lenders with a Revolver Commitment.

“S&P” means Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Scheduled Intellectual Property Collateral” has the meaning set forth in Section 4.15.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Secured Obligations” has the meaning assigned to such term in Section 5.20(a).

“Securities Account” means any “securities account” (as that term is defined in the Commercial Code).

“Security Clearance” has the meaning specified therefor in Section 16.20(a).

“Senior Claims” means (a) the payment in full of the amount due under the Pre-Petition Senior Loan Documents, the Liens and security interest of the Pre-Petition Senior Lenders; (b) valid, perfected and unavoidable Liens existing on the Closing Date and listed on Schedule P-1 (other than the Pre-Petition Liens in favor of the Trustee securing the Indebtedness issued, as of the Closing Date, under the Indentures (which Liens are specifically “primed” by the Liens created under the Loan Documents)), (c) Liens described in clauses (h), (i), (j) and (k) of the definition of “Permitted Liens”, (d) Liens permitted by clauses (e) and (f) of the definition of “Permitted Liens”, (e) to the extent such Liens are entitled to priority under applicable law, Liens described in clauses (b) and (g) of the definition of “Permitted Liens” and (f) to the extent such Liens are valid, enforceable and perfected as of the Petition Date under applicable law, or to the extent such Liens arise after the Petition Date and are also valid, enforceable and perfected under applicable law, Liens described in clause (m) of the definition of “Permitted Liens”.

“Settlement” has the meaning specified therefor in Section 2.3(e)(i).

“Settlement Date” has the meaning specified therefor in Section 2.3(e)(i).

“Sole Bookrunner” means Morgan Stanley.

“Sole Lead Arranger” means Morgan Stanley.

“Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

“Super-Priority Claims” has the meaning specified therefor in Section 7.4.

“Supporting Obligations” has the meaning ascribed to such term in Section 7.1(a).

“Syndication Agent” means Wells Fargo Foothill, Inc.

“Taxes” has the meaning specified therefor in Section 16.11(a).

“Term Loan” means the Term Loan A and the Term Loan B.

“Term Loan A” has the meaning specified therefor in Section 2.2(a).

“Term Loan A Commitment” means with respect to all of the Lenders, their Term Loan A Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C, or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts shall be reduced by any portion of the Term Loan made by such Lender or the Lenders, as applicable, and as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 14.1.

“Term Loan B” has the meaning specified therefor in Section 2.2(b).

“Term Loan B Commitment” means with respect to all of the Lenders, their Term Loan B Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C, or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts shall be reduced by any portion of the Term Loan made by such Lender or the Lenders, as applicable, and as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 14.1.

“Term Loan Commitment” means, with respect to each Lender, its Term Loan A Commitment plus its Term Loan B Commitment, and, with respect to all of the Lenders, their Term Loan A Commitments plus their Term Loan B Commitments.

“Term Loan Lenders” means those Lenders designated as Term Loan A Lenders or Term Loan B Lenders on Schedule C.

“Threshold Equipment” means, as of the date of determination, no less than 80% of the Borrowers’ Equipment, as measured by book value, other than demonstration systems.

“Threshold Inventory” means, as of the date of determination, no less than 80% of the Borrowers’ Inventory, as measured by book value, other than demonstration systems.

“Tier 3 or 4 Country” means any country designated by the U.S. Federal Export Administration Regulations (Sections 740.7(c) and 740.7(d)) as a Tier 3 or 4 country.

“Total Commitment” means, with respect to each Lender, its Total Commitment, and, with respect to all of the Lenders, their Total Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C, or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 14.1.

“Trademarks” has the meaning specified therefor in the Section 7.1(a).

“Trademark Security Interest Assignment Agreement” means any agreement, in form and substance satisfactory to the Administrative Agent and the Collateral Agent, pursuant to which the Collateral Agent obtains, for the benefit of the Lender Group, by grant or assignment including as may be specified in the Final Financing Order, a security interest in all of the Trademarks that constitute Collateral.

“Trustee” means U.S. Bank National Association, a national banking association organized and existing under the laws of the United States, as indenture trustee under the Indentures.

“Underlying Issuer” means a third Person which is the beneficiary of an L/C Undertaking and which has issued a letter of credit at the request of the Issuing Lender for the benefit of the Borrowers.

“Underlying Letter of Credit” means a letter of credit that has been issued by an Underlying Issuer.

“United States” means the United States of America.

“URL” means “uniform recourse locator,” an internet web address.

“U.S. Trustee” means the United States Trustee for the region that includes the district of the Bankruptcy Court.

“Voidable Transfer” has the meaning specified therefor in Section 17.6.

“Wells Fargo” means Wells Fargo Bank, N.A., a national banking association organized and existing under the laws of the United States.

“WFF” means Wells Fargo Foothill, Inc., a California corporation.